UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Vista Outdoor Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2

Dear Vista Outdoor Stockholders:

As previously announced on July 30, 2023, Vista Outdoor Inc. (“Vista Outdoor”, “the Company” or “we”) adjourned the special meeting of its stockholders (the “Special Meeting”) to 9:00 am (Central Time) on September 13, 2024. The Special Meeting has been convened for the purpose of stockholders considering and voting on the following proposals.

●
A proposal to adopt the Agreement and Plan of Merger, dated as of October 15, 2023 (as may be amended from time to time, the “Merger Agreement”), among Vista Outdoor, Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc. (“Merger Sub Parent”), CSG Elevate III Inc., a wholly owned subsidiary of Merger Sub Parent (“Merger Sub”), and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s. (“CSG”), pursuant to which, on the terms and conditions set forth therein and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent (the “Merger” and, together with the other transactions contemplated by the Merger Agreement and the related transaction documents, the “Transaction”) (the “Merger Proposal”);

●
A proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger (the “Advisory Compensation Proposal”); and

●
A proposal to approve adjournments of the Special Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to the Vista Outdoor stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) to the extent required by a court of competent jurisdiction, (iii) if there are insufficient shares of common stock, par value $0.01 per share, of Vista Outdoor represented to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal” and, together with the Merger Proposal and the Advisory Compensation Proposal, the “Proposals”).

No business will be voted on at the Special Meeting other than the Proposals. For further information with respect to the Proposals, please refer to the proxy statement/prospectus first mailed to stockholders of the Company on or about April 9, 2024 and the various supplements to such proxy statement/prospectus (collectively, the “Proxy Statement/Prospectus”), which have each been filed with the Securities and Exchange Commission and available on the Internet at www.sec.gov and on the website of the Company, located at www.vistaoutdoor.com. The record date for the Special Meeting is April 1, 2024.

Pursuant to Section 251(c) of the DGCL, a copy of the Merger Agreement and the amendments thereto (as of the date of this notice) are attached as Annexes A-E to this notice.

If the Merger is completed, Vista Outdoor stockholders who do not vote in favor of the Merger Proposal, who continuously hold their shares of Vista Outdoor Common Stock through the effective time of the Merger and who properly demand appraisal of their shares of Vista Outdoor Common Stock in compliance with the requirements of Section 262 of the DGCL will be entitled to exercise appraisal rights in connection with the Merger under Section 262 of the DGCL. For additional information about appraisal rights, see the summary of appraisal rights attached as Annex F to this notice. A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

The Special Meeting will be held virtually and stockholders who wish to attend the Special Meeting may access the meeting on September 13, 2024 via the following link: www.virtualshareholdermeeting.com/VSTO2024SM.

Stockholders accessing the link will then be prompted to enter the 16-digit control number included in their proxy card, or in the instructions provided by their bank, broker or other financial intermediary (for those who hold their shares in “street name”). Once admitted to the Special Meeting, stockholders will be able to submit their proxies electronically and submit any questions during the meeting.

The Vista Outdoor Board continues to recommend that the Vista Outdoor stockholders vote  “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal at the Special Meeting. Vista Outdoor encourages you to read the Proxy Statement/Prospectus and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 37 of the Proxy Statement/Prospectus.

If you have any questions about the Proxy Statement/Prospectus or the Special Meeting or need assistance with voting procedures, you should contact Innisfree M&A Incorporated at +1 (877) 750-9499 (toll free) or +1 (212) 750-5833 (banks and brokers).

On behalf of the Vista Outdoor Board, thank you for your consideration and continued support.

Sincerely,

Eric Nyman

Co-Chief Executive Officer

Jason R. Vanderbrink

Co-Chief Executive Officer

Michael Callahan

Chair

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated October 15, 2023

Among

VISTA OUTDOOR INC.

REVELYST, INC.

CSG ELEVATE II INC.

CSG ELEVATE III INC.

and, solely for the purposes of the Guarantor Provisions,

CZECHOSLOVAK GROUP A.S.

i

Annex I	Glossary of Defined Terms
Exhibit A	Separation Agreement
Exhibit B	Subscription Agreement
Exhibit C	Employee Matters Agreement
Exhibit D	Transition Services Agreement

Exhibit E	Manhattan Manufacturing and Supply Agreement
Exhibit F	Anoka Sublease
Exhibit G	Bentonville Sublease
Exhibit H	Certificate of Incorporation of the Surviving Corporation
Exhibit I	Bylaws of the Surviving Corporation

THIS AGREEMENT AND PLAN OF MERGER, dated October 15, 2023 (this “Agreement”), is among VISTA OUTDOOR INC., a Delaware corporation (“Company”), REVELYST, INC., a Delaware corporation and a direct wholly owned Subsidiary of Company (“Outdoor Products”), CSG ELEVATE II INC., a Delaware corporation (“Parent”), CSG ELEVATE III INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for the purposes of the Guarantor Provisions, CZECHOSLOVAK GROUP a.s., a joint stock company incorporated under the laws of the Czech Republic (“Guarantor”).

WHEREAS Company is currently engaged in the Outdoor Products Business and the Company Business;

WHEREAS, upon the terms and subject to the conditions of that certain Separation Agreement by and between Company and Outdoor Products dated on the date of this Agreement and attached as Exhibit A to this Agreement (the “Separation Agreement”), Company shall effect the Separation (as defined in the Separation Agreement) pursuant to which, among other things, the assets and liabilities of the Outdoor Products Business will be transferred to Outdoor Products and thereby separated from the Company Business;

WHEREAS, in connection with the Merger (as defined below), on the Closing Date, Parent and Company shall enter into a subscription agreement, substantially in the form attached as Exhibit B to this Agreement (the “Subscription Agreement”), pursuant to which Parent will subscribe for Company Common Stock upon the terms and subject to the conditions thereof (the “Subscription”);

WHEREAS the parties intend that, following completion of the Pre-Closing Separation and the Subscription, upon the terms and subject to the conditions of this Agreement, (i) Merger Sub shall be merged with and into Company (the “Merger”), with Company surviving the Merger and becoming a wholly owned subsidiary of Parent and (ii) each share of Company Common Stock issued and outstanding immediately prior to the Merger (other than (A) any such shares of Company Common Stock held by Company, its Subsidiaries or by Parent and (B) any Appraisal Shares) shall be converted into the right to receive the Merger Consideration; and

WHEREAS, concurrently with the execution of this Agreement, as an inducement to and condition of Company’s and Outdoor Products’ willingness to enter into this Agreement, Parent has obtained the Financing Commitments.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

The Subscription and the Merger

Section 1.01.          The Subscription.

(a)            At or before the Closing, each of Company and Parent shall execute and deliver the Subscription Agreement.

(b)           Upon the terms and subject to the conditions set forth in this Agreement and the Subscription Agreement, immediately following the completion of the Internal Transactions, on the Closing Date, but prior to the Effective Time, (i) Parent shall subscribe for the Subscription Amount of Company Common Stock and (ii) immediately following the Subscription, Company shall transfer to Outdoor Products, in exchange for shares of Outdoor Products Common Stock, the Contribution Amount.

(c)          The number of shares of Outdoor Products Common Stock issued to Company pursuant to the Contribution (as defined in the Separation Agreement) shall equal (i) the number of shares of Company Common Stock outstanding on the Closing Date immediately following completion of the Internal Transactions (but excluding all shares of Company Common Stock to be canceled pursuant to Section 2.01(b) and all Appraisal Shares) minus (ii) the number of shares of Outdoor Products Common Stock outstanding at such time, such that the Merger Consideration distributed in accordance with Section 2.03 shall comprise all of the issued and outstanding shares of Outdoor Products Common Stock, all of which shall, immediately prior to such distribution, be held by Company.

Section 1.02.        The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company.  As a result of the Merger, at the Effective Time, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation in the Merger.  Company, as the surviving corporation following the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”.

Section 1.03.          Closing.  The closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., New York City time, on the third Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII (other than (a) the condition set forth in Section 7.01(d); provided that such condition is reasonably capable of being satisfied immediately prior to the Closing and (b) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, (i) the parties shall not be required to effect the Closing until the earlier of (A) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to Company and (B) the final day of the Marketing Period and (ii) the parties shall not be required to effect the Closing, and this Agreement may be terminated pursuant to and in accordance with Section 8.01(b), in the event that the final day of the Marketing Period shall have not occurred on or before the End Date.  Notwithstanding the foregoing, the Closing may be consummated at such other place, time or date as shall be agreed in writing between Company and Parent.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.04.         Effective Time.  On the Closing Date, Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Company and Parent shall agree and specify in the Certificate of Merger in accordance with the DGCL.  The time the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.05.          Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

Section 1.06.          Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)            Subject to Section 6.05, at the Effective Time, the certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety, in the form set forth in Exhibit H, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  Each of Company, Merger Sub and Parent shall take all action necessary to carry out the actions contemplated by this Section 1.06(a).

(b)           Subject to Section 6.05, at the Effective Time, the bylaws of Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in their entirety, in the form set forth in Exhibit I, and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.  Each of Company, Merger Sub and Parent shall take all action necessary to carry out the actions contemplated by this Section 1.06(b).

Section 1.07.        Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.  Each of Company, Merger Sub and Parent shall take all action necessary to implement the provisions of this Section 1.07.

ARTICLE II

Conversion of Shares; Exchange of Certificates

Section 2.01.         Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Company, Outdoor Products, Parent, Merger Sub or the holder of any shares or securities of Company, Outdoor Products, Parent or Merger Sub:

(a)           each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b)           each share of common stock, par value $0.01 per share, of Company (“Company Common Stock”) that is owned by Company, any of its Subsidiaries or Parent (in each case, if any) immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)           subject to Section 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 2.01(b) and any Appraisal Shares) shall be converted into the right to receive (i) one fully paid and non-assessable share of Outdoor Products Common Stock and (ii) $12.90 (clauses (i) and (ii), together, the “Merger Consideration”).  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or evidence of shares in book-entry form that, in each case, immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate (or evidence of shares of Company Common Stock held in book-entry form) in accordance with Section 2.03, without interest.  The right of such holders of shares of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding pursuant to Section 2.06.

Section 2.02.         Agent.  Company and Outdoor Products shall appoint (i) Computershare Trust Company, N.A. (or one of its Affiliates) or (ii) another bank or trust company reasonably approved by Parent, to act as agent for the distribution of the Merger Consideration as contemplated by this Article II (the “Agent”) pursuant to the terms of an exchange or paying agent agreement (or similar agreement) among Agent, Company and Outdoor Products, which agreement shall be on terms reasonably acceptable to Company, Outdoor Products and Parent.

Section 2.03.          Distribution of Merger Consideration.

(a)           Deposit of Merger Consideration.  At or prior to the Effective Time, (i) Company shall deposit, or shall cause to be deposited, with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, certificates or evidence of shares in book-entry form representing the shares of Outdoor Products Common Stock to be distributed as Merger Consideration (being all of the issued and outstanding shares of Outdoor Products Common Stock at such time, all of which will be held by Company immediately prior to such deposit) and (ii) Outdoor Products shall deposit, or shall cause to be deposited, with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, cash sufficient to pay the cash portion of the aggregate Merger Consideration.  All such Outdoor Products Common Stock and cash deposited with the Agent for purposes of paying the Merger Consideration pursuant to this Article II is hereinafter referred to as the “Merger Exchange Fund”.

(b)           Letter of Transmittal.  As promptly as practicable after the Effective Time, Company shall cause the Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or shares of Company Common Stock held in book-entry form) shall pass, only upon delivery of the Certificates (or shares of Company Common Stock held in book-entry form) to the Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Company may reasonably specify), together with instructions thereto.  Prior to causing the Agent to mail the Letter of Transmittal, Company shall give Parent and its counsel a reasonable opportunity to review the form of Letter of Transmittal and the form of Letter of Transmittal shall be reasonably acceptable to Company and Parent.

(c)           Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancelation to the Agent or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Agent, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor (i) the Merger Consideration which the holder of such shares of Company Common Stock has the right to receive pursuant to Section 2.01 and (ii) any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(d).  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, the proper Merger Consideration pursuant to Section 2.01 and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(d) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.03(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and any dividends or other distributions pursuant to Section 2.03(d)).  No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d)           Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to any shares of Outdoor Products Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Outdoor Products Common Stock issuable upon surrender thereof until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II.  Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the shares of Outdoor Products Common Stock distributed in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Outdoor Products Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Outdoor Products Common Stock.

(e)           No Further Ownership Rights in Company Common Stock.  The shares of Outdoor Products Common Stock distributed and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been distributed and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to the Surviving Corporation or the Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f)           No Fractional Shares.  No certificates or scrip representing fractional shares of Outdoor Products Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01.

(g)         Termination of Merger Exchange Fund.  Any portion of the Merger Exchange Fund (including any interest or other income received with respect thereto) that remains undistributed to holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Outdoor Products, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Outdoor Products for payment of its claim for Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h)           No Liability.  None of Company, Outdoor Products, Parent, Merger Sub or the Agent shall be liable to any Person in respect of any portion of the Merger Exchange Fund or the Merger Consideration delivered to a Public Official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Merger Exchange Fund which remains undistributed to the holders of Certificates (or shares of Company Common Stock held in book-entry form) for two years after the Effective Time (or immediately prior to such earlier date on which the Merger Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority), shall, to the extent permitted by applicable Law, become the property of Outdoor Products, free and clear of all claims or interest of any Person previously entitled thereto.

(i)           Investment of Merger Exchange Fund.  The Agent shall invest any cash in the Merger Exchange Fund as directed by Outdoor Products. 75% of any interest and other income resulting from such investments shall be paid to Outdoor Products with the remaining 25% of such interest and other income paid to Company.

(j)            Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Outdoor Products, the posting by such Person of a bond, in such reasonable and customary amount as Outdoor Products may direct, as indemnity against any claim that may be made against Outdoor Products with respect to such Certificate, Outdoor Products shall issue or cause the Agent to issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(k)          Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by any Person who is entitled to demand appraisal rights under Section 262 of the DGCL and has properly exercised and perfected their demand for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, no longer be outstanding and automatically be canceled and cease to exist, and such Person shall be entitled to only those rights provided under Section 262 of the DGCL; provided that, if any such Person shall have failed to perfect or shall have effectively withdrawn or lost such Person’s right to appraisal and payment under the DGCL, such Person’s shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.06 and without interest) upon surrender in the manner provided in Section 2.03, and such shares of Company Common Stock shall not be Appraisal Shares.  Within 10 Business Days after the Effective Time, the Surviving Corporation shall provide each of the holders of Appraisal Shares with the second notice contemplated by Section 262(d)(1) of the DGCL.  Company shall give prompt notice to Parent of any demands received by Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served to it pursuant to Section 262 of the DGCL, in each case prior to the Effective Time.  Parent shall waive any appraisal rights it may have under Section 262 of the DGCL in connection with any shares of Company Common Stock held by it.

Section 2.04.        Adjustments in respect of Company Equity Awards; Treatment of Company Employee Stock Purchase Plan.  Prior to the Effective Time, the Board of Directors of Company (or if appropriate, any committee administering the Company Stock Plans or Company ESPP) and the Board of Directors of Outdoor Products, as applicable, shall adopt resolutions and take such other actions as may be required to provide for the following:

(a)          Each Vista Outdoor RSU held by a Company Employee or a non-employee director of Company who does not become a non-employee director of Outdoor Products immediately following the Effective Time shall, as of the Effective Time, in each case, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor RSU immediately prior to the Effective Time and (ii) the Vista Outdoor Pre-Closing

Stock Price. As of the Effective Time, all Vista Outdoor RSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein (except as set forth in Section 2.04(b) of the Company Disclosure Letter), and each holder of a Vista Outdoor RSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this 0 in respect thereof.

(b)           Each Vista Outdoor PSU shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor PSU immediately prior to the Effective Time (assuming achievement of the applicable performance goals at the level set forth in Section 2.04(b) of the Company Disclosure Letter) and (ii) the Vista Outdoor Pre-Closing Stock Price. As of the Effective Time, all Vista Outdoor PSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein (except as set forth in Section 2.04(b) of the Company Disclosure Letter), and each holder of a Vista Outdoor PSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(b) in respect thereof.

(c)          At the Effective Time, each Vista Outdoor Option, whether vested or unvested, shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, rounding down to the nearest cent and without interest, equal to the product of (i) the number of shares of Company Common Stock for which such Vista Outdoor Option has not been exercised and (ii) the excess, if any, of the Vista Outdoor Pre-Closing Stock Price over the exercise price per share of such Vista Outdoor Option; provided that, for the avoidance of doubt, any Vista Outdoor Option that has an exercise price per share that is greater than or equal to the Vista Outdoor Pre-Closing Stock Price shall be canceled at the Effective Time for no consideration or payment. As of the Effective Time, all Vista Outdoor Options shall cease to be outstanding and shall automatically terminate, and each holder of a Vista Outdoor Option shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(c) in respect thereof.

(d)           At the Effective Time, each Vista Outdoor DSU, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be canceled in exchange for the right to a receive a cash payment from Parent or the Surviving Corporation equal to the sum of (i) the number of shares of Company Common Stock underlying such Vista Outdoor DSU immediately prior to the Effective Time, multiplied by (ii) the Vista Outdoor Pre-Closing Stock Price.  As of the Effective Time, all Vista Outdoor DSUs shall cease to be outstanding and shall automatically terminate, and each holder of a Vista Outdoor DSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(d) in respect thereof.

(e)          Effective as of immediately prior to the Effective Time, each Outdoor Products Equity Award shall, automatically and without any action required on the part of the holder thereof, be assumed by Outdoor Products and adjusted as provided in the Employee Matters Agreement.

(f)           (i) No Offering Period (as defined in the Company ESPP) under the Company ESPP shall be commenced on or after the date of this Agreement, (ii) beginning on the date of this Agreement, no new participants may join the Company ESPP during the Offering Period in existence under the Company ESPP as of the date of this Agreement (such payment period, the “Existing Offering Period”), (iii) beginning on the date of this Agreement, no participant may increase the amount of his or her payroll deductions with respect to the Existing Offering Period, (iv) if the Effective Time shall occur prior to the end of the Existing Offering Period, all participant contributions under the Company ESPP shall be used to purchase shares of Company Common Stock two Business Days prior to the Effective Time in accordance with the terms of the Company ESPP as if it was the last day of the Existing Offering Period and (v) the Company ESPP shall terminate in its entirety on the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter.

Section 2.05.        Payments With Respect to Vista Outdoor Equity Awards.  Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time), the Surviving Corporation or its applicable Affiliate shall pay through its payroll systems (or, if a payroll systems payment is not reasonably practicable, by wire transfer or such other method as Company typically utilizes for such payments) the amounts due pursuant to Sections 2.04(a), 2.04(b), 2.04(c) and 2.04(d); provided, however, that (i)

each Vista Outdoor DSU shall be paid in accordance with the applicable holder’s election with respect to the timing of such payment and (ii) any such payments will be less applicable Tax withholdings.

Section 2.06.        Withholding Rights.  Each of the parties to this Agreement and the Agent (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payments under applicable Law.  Subject to applicable Law, and without limiting the foregoing, the applicable withholding party may sell a portion of the Outdoor Products Common Stock otherwise payable to any Person pursuant to this Agreement in order to make any deduction or withholding that is required to be made under applicable Law with respect to amounts payable to such Person; provided that the applicable withholding party shall only do so to the extent any required deduction or withholding cannot be satisfied by deducting or withholding from the cash portion of the Merger Consideration to which such Person is otherwise entitled.  Amounts deducted and withheld pursuant to this Section 2.06 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to Company and Outdoor Products that, except as disclosed in the manner contemplated in Section 9.06, in the letter, dated as of the date of this Agreement, from Parent to Company (the “Parent Disclosure Letter”):

Section 3.01.          Organization, Standing and Power.

(a)           Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Merger Sub has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted.  Parent has made available to Company true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of Parent and Merger Sub, as amended through, and in full force and effect as of, the date of this Agreement, and neither Parent nor Merger Sub are in violation of any provision of its certificate or articles of incorporation or bylaws or comparable organizational documents, other than such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)          Each of Parent and Merger Sub is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 3.02.          Ownership and Operations of Merger Sub.

(a)           All the issued and outstanding capital stock of Parent is indirectly owned by Guarantor and all the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Liens, except for (i) Liens created by this Agreement, (ii) Liens arising in connection with the Financing or (iii) transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Law.

(b)          Each of Parent and Merger Sub was organized solely for the purpose of entering into this Agreement, the other Transaction Documents to which it is or will be a party and consummating the Merger Transactions and has not engaged in any activities or business, and has incurred no Liabilities, in each case, other than those incident or relating to the Financing or otherwise in connection with its formation, organization and the negotiation, evaluation, preparation or execution of this Agreement, the other Transaction Documents to which it is or will be a party, the performance of its obligations, covenants and agreements hereunder and thereunder and the consummation of the Merger Transactions.

Section 3.03.          Authority; Execution and Delivery; Enforceability.

(a)          Each of Parent and Merger Sub has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Merger Transactions.  The execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is or is contemplated to be a party and the consummation by each of Parent and Merger Sub of the Merger Transactions have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Merger Transactions.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).  Upon the execution and delivery by each of Parent and Merger Sub of each other Transaction Document to which it is or is contemplated to be a party and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b)           In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Parent has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to and in the best interests of Parent and its stockholders and (ii) approved and declared advisable this Agreement, each other Transaction Document to which Parent is or is contemplated to be a party and the Merger Transactions.

(c)          In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Merger Sub has (i) approved and declared advisable this Agreement, each other Transaction Document to which it is or is contemplated to be a party and the Merger Transactions and (ii) resolved to recommend adoption of this Agreement to Parent, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d)          The only vote or consent of holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement and the Merger is the affirmative vote of Parent in its capacity as the sole stockholder of Merger Sub, which adoption shall be provided by the written consent of Parent immediately following the execution of this Agreement.

(e)            No vote or Consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger.

Section 3.04.          No Conflicts; Governmental Approvals.

(a)          The execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is a party does not, the execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of Parent and Merger Sub of the Merger Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, Consents and other matters referred to in Section 3.04(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)           No Governmental Approval is required to be obtained or made by or with respect to Parent, Merger Sub or the Equity Financing Source in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Merger Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 3.04(b) of the Parent Disclosure Letter, (ii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware, (iii) CFIUS Approval, (iv) notices to be delivered pursuant to Sections 122.4(a) and 122.4(b) of the ITAR and (v) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 3.05.          Information Supplied.  None of the information supplied or to be supplied by Parent, Merger Sub, Guarantor or the Equity Financing Source for inclusion or incorporation by reference in the Proxy

Statement or the Form S‑4 or any other filing contemplated by Section 6.01 will, at the time each such document is filed with the SEC or any other Governmental Authority, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Form S‑4) or in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  No representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference in the Proxy Statement or the Form S‑4 based on information supplied by or on behalf of Company and its Subsidiaries (including Outdoor Products and the Outdoor Products Subsidiaries) for inclusion or incorporation by reference therein.

Section 3.06.          No Ownership of Company Capital Stock.  Neither Parent, Merger Sub, Guarantor, the Equity Financing Source nor any “affiliate” or “associate” thereof (as defined in Section 203 of the DGCL) is or has been during the past three years an “interested stockholder” of Company as defined in Section 203 of the DGCL.  Neither Parent, Merger Sub, Guarantor, the Equity Financing Source nor any “affiliate” or “associate” thereof (as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement and the other Transaction Documents), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

Section 3.07.         Certain Arrangements.  Other than the Transaction Documents and the Confidentiality Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between (a) Parent, Merger Sub, Guarantor, the Equity Financing Source or any of their Affiliates, on the one hand, and any member of Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, that relate in any way to Company, any of its businesses or Subsidiaries, or the Transactions or (b)  Parent, Merger Sub, Guarantor, the Equity Financing Source or any of their Affiliates, on the one hand, and any stockholder of the Company, on the other hand, pursuant to which such stockholder would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which such stockholder agrees to vote to approve the Merger or agrees to vote against or otherwise oppose any Company Superior Proposal.

Section 3.08.         Financing.  Parent has delivered to Company true and complete copies of the fully executed debt commitment letters and Redacted Fee Letters, each dated on or about the date of this Agreement (collectively, together with all exhibits, schedules and annexes thereto, the “Debt Financing Commitments”) among Guarantor and the persons identified therein (together with any persons that become a party thereto after the date of this Agreement in accordance with the terms and conditions thereof, the “Debt Financing Sources”), pursuant to which each of the lenders party thereto has committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein (together with any term loans or debt securities issued in lieu of the bridge loan facility contemplated by the Debt Financing Commitments, the “Debt Financing”) for the purpose of, among other things, funding the Subscription Amount and any other amounts required to be paid by Parent or Merger Sub pursuant to this Agreement or the Subscription Agreement at the Closing.  Parent has also delivered to Company a true and complete copy of the fully executed equity commitment letter, dated as of the date of this Agreement (the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), from the person identified therein (together with any persons that become a party thereto after the date of this Agreement in accordance with the terms and conditions thereof, the “Equity Financing Source” and, together with the Debt Financing Sources, the “Financing Sources”), reflecting such person’s commitment to provide to Guarantor at the Closing the cash amount set forth therein, subject to the terms and conditions thereof (the “Equity Financing” and, together with the Debt Financing, the “Financing”).  Each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Guarantor and, to the knowledge of Parent, the other parties thereto, enforceable against each such party in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).  The Financing Commitments have not been amended, supplemented or otherwise modified in any respect, and to the knowledge of Parent, no amendment or modification to, or withdrawal, termination or rescission of, the Financing Commitments is currently contemplated

(except to the extent amended, supplemented, modified or replaced in a manner not prohibited by the terms of this Agreement), and the commitments contained in the Financing Commitments have not, to the knowledge of Parent, been withdrawn, reduced or rescinded in any respect.  No event has occurred that, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a material default or breach on the part of Guarantor or any of its Affiliates or, to knowledge of Parent, any other parties thereto, under any term or condition of the Financing Commitments, and, to the knowledge of Parent, no reasonable basis exists to believe that any term or condition precedent to the funding of any of the Financing set forth in the applicable Financing Commitments will not be satisfied on a timely basis, or that any portion of the Financing to be made thereunder will otherwise not be available to Parent on a timely basis to consummate the Transactions at the time required pursuant to the Transaction Documents.  Parent or its applicable Affiliate has fully paid or caused to be paid any and all commitment fees or other fees required by the Financing Commitments to be paid thereunder on or prior to the date of this Agreement.  Assuming the satisfaction of the conditions set forth in the Financing Commitments and the satisfaction of the closing conditions set forth in Article VII of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, when funded in accordance with the Financing Commitments, together with the Other Sources, will provide Parent with funds sufficient to pay the Subscription Amount and any other amounts required to be paid by Parent or Merger Sub pursuant to this Agreement or the Subscription Agreement, in each case, at the Closing.  The obligations to make the Financing available to Guarantor or its applicable Affiliate pursuant to the terms of the Financing Commitments are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) to which Parent, Merger Sub, Guarantor, the Equity Financing Source or any of their respective Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitments and delivered to Company on or prior to the date of this Agreement.

Section 3.09.        Brokers.  No broker, investment banker, financial advisor or other Person, other than J.P. Morgan SE, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE IV

Representations and Warranties of Company

Company represents and warrants to Parent and Merger Sub that, except as disclosed (i) in the manner contemplated in Section 9.06, in the letter, dated as of the date of this Agreement, from Company to Parent (the “Company Disclosure Letter”) or (ii) in Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2021, or in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Company and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) filed subsequent to such Form 10-K but prior to the date of this Agreement (collectively, the “Filed SEC Documents”), other than in any disclosures in any such Filed SEC Document contained in the “Risk Factors”, “Statement Regarding Forward-Looking Information” and “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or under similarly titled captions or sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact; provided that nothing in the Filed SEC Documents shall be deemed to be disclosures against Section 4.01, Section 4.02 or Section 4.03:

Section 4.01.          Organization, Standing and Power.

(a)          Each of Company and Outdoor Products is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Company and Outdoor Products has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted.  Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of Company and Outdoor Products, in each case as amended through, and in full force and effect as of, the date of this Agreement, and Company is not in violation of any provision of its certificate of incorporation or bylaws, other than such violations that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.

(b)           Each Subsidiary of Company (other than Outdoor Products) is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  Each Subsidiary of Company (other than Outdoor Products) has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  Company has made available to Parent true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each Company Subsidiary, in each case as amended through, and in full force and effect as of, the date of this Agreement, and no Company Subsidiary is in violation of any provision of its certificate or articles of incorporation, bylaws or comparable organizational documents, other than such violations that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.

(c)           Each of Company and each of its Subsidiaries is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.02.          Company Subsidiaries; Equity Interests.

(a)          Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary and its jurisdiction of organization and each other jurisdiction where such Company Subsidiary is qualified to conduct business (or the equivalent thereof), and the record owners of capital stock (or other equity) of each such Company Subsidiary.  All the outstanding shares of capital stock of, or other equity or equity based or voting rights or interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable, and not subject to or issued in violation of any purchase option, put option, call option, right of first refusal, preemptive right, subscription right, warrant or any similar right under any provision of the Laws of the jurisdiction in which it is organized, its certificate of incorporation or bylaws or comparable organizational documents or any Company Material Contract, and are owned by Company or one of its Subsidiaries, free and clear of all Liens.

(b)          Except for its interests in the Company Subsidiaries set forth in Section 4.02(a) of the Company Disclosure Letter and the Outdoor Products Subsidiaries, as of the date of this Agreement, Company does not own, directly or indirectly, any capital stock of, or other equity based or voting rights or interest in, any Person.

Section 4.03.          Capital Structure of Company.

(a)            As of the date of this Agreement, the authorized capital stock of Company consists of 500,000,000 shares of Company Common Stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”).  As of October 6, 2023 (the “Capitalization Date”), (i) 58,066,969 shares of Company Common Stock were issued and outstanding, (ii) 5,897,470 shares of Company Common Stock were held by Company in its treasury, (iii) 725,023 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 42,860 shares were issuable upon exercise of outstanding Company Options, (B) 783,495 shares were issuable upon vesting of outstanding Company RSUs, (C) 40,127 shares were issuable upon settlement of outstanding Company DSUs and (D) 921,230 shares were issuable upon vesting of outstanding Company PSUs, assuming achievement of applicable goals and conditions at maximum performance levels, (iv) 826,834 shares of Company Common Stock were reserved and available for issuance pursuant to the Company ESPP, (v) no shares of Company Preferred Stock were issued and outstanding and (vi) no shares of Company Preferred Stock were held by Company in its treasury.  All outstanding shares of Company Common Stock are, and all such shares which may be issued prior to the Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, put option, call option, right of first refusal, preemptive right, subscription right, warrant or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of Company or any Company Material Contract.  There are no bonds, debentures, notes or other indebtedness of Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock or stock of any Company Subsidiary may vote (“Voting Company Debt”).  Except as set forth above, and the capital stock of, or other equity or voting interests in the Company Subsidiaries owned by Company or one of its Subsidiaries, as of the Capitalization Date, (A) there were no shares of capital stock of, or other equity or voting interests in, Company or any Company Subsidiary issued, reserved for issuance or outstanding and (B) there were no options, rights, warrants, convertible or exchangeable securities, “phantom” stock, performance awards, outstanding stock appreciation rights, dividend equivalent rights, rights to receive equity on a deferred basis or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which Company or any of its Subsidiaries was a party or by which any of their respective properties or assets was bound (1) obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, Company or any Company Subsidiary or any Voting Company Debt, (2) obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (3) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock or the holders of the capital stock or any other equity of any Company Subsidiary (the items in clauses (A) and (B), collectively, “Company Securities”).  From the Capitalization Date through the date of this Agreement, neither Company nor any of its Subsidiaries has issued any Company Securities, other than pursuant to the Company ESPP, Company Options, Company PSUs, Company RSUs or Company DSUs, in each case, which were outstanding as of the Capitalization Date.  There are not any outstanding Contracts of any kind that obligate Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(b)          No Subsidiary of Company owns any shares of Company Common Stock.  None of Company or any Subsidiary of Company is a party to any stockholder’s agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities, including the disposition, voting or dividends with respect to any Company Securities.  The Company Common Stock is the only class of Company Securities registered under the Exchange Act.

(c)           All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary are owned directly or indirectly, beneficially and of record, by Company or its Subsidiaries free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests) except transfer restrictions (i) of general applicability as may be provided under the Securities Act or other applicable securities Law or (ii) under the relevant organizational documents of such Subsidiary.  Each outstanding share of capital stock or any other equity interest of each Subsidiary is free of preemptive rights and other rights obligating Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in Company or any Subsidiary of Company (or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities).

Section 4.04.         Authority; Execution and Delivery; Enforceability.

(a)           Each of Company and Outdoor Products has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions to which it is a party.  The execution and delivery by each of Company and Outdoor Products of each Transaction Document to which it is or is contemplated to be a party and the consummation by each of Company and Outdoor Products of the Transactions to which it is a party have been duly authorized by the respective Boards of Directors of Company and Outdoor Products, and except for the Company Stockholder Approval, no other corporate proceedings on the part of either Company or Outdoor Products are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions.  Each of Company and Outdoor Products has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Company and Outdoor Products in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).  Upon the execution and delivery by each of Company and Outdoor Products of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b)           In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Company has (i) determined that this Agreement is advisable and fair to and in the best interests of, Company and the stockholders of Company, and declared it advisable that Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement, each other Transaction Document to which Company is or is contemplated to be a party, and the consummation of Transactions to which it is a party, (iii) adopted resolutions, subject to Section 6.09(e), recommending that holders of Company Common Stock give the Company Stockholder Approval and (iv) directed that this Agreement be submitted to the stockholders of Company entitled to vote for adoption, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)           In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Outdoor Products has approved and declared advisable this Agreement, each other Transaction Document to which Outdoor Products is or is contemplated to be a party and the Transactions to which it is a party, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d)          The only vote or Consent of holders of any class or series of capital stock of Company necessary to approve the Transactions is the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock represented and entitled to vote thereon at the Company Stockholders’ Meeting or any postponement, adjournment or recess thereof (the “Company Stockholder Approval”).

Section 4.05.          No Conflicts; Governmental Approvals.

(a)          The execution and delivery by each of Company and Outdoor Products of each Transaction Document to which it is a party does not, the execution and delivery by each of Company and Outdoor Products of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of Company and Outdoor Products of the Transactions to which it is a party (and, in the case of the Separation, the consummation by their respective Subsidiaries that are parties to the Separation) and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any Company Assets under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any Company Subsidiary, (ii) any Contract to which Company or any Company Subsidiary is a party, or by which any of their respective properties or assets or the Company Business is bound, relating to the Company Business or (iii) subject to the filings, Consents and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Company or any Company Subsidiary or their respective properties or assets or the Company Business, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.

(b)           No Governmental Approval is required to be obtained or made by or with respect to Company or any of its Subsidiaries in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 4.05(b) of the Company Disclosure Letter, (ii) the filing with the SEC of the Proxy Statement in definitive form, the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S‑4, and compliance with and such other filings under the Securities Act and the Exchange Act as may be required in connection with the Transactions, (iii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware, (iv) compliance by Company and Outdoor Products with the rules and regulations of the NYSE, (v) compliance with and filings and approvals under any applicable international, federal or state securities or “blue sky” Laws, (vi)  CFIUS Approval, (vii) notices to be delivered pursuant to Sections 122.4(a) and 122.4(b) of the ITAR and (viii) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.

Section 4.06.          SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)          Company has timely filed or furnished, as applicable, with the SEC all reports, certifications, prospectuses, amendments, schedules, forms, statements and other documents required to be filed by Company with, or furnished by Company to the SEC pursuant to the Securities Act or the Exchange Act since April 1, 2021 (collectively, the “Company SEC Documents”).  As of its respective effective date (in the case of any Company SEC Document that is a registration statement filed pursuant to requirements of the Securities Act or the Exchange Act) and as of its respective SEC filing or furnishing date or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portion that is amended or supplemented (in the case of all other Company SEC Documents), each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Document, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date of this Agreement, then on the date of the filing of the amendment or supplement, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Form S‑4 or any other filing contemplated by Section 6.01.  Company has made available to Parent copies of all comment letters received by Company from the SEC in respect of reporting periods commencing on or after April 1, 2021, and relating to the Company SEC Documents, together with all written responses of Company thereto, other than such comment letters or responses available on EDGAR.  As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)           The audited consolidated financial statements and unaudited consolidated interim financial statements of Company included or incorporated by reference in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were derived from the books of account and other financial records of Company and its Subsidiaries, (ii) present fairly in all material respects the financial position of Company and its consolidated Subsidiaries and the consolidated results of their operations and changes in cash flows as of the dates thereof and for the periods covered thereby (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material), (iii) were prepared in accordance with GAAP, applied in all material respects on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material) and (iv) meet the requirements of Regulation S‑X in all material respects.

(c)          Company has previously prepared (in accordance with the principles and procedures set forth in Section 4.06(c) of the Company Disclosure Letter) and made available to Parent (i) the unaudited balance sheet of the Company Business as at March 31, 2023 and the related unaudited statements of income for the fiscal year ended March 31, 2023 (collectively, the “Annual Company Business Financial Statements”) and (ii) the unaudited interim balance sheet of the Company Business as at June 25, 2023 (the “Interim Balance Sheet” and such date, the “Balance Sheet Date”) and the related unaudited interim statements of income for the three months ended June 25, 2023 (collectively, the “Interim Company Business Financial Statements” and, together with the Annual Company Business Financial Statements, the “Historical Company Business Financial Statements”).

(d)          Subject to the principles and procedures set forth in Section 4.06(c) of the Company Disclosure Letter pursuant to which the Historical Company Business Financial Statements were prepared, the Historical Company Business Financial Statements (i) were derived from the books of account and other financial records of Company and its Subsidiaries and (ii) present fairly in all material respects the financial position of the Company Business and the results of operations as of the dates thereof and for the periods covered thereby (subject, in the case of the Interim Company Business Financial Statements, to normal year-end adjustments, none of which are expected to be material).

(e)           Except as reflected or reserved against on the most recent consolidated balance sheet of Company included in the Company Financial Statements filed with the SEC prior to the date of this Agreement (together with the notes thereto, the “Company Balance Sheet”), neither Company nor any of its consolidated Subsidiaries has any Liabilities of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP (whether accrued, absolute, contingent or otherwise), except Liabilities (i) incurred after the Balance Sheet Date in the ordinary course of business (none of which are a Liability resulting from a breach of contract, infringement, misappropriation, tort, violation of Law or any Environmental Liability), (ii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iii) that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.  Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act or similar Contract where the purpose is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries.

(f)           (A) Company maintains disclosure controls and procedures required by Rule 13a‑15 or 15d‑15 under the Exchange Act and (B) Company has disclosed since April 1, 2021, to Company’s auditors and the audit committee of Company’s Board of Directors, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a‑15(f) under the Exchange Act) that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the knowledge of Company, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.  Company has made available to Parent all such disclosures made by management to Company’s auditors and audit committee from April 1, 2021, to the date of this Agreement.  Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC.  Company has not, since April 1, 2021, identified any material weaknesses in the design or operation of Company’s internal controls over financial reporting that have not been remediated in all respects.  Neither Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g)            Neither Company nor any Company Subsidiary has applied for or obtained a loan or second draw pursuant to the PPP.

Section 4.07.       Information Supplied.  None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement or the Form S‑4 or any other filing contemplated by Section 6.01 will, at the time each such document is filed with the SEC or any other Governmental Authority, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Form S‑4) or in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  The Form S‑4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act except that no representation or warranty is made by Company with respect to statements included or incorporated by reference therein based on information supplied in writing by or on behalf of Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates specifically for inclusion or incorporation by reference therein.

Section 4.08.         Absence of Certain Changes or Events.  Since the Balance Sheet Date through the date of this Agreement, (a) there has not been a Company Material Adverse Effect or any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (b) except in connection with execution and performance of this Agreement, the other Transaction Documents or the Transactions, and the discussions and negotiations related thereto, the Company Business has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice, (c) Company and its Subsidiaries have not authorized, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective equity interests or securities or otherwise made any payments to equityholders in their capacity as such and (d) Company and its Subsidiaries have not taken any action that, if such sections had been in effect from and after the Balance Sheet Date, would have constituted a breach of, or otherwise required the consent of Parent under, any of the covenants set forth in clauses (ii), (iii), (iv), (v), (vi), (vii), (x), (xii), (xiii), (xiv), (xv), (xvi) or (xvii) of Section 5.01(b) (or Section 5.01(b)(xxvi) with respect to any of the foregoing).

Section 4.09.          Taxes.

(a)           All material Tax Returns of or relating to Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary required to be filed have been timely filed and all such Tax Returns are true, correct and complete in all material respects.

(b)           Company, each Company Subsidiary, Outdoor Products and each Outdoor Products Subsidiary have timely paid in full all material Taxes required to be paid by any of them (whether or not shown as due on any Tax Return).

(c)           No Liens for Taxes (other than Company Permitted Liens) exist with respect to Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary, or any of their respective assets, and no outstanding claims for material Taxes have been asserted in writing to Company with respect to Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary.

(d)          The Company Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by Company, each Company Subsidiary, Outdoor Products and each Outdoor Products Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).

(e)           No audit or other Action with respect to material Taxes or Tax Returns of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is currently in progress or has been threatened in writing.  No deficiency for any material amount of Tax has been asserted or assessed by a Governmental

Authority against Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary that has not been settled, paid or withdrawn.

(f)           None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary (i) in a period for which the statute of limitations for assessment of Tax (taking into account any waivers or extensions) has not expired, has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (or similar state, local or foreign Tax Return) other than such a group the common parent of which was Company or one of its Subsidiaries or (ii) has any material Liability for the Taxes of any Person other than Company or one of its Subsidiaries under Treasury Regulations Section 1.1502‑6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by assumption, by operation of Law or otherwise.

(g)          None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is a party to or bound by any agreement or arrangement the primary purpose of which relates to Taxes (other than such an agreement or arrangement exclusively between or among Company and Company Subsidiaries).

(h)          Within the past two years, none of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify in whole or in part for tax-free treatment under Code Section 355 or so much of Code Section 356 as relates to Code Section 355 (or any similar provisions of state, local or foreign Law).

(i)         None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)           None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary has waived or extended any statute of limitations relating to any material Tax or material Tax Return, which waiver or extension is currently in effect, and no extension of time within which to file any material Tax Return of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is currently in effect (other than any extension of the time to file a Tax Return obtained in the ordinary course).

(k)          None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the applicable Transactions from qualifying for the Intended Tax Treatment.

(l)           No claim has been made in writing to Company by a Governmental Authority in a jurisdiction where Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary does not file Tax Returns that Company, such Company Subsidiary, Outdoor Products or such Outdoor Products Subsidiary is or may be subject to taxation by or required to file a Tax Return in that jurisdiction.

(m)          None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is subject to taxation in any country, other than the country in which it was organized, by virtue of having a permanent establishment (within the meaning of an applicable income Tax treaty) or other fixed place of business in such other country.

(n)           Company, each Company Subsidiary, Outdoor Products and each Outdoor Products Subsidiary have withheld and timely paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, client, creditor, customer or other Person and have complied in all material respects with all related reporting requirements in respect of the matters described in the foregoing clause.

(o)          None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting, or use of an improper method of accounting, with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign Law) executed prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar transaction or account under state, local or foreign Law) entered into or created prior to the Closing or recapture under Treasury Regulations Section 1.1503(d)-6 of dual consolidated losses that arose in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received or deferred revenue accrued prior to the Closing, (vi) election under Section 965(h) of the Code, (vii) “global intangible low-taxed income” within the meaning of Section 951A of the Code attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date or (viii) “subpart F income” within the meaning of Section 952 of the Code accruing on or prior to the Closing Date.

(p)           A “domestic use election” has been made (pursuant to Treasury Regulations Section 1.1503(d)-6) with respect to any dual consolidated loss of Outdoor Products or any Outdoor Products Subsidiary in any Pre-Closing Tax Period (as defined in the Separation Agreement).

(q)           No private letter rulings, technical advice memoranda, or similar rulings by, or agreements with, a Governmental Authority have been requested, entered into or issued with respect to the Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary.

(r)          Neither Company nor Outdoor Products is or will have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(s)            Each of Company, the Company Subsidiaries, Outdoor Products and the Outdoor Products Subsidiaries has complied in all material respects with all escheat and unclaimed property Laws.

Section 4.10.          Employee Benefits Matters.

(a)           Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each material Company Benefit Plan.  With respect to each material Company Benefit Plan, Company has made available to Parent true and complete copies of (i) such Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such Company Benefit Plan (and all schedules and attachments thereto, if any such report was required), (iii) the most recent summary plan description for each such Company Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report, if any, for each such Company Benefit Plan, (v) the most recent determination, advisory or opinion letter received from the IRS for each such Company Benefit Plan (if applicable) and (vi) all material correspondence with a Governmental Authority relating to such Company Benefit Plan since April 1, 2019.

(b)          Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) the Company Benefit Plans are and have been established, maintained, funded, operated, and administered in all respects in compliance with their terms and applicable Law, (ii) all contributions, reimbursements, distributions, and premium payments with respect to each Company Benefit Plan that are required to be made have been timely made or paid in accordance with the Company Benefit Plan’s terms and in compliance with applicable Laws, or have been properly accrued on Company’s audited financial statements and (iii) there are no pending or, to the knowledge of Company, threatened Actions or claims on behalf of or relating to a Benefit Plan (other than routine claims for benefits thereunder).

(c)          Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan that is an “employee welfare benefit plan”, as described in Section 3(1) of ERISA (each, a “Company Welfare Benefit Plan”), is funded or insured through a “welfare benefits fund”, as such term is defined in Code Section 419(e), (ii) each Company Welfare Benefit Plan that is a “group health plan”, as such term is defined in Code Section 5000(b)(1), complies with the applicable requirements of Code Section 4980B(f), (iii) each Company Welfare Benefit Plan (in each case including any such plan covering retirees or other former employees) may be amended or terminated without Liability to any member of the Company Group, other than for claims incurred prior to the date of such termination, on or at any time after the Effective Time and (iv) no Company Benefit Plan provides health or life insurance benefits after termination of employment, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and where the premium cost of coverage thereof is borne entirely by the former employee (or his or her eligible dependents).

(d)           Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, no Controlled Group Liability has been incurred by Company or any Company Subsidiary nor do any circumstances exist that would reasonably be expected to result in Controlled Group Liability for any of Company or any Company Subsidiary following the Closing.

(e)           Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA and (ii) no Company Benefit Plan is, and no member of the Company Group has any Liability with respect to, a (A) Multiemployer Plan or (B) plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(f)           Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is an “employee pension benefit plan”, as defined in Section 3(2) of ERISA (each, a “Company Pension Benefit Plan”), and that is intended to be tax qualified has been the subject of favorable determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current favorable determination letter to the effect that such Company Pension Benefit Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and no such determination letter has been revoked nor, to the knowledge of Company, has revocation been threatened, and no condition exists that would adversely affect or result in the revocation of any such determination or cause the imposition of any Liability, penalty or Tax under ERISA or the Code with respect to such determination.

(g)         No Company Pension Benefit Plan had, as of the respective last annual valuation date for such Company Pension Benefit Plan, an “unfunded benefit liability”, as such term is defined in Section 4001(a)(18) of ERISA, based on actuarial assumptions that have been made available to Parent, and, to the knowledge of Company, there has been no material adverse change in the financial condition of any Company Pension Benefit Plan since its last such annual valuation date.  No Company Pension Benefit Plan or any trust established thereunder has failed to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year of such Company Pension Benefit Plan, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h)           None of Company or any Company Subsidiary or, to the knowledge of Company, any Company Employee or any trustee, fiduciary or administrator of any Company Benefit Plan, or any related trust, has engaged in a “prohibited transaction”, as such term is defined in Section 406 of ERISA or Code Section 4975, or any other breach of fiduciary responsibility that would reasonably be expected to subject Company, any Company Subsidiary or any Company Employee to the Tax or penalty on prohibited transactions imposed by such Code Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA.  No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event”, as such term is defined in Section 4043 of ERISA, with respect to any Company Benefit Plan during the last six years.

(i)           The execution and delivery of each Transaction Document to which Company or any of its Subsidiaries is a party do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, either alone or in connection with any other event, directly or indirectly (i) entitle any current or former Company Employee to any bonus, equity or equity-based, non-qualified compensation, severance, termination, retention, transaction, change in control or similar pay or benefits, (ii) accelerate the time of payment, funding or vesting or trigger any payment (whether in cash, property or the vesting of property) or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other obligation pursuant to, any Company Benefit Plan, (iii) result in any breach or violation of, or a default under, any Company Benefit Plan, or (iv) result in any payment that could be considered an “excess parachute payment” within the meaning of Section 280G of the Code.  None of Company or any Company Subsidiary is a party to or has any obligation under any Company Benefit Plan to gross-up or indemnify any person for excise Taxes payable pursuant to Section 409A or 4999 of the Code.

(j)          Each Company Benefit Plan that is subject to Section 409A or Section 457A of the Code has been administered in compliance with its terms and Section 409A or Section 457A of the Code, as applicable (including the operational and documentary requirements thereof) and all applicable regulatory guidance thereunder (including, notices, rulings and proposed and final regulations).  No payment to be made under any Company Benefit Plan is, or to the knowledge of Company, will be, subject to additional Taxes under Section 409A(a)(1) or Section 457A(c) of the Code.

(k)           Section 4.10(k) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a complete and accurate list of each outstanding Vista Outdoor Equity Award granted under a Company Equity Plan specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Company Common Stock subject thereto (assuming achievement of any applicable performance criteria at the maximum level), (iii) the grant date thereof, (iv) the exercise price thereof and (v) the expiration or vesting date thereof, in each case to the extent applicable.

(l)             Company has not issued any Vista Outdoor Option that has an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.  Each Vista Outdoor Equity Award is evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such outstanding award agreements may differ from such provided forms with respect to certain provisions thereof, but no such different provisions shall impose on Parent any continuing obligations after the Closing.  Each Company Equity Award may, by its terms, be treated in accordance with Section 2.04.  Each Outdoor Products Equity Award may, by its terms, be treated in accordance with Article VI of the Employee Matters Agreement.

Section 4.11.          Labor Matters.

(a)           Neither Company nor any of the Company Subsidiaries is party to or bound by any collective bargaining agreement or any other Contract with any labor union or other labor organization or employee representative body, in each case, with respect to any Company Employee (each, a “Labor Agreement”) and no Company Employees are represented by any labor union or other labor organization or employee representative body with respect to their employment with Company or any Company Subsidiary.

(b)           (i) Since April 1, 2020, through the date of this Agreement, (A) there have been no labor unions or works councils purporting to represent any Company Employees, nor to the knowledge of Company is there any pending or threatened application for certification of a collective bargaining agent seeking to represent any employees of Company or any Company Subsidiaries or any pending union or works council representation election and (B) there has not been nor is there threatened in writing or, to the knowledge of Company, orally threatened, any labor strike, work stoppage, organized slowdown, picketing or concerted refusal to work overtime by, or lockout of, any employees of Company or any Company Subsidiaries, or with respect to the Company Business, and (ii) since April 1, 2021, (A) Company has not received written notice or threat (or, to the knowledge of Company, oral notice or threat) of, and there has not been any pending unfair labor practice charges against Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Authority and (B) Company has not received written notice or threat (or, to the knowledge of Company, oral notice or threat) of, and there has not been any pending Actions against Company or any Company Subsidiary or otherwise in connection with the Company Business, alleging violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee before the Equal Employment Opportunity Commission or any similar Governmental Authority responsible for the prevention of unlawful employment practices, or any Action alleging violation of applicable federal, state or local labor or employment Laws (including human rights Laws), except in the case of each of clauses (i)(A), (i)(B), (ii)(A) and (ii)(B), for any such matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.

(c)          (i) Except for instances of non-compliance that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, Company and the Company Subsidiaries are and have been in compliance with all applicable Laws relating to labor, employment, and employment practices, including all Laws respecting workers’ compensation, terms and conditions of employment, applicant and employee background checking, health and welfare, retirement or other savings or insurance contributions, plant closings and mass layoffs (including the WARN Act), worker classification (including the classification of exempt and non-exempt employees and of independent contractors), affirmative action, equal pay, worker safety, wages and hours, civil rights, equal employment opportunities, leaves of absence, disability rights or benefits, notice of termination, discrimination, retaliation, immigration (including Form I-9 requirements and any applicable mandatory E-Verify obligations), restrictive covenants, pay transparency, withholding of Taxes, collective bargaining and any other statutory or other obligations owed to employees under applicable Law and (ii) neither Company nor any of the Company Subsidiaries has any Liability, including under or on account of a Company Benefit Plan, arising out of the hiring of Persons to provide services to Company or any Company Subsidiary and treating such Persons as consultants or independent contractors and not as employees of Company or any Company Subsidiary.

(d)          Since April 1, 2019, neither Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act, and no such action with respect to any Company Employees has been planned or announced.  Neither the Company nor any Company Subsidiary has incurred any Liability under the WARN Act that remains unsatisfied.

(e)          To the knowledge of Company, Company and the Company Subsidiaries have reasonably investigated all sexual harassment, discrimination and retaliation claims or other similar material allegations since April 1, 2019, against any current or former Company Employee at the level of vice president and above.  Neither the Company nor any Company Subsidiary has, since April 1, 2019, entered into any settlement agreement with any current or former Company Employee at the level of vice president and above related to allegations of sexual harassment, sexual misconduct or employment discrimination. Neither the Company nor any Company Subsidiary has any Liability (accrued, contingent or otherwise) with respect to any current or former Company Employee at the level of vice president and above relating to acts of sexual harassment, sexual misconduct or employment discrimination.

(f)           To the knowledge of Company, no Company Employee at the level of vice president and above has any plans to terminate his or her employment or relationship with Company or any of the Company Subsidiaries.  To the knowledge of Company, there are no agreements between any Company Employee at the level of vice president and above and any other Person which would restrict, in any manner, such Company Employee’s ability to perform services for the Company Group following the Closing.

Section 4.12.          Litigation.  There is no Action pending or, to the knowledge of Company, threatened, in each case, by or against Company or any of its Subsidiaries relating to the Company Business that, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company Business, taken as a whole.  There is no Judgment outstanding against Company or any Company Subsidiary or to which any of their respective properties or assets is subject relating to the Company Business that, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company Business, taken as a whole.

Section 4.13.          Compliance with Applicable Laws; Permits.

(a)           With respect to the Company Business and all Company Owned Real Property, Company and its Subsidiaries are, and since April 1, 2021 have at all times been, in compliance with all applicable Laws, except for instances of non-compliance that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.  With respect to the Company Business and all Company Owned Real Property, neither Company nor any of its Subsidiaries has received any written communication since April 1, 2021 from a Governmental Authority that alleges that Company or any of its Subsidiaries is not in compliance with any applicable Law, other than any alleged non-compliance that, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.  With respect to the Company Business and all Company Owned Real Property, Company and its Subsidiaries possess all Governmental Approvals necessary for their lawful conduct and use as currently conducted and used, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not, and would not reasonably be expected to be material to the Company Business, taken as a whole.

(b)         Company and each Company Subsidiary has all Permits required to own, lease or operate their respective properties and assets and to conduct the Company Business as currently conducted and currently contemplated to be conducted, other than any Permits the absence of which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company Business, taken as a whole (collectively,

“Company Group Permits”), which Company Group Permits are set forth on Section 4.13(b) of the Company Disclosure Letter.  Except as is not and would not reasonably be expected to be material to the Company Business, (i) each Company Group Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Company Group Permit has been received by Company or a Company Subsidiary.  Company and each Company Subsidiary is, and since April 1, 2021, has been, in compliance in all material respects with the terms of each Company Group Permit.  To the knowledge of Company, no event or circumstance has occurred which would reasonably be expected to result in (x) the failure of Company or any Company Subsidiary to be in compliance with the terms of any Company Group Permit or (y) the revocation, suspension or non-renewal of any Company Group Permit.

(c)           (i) Company and its principals, as defined by FAR 52.209‑5 or other applicable agency regulations, have not been debarred or suspended or, to the knowledge of Company, proposed for debarment from participating in Government Contracts or Government Bids and (ii) to the knowledge of Company, no circumstances exist that would warrant the institution of any such debarment or suspension proceedings.

(d)           Neither Company, any of the Company Subsidiaries, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2018, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business:  (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made, offered, promised, or authorized any payment or gift of money or anything of value to or for the benefit of any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any official or employee of any government-owned or government-controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization) or anyone else, in each case, for the purpose of securing any improper advantage or action to assist Company or any of the Company Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or (iii) otherwise violated any applicable Anti-Corruption Laws.  Company and the Company Subsidiaries have established and continue to maintain internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.  To the knowledge of Company, neither Company nor any of the Company Subsidiaries (nor any of their respective directors, officers, representatives, agents or employees) is or has been the subject of any enforcement actions, investigations, reviews, audits, notices, or inquiries by or disclosures to any Governmental Authority related to Anti-Corruption Laws, and no investigation, review, audit, notice, or inquiry by or disclosure to any Governmental Authority related to Anti-Corruption Laws is pending or, to the knowledge of Company, threatened.

(e)           Neither Company, any of the Company Subsidiaries, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2018, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business, violated any applicable Global Trade Laws.  Neither Company, any Company Subsidiary, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives or agents (i) is a Sanctioned Person, (ii) is or has been, nor is or has engaged in any business or dealings, directly or indirectly, with or for the benefit of, a Sanctioned Person or in a Sanctioned Country in violation of Global Trade Laws, (iii) is or has been engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Global Trade Laws or (iv) is otherwise in violation of applicable Global Trade Laws, including valuation, classification, or duty treatment requirements of imported or exported merchandise, the eligibility requirements of imported or exported merchandise for favorable duty rates or other special treatment, sourcing requirements.  Neither Company, the Company Subsidiaries, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, is or has been the subject of any investigations, notices, reviews, audits, or inquiries by or disclosures to any Governmental Authority related to Global Trade Laws, and no investigation, review, audit, notice or inquiry by or disclosure to any Governmental Authority related to Global Trade Laws is pending or, to the knowledge of Company, threatened.  Company and the Company Subsidiaries have established and continue to maintain compliance policies, procedures, and practices reasonably designed to ensure compliance with Global Trade Laws.

(f)          Neither Company, the Company Subsidiaries, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2021, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business, violated any applicable federal, state and local laws governing or otherwise regulating the manufacture, marketing, distribution, registration, use, importation, transportation, purchase or other acquisition, possession or sale or other transfer of firearms, ammunition or explosives, including the Gun Control Act of 1968, (Chapter 44 of Title 18, United States Code), the National Firearms Act of 1934, (Chapter 53 of Title 26, United States Code), the Arms Export Control Act (22 U.S.C. § 2778), and the ITAR and other Laws (including public nuisance or similar Laws) relating to firearms, ammunition and explosives.

Section 4.14.          Environmental Matters.  Except for matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole:

(a)          with respect to the Company Business, Company and its Subsidiaries are and, since April 1, 2021 (except for matters that have been fully and finally resolved) have been, in compliance with all Environmental Laws;

(b)          since April 1, 2021, except for matters that have been fully and finally resolved, neither Company nor any of its Subsidiaries has received any written notice that alleges that, with respect to the Company Business, the Company Owned Real Property or the Company Leased Real Property, Company or any Subsidiary is in violation of, or has any liability under, or is required to take or omit to take any action under, any Environmental Law;

(c)          Company and its Subsidiaries have obtained (or, in the case of a pending modification or expansion, have applied or plan to apply in a timely fashion for) and, since April 1, 2021, have been in compliance with all Environmental Permits necessary for the ownership, use and operation of the Company Business as currently conducted or as currently under modification or expansion in any material respect, and all such Environmental Permits are valid and in full force and effect;

(d)          since April 1, 2021, Company and its Subsidiaries have not received any written notification from any Governmental Authority that any Environmental Permit that Company and its Subsidiaries are required to hold under Environmental Laws in connection with the operation of the Company Business is, or is reasonably expected to be, revoked, suspended or not renewed;

(e)           other than as described in or accounted for in the most recent consolidated financial statements of Company filed with the SEC prior to the date of this Agreement, no material capital expenditures for facility works or upgrading are, to the knowledge of Company, necessary for the Company and its Subsidiaries to secure compliance with Environmental Laws or to maintain or obtain any Environmental Permits for the operation of the Company Business;

(f)           there are no Actions pursuant to Environmental Law pending or, to the knowledge of Company, threatened, in each case, against Company or any of its Subsidiaries relating to the Company Business, the Company Owned Real Property or the Company Leased Real Property or otherwise, and, to the knowledge of Company, no environmental incident or violation has occurred which would reasonably be expected to give rise to such Actions;

(g)          with respect to the Company Business, none of Company or its Subsidiaries (i) are subject to any Judgment pursuant to Environmental Law or (ii) have been subject to any Judgment pursuant to Environmental Law since April 1, 2021, as to which the Company or its Subsidiaries have any outstanding obligations;

(h)           none of Company or its Subsidiaries are conducting, funding or liable for any cleanup or other remedial action in connection with any Release of Hazardous Materials (“Remedial Action”) at, on, under or from the Company Owned Real Property or the Company Leased Real Property, or any real property formerly owned, operated or leased by Company or its Subsidiaries in connection with the Company Business or any third-party site at which Company or its Subsidiaries has, in connection with the Company Business, disposed or arranged for the disposal of Hazardous Materials;

(i)            neither Company nor its Subsidiaries has (i) stored, treated, handled or processed any Hazardous Materials at any Company Owned Real Property or Company Leased Real Property or (ii) with respect to the Company Business (as currently, or at any prior time, conducted), disposed of, arranged for the disposal of, Released or exposed any Person to any Hazardous Materials in the Environment, in the case of each of clauses (i) and (ii), that has resulted or would reasonably be expected to result in any obligation to conduct or fund any Remedial Action on the part of, or Action against, Company or any of its Subsidiaries under any Environmental Laws; and

(j)            with respect to the Company Business, the Company Owned Real Property or the Company Leased Real Property, neither Company nor any of its Subsidiaries has contractually assumed or provided a specific indemnity with respect to any Liabilities of any other Person, in each case that would reasonably be expected to result in any obligation to conduct any Remedial Action on the part of, or Action against, Company or any of its Subsidiaries under Environmental Laws or relating to Hazardous Materials.

Section 4.15.          Real Property.

(a)           Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property owned in fee simple by Company or any Company Subsidiary, or any right or option to acquire the same, in each case after giving effect to the Separation (collectively, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the “Company Owned Real Property”).  After giving effect to the Separation, (i) Company or a Company Subsidiary will have good and insurable fee simple title to all Company Owned Real Property, in each case free and clear of all Liens other than Company Permitted Liens and (ii) there are no reversion rights, outstanding options or rights of first refusal or other preemptive rights in favor of any other Person to purchase, lease, occupy or otherwise utilize the Company Owned Real Property or any portion thereof or interest therein, in the case of each of clauses (i) and (ii), that would reasonably be expected to materially and adversely affect such Company Owned Real Property and no Person is occupying any Company Owned Real Property other than the Company and the Company Subsidiaries.  There is no pending, or to the knowledge of the Company, threatened condemnation or eminent domain proceeding or similar proceedings with respect to any Company Owned Real Property.  To the knowledge of Company, there is no uncured violation of any of the easements, covenants or restrictions affecting any Company Owned Real Property that would materially and adversely affect the use or the operation thereof as presently conducted.

(b)          Section 4.15(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property ground leased, leased, subleased, licensed or otherwise occupied by Company or any Company Subsidiary, in each case after giving effect to the Separation (collectively, in each case together with all buildings, structures, improvements and fixtures thereon, the “Company Leased Real Property”).  After giving effect to the Separation, Company or a Company Subsidiary will have good and valid title to the leasehold estates in all Company Leased Real Property, in each case free and clear of all Liens other than Company Permitted Liens.  Company has made available to Parent a true and complete copy of each Lease Agreement under which the Company Leased Real Property is held (including all amendments thereto).  There is no default under any such Lease Agreement by Company or any Company Subsidiary or, to the knowledge of Company, by any other party thereto, in each case that would reasonably be expected to materially and adversely affect the use of such Company Leased Real Property.

Section 4.16.          Intellectual Property and Data Privacy.

(a)          Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property owned by Company or a Company Subsidiary after giving effect to the Separation (collectively, the “Company Registered Intellectual Property”).  Company or a Company Subsidiary is the sole and exclusive owner of all material Company Registered Intellectual Property owned, or purported to be owned, by Company or a Company Subsidiary free and clear of all Liens other than Company Permitted Liens.  Company or a Company Subsidiary owns or has (or following the consummation of the Separation will own or will have) the valid right to use all material Intellectual Property necessary to conduct the Company

Business in all material respects in substantially the same manner as conducted by the Company and the Company Subsidiaries on the date of this Agreement and as of immediately prior to the Closing (collectively, the “Company Intellectual Property”), free and clear of all Liens other than Company Permitted Liens.  The Company Registered Intellectual Property is subsisting and, to the knowledge of Company, valid and enforceable.

(b)          Immediately following the Closing (taking into account the Separation and the other Transactions), and except with respect to any Intellectual Property licensed under the Transition Services Agreement or under Sections 9.02 and 9.03 of the Separation Agreement, Outdoor Products and the Outdoor Products Subsidiaries will not own any Intellectual Property necessary for the conduct of the Company Business.

(c)           Except for those matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, (i) no Actions are pending or, since April 1, 2021, have been threatened in writing, or to the knowledge of Company, orally threatened, to the Company or the Subsidiaries, in each case against Company or any of the Company Subsidiaries by any Person relating to the Company Business (A) claiming that Company or any of the Company Subsidiaries is infringing, diluting, misappropriating, or otherwise violating, or has infringed, diluted, misappropriated, or otherwise violated, any third-party Intellectual Property or (B) challenging the validity, ownership, patentability, enforceability, ability to register or use by Company or any of its Subsidiaries any Company Intellectual Property (including Actions before the United States Patent and Trademark Office or comparable foreign governmental authorities, but excluding office actions received during prosecution); (ii) to the knowledge of Company, the conduct of the Company Business, including the provision of products and services does not infringe, dilute, misappropriate or violate, and since April 1, 2021, has not, infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of another Person; (iii) since April 1, 2021, none of Company or any of the Company Subsidiaries has filed any Action or threatened in writing any claim against any third Person alleging that such Person infringes, dilutes, misappropriates, or violates any Company Intellectual Property; and (iv) to the knowledge of Company, as of the date of this Agreement, no Person is infringing, diluting, misappropriating, or violating any Company Owned Intellectual Property.

(d)           Except for those matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, all Persons, including past and present employees and contractors of Company and the Company Subsidiaries, who have contributed to or participated in the conception or development of any material Company Owned Intellectual Property have entered into valid and enforceable written proprietary rights agreements with Company or a Company Subsidiary pursuant to which such Persons assign ownership of all their rights in such Intellectual Property exclusively to Company or its applicable Subsidiary and agree to maintain the confidentiality of such Intellectual Property.  To the knowledge of Company, no such Person is in breach of such agreements.

(e)          Company and its Subsidiaries have taken commercially reasonable steps to preserve, protect, and enforce all material Company Owned Intellectual Property, and maintain the confidentiality of all material confidential Company Intellectual Property, including material confidential and proprietary Know-How included in the Company Intellectual Property, and to comply with all duties to protect confidential information provided to Company or a Company Subsidiary by another Person.

(f)           Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the IT Systems used by Company and each of the Company Subsidiaries operates and performs in all respects as required to permit Company and Company Subsidiaries to conduct the Company Business as currently conducted, and Company and each of the Company Subsidiaries owns or otherwise has the right to use all such IT Systems, (ii) Company and the Company Subsidiaries have taken reasonable actions necessary and in accordance with industry standards and legal requirements to protect the security, and integrity of the IT Systems used by Company and each of the Company Subsidiaries and the data stored or contained therein or transmitted thereby; and since April 1, 2021, there has not been any failure with respect to any of the IT Systems used by Company and each of the Company Subsidiaries that has not been remedied or replaced in all respects, (iii) Company and the Company Subsidiaries have implemented and maintained disaster recovery and business continuity measures, and (iv) to the knowledge of Company, the IT Systems used by Company and each Company Subsidiary are free from surreptitious computer code or instructions designed to disrupt, disable, harm or provide unauthorized access to such IT Systems.

(g)         Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) Company and the Company Subsidiaries are in compliance with all Privacy and Data Security Requirements; (ii) to the knowledge of Company, since April 1, 2021, there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure or corruption of any Personal Information in Company’s or any of the Company Subsidiaries’ possession; (iii) as of the date of this Agreement, neither Company nor any of the Company Subsidiaries has received any written notice of any claims, investigations (including investigations by any Governmental Authority), or alleged violations of any Data Privacy Law; and (iv) to the knowledge of Company, no investigations by any Governmental Authority regarding the Processing of Personal Information by Company or any Company Subsidiary are pending.  Company and the Company Subsidiaries do not engage in the sale, as such term defined by applicable Law, of Personal Information.

Section 4.17.          Material Contracts; Intercompany Contracts.

(a)          Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Material Contracts in effect as of the date of this Agreement.  For purposes of this Agreement, “Company Material Contract” means any of the following Contracts, but excluding any Benefit Plan and Labor Agreement, to which Company or any Company Subsidiary is a party or by which any of their respective properties or assets or the Company Business is otherwise bound:

  (i)         any Contract that is or would be required to be filed as an exhibit to Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

  (ii)        any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement, and any Contract for or relating to any investment in any other Person (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise, but excluding extensions of trade credit in the ordinary course of business), in each case, that is material to the Company Business;

  (iii)       any Contract that relates to the acquisition or disposition of any business by Company or any Company Subsidiary (whether by merger or the sale of stock, other equity interests, assets or otherwise) for aggregate consideration in excess of $10,000,000 (A) relating to the Company Business that was entered into after April 1, 2021 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to Company or any Company Subsidiary of more than $2,500,000 in the aggregate after the date hereof, other than with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability, and in each case under clauses (A) and (B), excluding (x) acquisitions or dispositions of Inventory, supplies, materials or products in the ordinary course of business and (y) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Company Business;

  (iv)       any Contract with respect to Indebtedness or guarantees of any such Indebtedness with a principal amount or aggregate revolving commitment in excess of $200,000,000 or is secured by a mortgage or deed of trust on any Company Owned Real Property, other than any such Contract (i) solely between or among members of the Company Group, (ii) solely between or among members of the Outdoor Products Group or (iii) with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;

  (v)        any Contract that obligates Company or any Company Subsidiary to make any capital expenditure in an amount in excess of $10,000,000 in any calendar year;

  (vi)       any Contract with a remaining term of two or more years from the date of this Agreement that requires annual payments in excess of $10,000,000 by the Company Business and that is not terminable at the option of Company or a Company Subsidiary by notice of 90 days or less at no cost to

Company or any Company Subsidiary, other than Contracts relating to the acquisition or disposition of other businesses or Indebtedness, which are the subject of clauses (iii), and (iv) above, respectively;

  (vii)      any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which the Company Business may engage or the manner or geographic area in which the Company Business may be engaged in or which contains any material exclusivity provisions relating to the Company Business (in each case other than any Contract entered into in the ordinary course of business containing exclusive partnering arrangements with respect to one or more projects or bids);

  (viii)     any settlement, conciliation, or similar agreement (A) with any Governmental Authority, or (B) pursuant to which Company or any Company Subsidiary will have any material outstanding obligation after the date of this Agreement, and excluding, in each case under clause (A) or (B), any such agreements with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;

 (ix)        any Contract under which the Company or any Company Subsidiary grant “most-favored nation” rights to any third party, other than Contracts with such restrictions that are not material to the conduct of the Company Business taken as a whole;

 (x)          any Contract that grants rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any Person with respect to the sale (whether by merger or otherwise) of Company Securities or any material Company Assets;

  (xi)       any Contract under which Company or any Company Subsidiary has permitted any material Company Asset to become subject to any Lien (other than a Company Permitted Lien);

 (xii)       any Contract that constitutes an interest rate, currency or commodity derivative or other Contract relating to hedging, but excluding any such Contract with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;

  (xiii)      is a Contract (other than a purchase order) with (A) any of the top 10 largest customers of the Company Business, taken as a whole, based on the aggregate dollar value of sales made by the Company Business to such customer for the twelve-month period ended March 31, 2023 (the “Top Customers”) or (B) any of the top 10 largest commercial vendors of the Company Business, taken as a whole, based on the aggregate dollar value of purchases made by the Company Business from such vendor for the 12 months ended March 31, 2023 (the “Top Vendors”);

  (xiv)      any Government Contract relating to the Company Business providing for annual payments in excess of $10,000,000;

  (xv)       any Contract that provides for Company or any Company Subsidiary to make a payment upon a change of control of Company or any Company Subsidiary;

  (xvi)     any Contract that is a lease under which Company or any Company Subsidiary is lessor of, or permits any third party to hold or operate any, material personal property owned or controlled by Company or any Company Subsidiary and related to the Company Business;

  (xvii)    any Contract, except for the organizational documents of Company or any Company Subsidiaries, providing for indemnification of directors or officers of Company or any Company Subsidiary;

  (xviii)   any Lease Agreement; and

  (xix)      any license or other Contract (A) pursuant to which Company or one of its Subsidiaries is granted by a third-party Person a right to use any Intellectual Property that is material to the operation and conduct of the Company Business, (B) pursuant to which Company or one of its Subsidiaries grants to a third-party Person a right to use any material Company Intellectual Property, (C) relating to the ownership or development of material Company Intellectual Property, or (D) entered into in connection with the resolution of any claim or dispute related to Intellectual Property that is material to the operation and conduct of the Company Business, such as consent-to-use, covenant-not-to-sue, coexistence, concurrent use, or settlement agreements, except, in each case, (1) standard off-the-shelf software license agreements entered into in the ordinary course of business; (2) non-exclusive licenses granted in the ordinary course of business; (3) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; (4) confidentiality and non-disclosure agreements entered into in the ordinary course of business and on a standard form (or a substantially similar form) of Company or any of its Subsidiaries; and (5) proprietary rights agreements with employees or contractors on a standard form (or a substantially similar form) of Company or any of its Subsidiaries.

(b)           Each of the Company Material Contracts that are required to be listed in Section 4.17(a) of the Company Disclosure Letter or that are entered into after the date of this Agreement is or will be in full force and effect (except to the extent any of them expires in accordance with its terms), and neither Company nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract other than such defaults that, individually or in the aggregate, are not, or would not reasonably be expected to be, material to the Company Business, taken as a whole.  True and complete copies of each written Company Material Contract, and a summary of each oral Company Material Contract, listed in Section 4.17(a) of the Company Disclosure Letter (in each case, including all substantive written modifications and amendments thereto) have been made available to Parent.

(c)           Section 4.17(c) of the Company Disclosure Letter sets forth each material Contract between or among Outdoor Products or any Outdoor Products Subsidiary, on the one hand, and Company or any Company Subsidiary, on the other hand, in each case that is in existence as of the date of this Agreement (collectively, the “Intercompany Contracts”).

(d)            Section 4.17(d) of the Company Disclosure Letter sets forth each Credit Support Instrument (as defined in the Separation Agreement).

Section 4.18.          Government Contracts.

(a)            Except for those matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

  (i)          the representations, certifications and warranties made by Company or any Company Subsidiary to the applicable Governmental Authority with respect to any material Government Contract entered into on or after April 1, 2021 or that otherwise has unfulfilled obligations, or with respect to any material Government Bid pending as of, or made after, the date of this Agreement, were accurate in all material respects as of their effective date, and Company has complied in all material respects with all such certifications;

  (ii)         since April 1, 2021, neither Company nor any Company Subsidiary has received written notice of any pending or, to the knowledge of Company, threatened Action brought by a Governmental Authority against Company or any Company Subsidiary relating to any material Government Contract or material Government Bid;

  (iii)        since April 1, 2021, neither Company nor any Company Subsidiary has made, nor to the knowledge of Company is Company or any Company Subsidiary required to make, any disclosure to a Governmental Authority, in connection with any material Government Contract or material Government Bid, under FAR Subpart 3.1003 or FAR 52.203‑13; and

  (iv)      since April 1, 2021, neither Company nor any Company Subsidiary has (A) breached any Government Contract in any material respect, (B) been suspended or debarred from bidding on government contracts by a Governmental Authority, (C) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract or (D) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform.

Section 4.19.          Opinion of Financial Advisor.

(a)            The Board of Directors of Company has received the opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”), as financial advisor to Company, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Base Purchase Price, subject to adjustment as set forth in this Agreement and the Separation Agreement, to be received by the Company pursuant to this Agreement is fair from a financial point of view to the Company.  Company will make available a true and complete copy of such opinion to Parent, for informational purposes only, after receipt of such opinion by the Board of Directors of Company.

(b)           The independent members of the Board of Directors of Company and the Board of Directors of Company have received the opinion of Moelis & Company LLC (“Moelis”), as financial advisor to the independent members of the Board of Directors of Company, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Base Purchase Price set forth in the Merger Agreement is fair from a financial point of view to the Company.  Company will make available a true and complete copy of such opinion to Parent, for informational purposes only, after receipt of such opinion by the independent members of the Board of Directors of Company and the Board of Directors of Company.

Section 4.20.       Brokers.  No broker, investment banker, financial advisor or other Person, other than Morgan Stanley and Moelis, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

Section 4.21.          Tangible Personal Property.  Except as, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, Company and the Company Subsidiaries have good and valid title to, or have good and valid leasehold interests in, or other rights to use, all material tangible personal property that is used in the conduct of the Company Business, free and clear of all Liens other than Company Permitted Liens, and such material tangible personal property is in good working order, reasonable wear and tear excepted.

Section 4.22.           Product and Service Warranty and Liability; Safety.

(a)            To the knowledge of Company, since April 1, 2021, (i) there has been no pattern of defects in the design, construction, manufacture, packaging or labeling of any product distributed by Company or any Company Subsidiary with respect to the Company Business and (ii) each product sold by Company or any Company Subsidiary with respect to the Company Business that is currently being used has been designed, constructed, manufactured, packaged, installed and labeled in compliance in all material respects with all applicable Laws, and neither Company nor any Company Subsidiary has received any written notice (or to the knowledge of Company, oral notice) of any alleged material noncompliance with any such applicable Law.  To the knowledge of Company, there is no reasonable basis for any present or future Action against Company or any Company Subsidiary giving rise to any Liability arising out of or relating to (i) any product or service distributed, provided or sold by Company or any Company Subsidiary with respect to the Company Business, (ii) any material product liability or material warranty claims relating to the Company Business or (iii) any injury to individuals or property as a result of the ownership, possession, or use of any the products or services provided by the Company Business.  Neither Company nor any Company Subsidiary has been required to file, and has not filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any of the products sold by or services provided by Company or any Company Subsidiary with respect to the Company Business.

(b)            Section 4.22(b) of the Company Disclosure Letter sets forth, since April 1, 2021, (i) an accurate description of any claim made or threatened in writing to the Company or any Company Subsidiary and that remains unresolved alleging deficiencies in the quality of products or services provided by Company or any Company Subsidiary with respect to the Company Business, in respect of which an amount with respect to such claim, individually or in the aggregate, exceeds $1,000,000 and would reasonably be expected to be payable to any customer of the Company Business to resolve such claim and (ii) an accurate list of any credits for alleged deficiencies in the quality of services provided by Company or any Company Subsidiary with respect to the Company Business, on an individual basis, issued by Company or any Company Subsidiary to any customer of the Company Business in the last three years in excess of $1,000,000 (excluding any administrative or billing credits).

(c)           Except as would not reasonably be expected to have a Company Material Adverse Effect, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by Company or the Company Subsidiaries in the conduct of the Company Business.

Section 4.23.        Insurance.  Except as, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, (a) Company or the Company Subsidiaries own or hold policies of insurance, or are self-insured, in such amounts and against such risks customarily insured against by companies in similar lines of business as the Company Business, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) no written notice of cancelation or modification has been received other than in connection with ordinary renewals, (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under such insurance policies and (e) all premiums due and payable thereon have been paid in full.  Section 4.23 of the Company Disclosure Letter sets forth all Specified Group Insurance Policies (as defined in the Separation Agreement).

Section 4.24.          Top Customers and Top Vendors.

(a)           Section 4.24(a) of the Company Disclosure Letter sets forth the names of the Top Customers.  Since the Balance Sheet Date, no Top Customer has (i) ceased, or has given written, or, to the knowledge of Company, oral notice to Company that it intends to cease, to acquire, or to change in any material respect the terms or conditions under which it acquires, the services or products of the Company Business, or has substantially reduced or has given written, or, to the knowledge of Company, oral notice to Company that it intends to substantially reduce the frequency or volume of its acquisition of services and products of the Company Business or (ii) given written or, to the knowledge of Company, oral notice to Company that it intends to (x) fail or refuse to renew any Company Material Contract to which it is a party or to (y) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions. Company and the Company Subsidiaries are not, and since the Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Customer.

(b)          Section 4.24(b) of the Company Disclosure Letter sets forth the names of the Top Vendors.  Since the Balance Sheet Date, no Top Vendor has (i) ceased, or has given written, or, to the knowledge of Company, oral notice to Company that it intends to cease, to provide, or to change in any material respect the terms or conditions under which it provides, services or products to Company and its Subsidiaries, or has substantially reduced or has given written, or, to the knowledge of Company, oral notice to Company that it intends to substantially reduce the frequency or volume of its provision of such services or products or (ii) given written or, to the knowledge of Company, oral notice to Company that it intends to (x) fail or refuse to renew any Company Material Contract to which it is a party or (y) to file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions.  Company and the Company Subsidiaries are not, and since the Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Vendor.

Section 4.25.         No Shareholder Rights Agreement; Anti-Takeover Provisions.  As of the date hereof, Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.  Assuming the accuracy of the representations and warranties set forth in Section 3.06, no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law applies or will apply to Company pursuant to this Agreement or the Merger Transactions.

Section 4.26.       Separation Agreement.  Each of Outdoor Products and Company have entered into the Separation Agreement, attached hereto as Exhibit A, and no amendment or modification of the Separation Agreement in any material respect has been made other than as permitted under Section 5.01(b)(xxv).

Section 4.27.         Sufficiency of Assets.  The rights, properties and other assets of the Surviving Corporation and the Company Subsidiaries (excluding Company Intellectual Property) immediately following the Closing (taking into account the Separation and the other Transactions), together with all other rights of Parent and any of its Affiliates (including Company and the Company Subsidiaries) pursuant to the Transaction Documents immediately following the Closing, will constitute all of the rights, properties and other assets necessary to conduct the Company Business in all material respects in substantially the same manner as conducted by the Company and the Company Subsidiaries on the date of this Agreement and as of immediately prior to the Closing.

Section 4.28.          Inventory.  Except as reflected or reserved against on the Company Balance Sheet in accordance with GAAP or as would not be material to the Company Business, taken as a whole: (a) all inventories of Company or any Company Subsidiary with respect to the Company Business (the “Inventory”) consist of supplies, raw materials, work in progress and finished goods, all of which are merchantable and fit for the purpose for which they were procured or manufactured and conform in all material respects with all applicable specifications and warranties, (b) all of the Inventory is useable or saleable in the ordinary course of business, (c) none of the Inventory is slow-moving, obsolete, damaged or defective, (d) the quantities of each item of Inventory are not excessive and (e) none of the Inventory is held on consignment, or otherwise, by third parties.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.          Conduct of Business by Company.

(a)          Except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly required, permitted or contemplated by this Agreement or any other Transaction Document, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct the Company Business in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve the Company Business substantially intact, including using reasonable best efforts to maintain existing relationships with customers and suppliers.

(b)         In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly required, permitted or contemplated by this Agreement or any other Transaction Document, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

  (i)         in the case of Company and the Company Subsidiaries (A) issue or sell any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants, puts, calls or options to purchase any shares of its capital stock or other equity or voting interests), other than, in each case, pursuant to Company Equity Awards or rights under the Company ESPP outstanding as of the date of this Agreement in accordance with their terms or granted following the date of this Agreement as permitted by this Agreement, (B) establish a record date for, approve, declare, set aside for payment or pay any dividends or make any other distributions in respect of its shares of capital stock or other equity interests, other than dividends and distributions by any wholly owned Subsidiary to its parent, (C) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly owned Subsidiary that remains a wholly owned Subsidiary after consummation of such transaction or (D) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests other than, in each case, pursuant to the cashless exercise of Company Options, the forfeiture of, or withholding of taxes with respect to, Company Equity Awards or the purchase of shares of Company Common Stock under the Company ESPP;

  (ii)        in the case of Company and the Company Subsidiaries, amend its certificate or articles of incorporation or bylaws or comparable organizational documents, other than to change its name in accordance with the terms of any Transaction Document;

  (iii)       sell, transfer, acquire or dispose of, including by entering or terminating any lease with respect to, in a single transaction or a series of related transactions, direct or indirectly any interests in real property owned or leased by Company or any Company Subsidiary or otherwise used in the conduct of the Company Business (including, any Company Owned Real Property or any Company Leased Real Property), except for the expiration or renewal of any lease, in each case, in accordance with its terms;

  (iv)        create any Company Subsidiary that is not, directly or indirectly, wholly owned by the Company;

  (v)        with respect to Company or any Company Subsidiary, acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, in each case that would be owned by Company or any Company Subsidiary after giving effect to the Separation and with a value or purchase price that, individually or in the aggregate, exceeds $50,000,000;

  (vi)      sell, transfer or otherwise dispose of, including by entering any license with respect to, in a single transaction or a series of related transactions, any tangible property or asset (other than, for the avoidance of doubt, sales, transfers or dispositions of Inventory in the ordinary course of business) of the Company Business with a value or purchase price that, individually or in the aggregate, exceeds $25,000,000, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Company Business;

  (vii)     transfer, sell, assign, lease, exclusively license, cancel, abandon, fail to maintain or enforce, or allow to lapse or expire, or otherwise dispose of any material Company Intellectual Property owned by Company or a Company Subsidiary, or take any action or fail to take any action, if such action or failure to take any such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material Company Intellectual Property, in each case, except for the disposal of any Company Registered Intellectual Property at the end of its statutory life or non-exclusive licenses or sublicenses granted in the ordinary course of business;

  (viii)    modify in any material respect any of its policies related to Privacy and Data Security Requirements, or any administrative, technical or physical safeguards related to privacy or data security, of the Company or the Company Subsidiaries, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with Privacy and Data Security Requirements, or (D) as otherwise directed or required by a Governmental Authority;

  (ix)     in the case of Company and the Company Subsidiaries (A) with respect to the Company Employees, adopt, enter into, terminate, materially amend or modify, extend or renew any Labor Agreement or Company Benefit Plan, (B) increase the compensation or benefits of, or pay any bonus to, any former or current Company Employee, other than with respect to increases made in the ordinary course of business consistent with past practice for employees whose annual base salary would not exceed $200,000; provided, however, that subject to clause (I) below, the foregoing shall not restrict Company or any of its Subsidiaries from providing, or making available to, employees who are newly hired in the ordinary course of business compensation and benefit arrangements and Benefit Plans that are substantially consistent with the compensation and benefit arrangements and Benefit Plans previously provided or made available by Company or its applicable Subsidiary to newly hired employees in similar positions, (C) with respect to former or current Company Employees, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (D) with respect to any former or current Company Employees, take any action to accelerate the vesting or payment of any compensation or benefits, (E) with respect to any former or current Company Employees, make any material determination under any Company Benefit Plan that is not in the ordinary course of business, (F) transfer the sponsorship of any Company Benefit Plan to any member of the Outdoor Products Group or accept the transfer of or retain (as applicable) the sponsorship or Liabilities relating to any Outdoor Products Benefit Plan, (G) grant any Company Equity Award, (H) grant to any Company Employee any new change in control, transaction, retention or other payments or benefits that could be triggered in connection with the consummation of the transactions contemplated hereunder, (I) hire or engage any Company Employee whose annual base salary would exceed $200,000 or (J) terminate any Company Employee (other than for cause as reasonably determined by Company) whose annual base salary exceeds $200,000, except in each case, (I) as required to ensure that any Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law, (II) as expressly required pursuant to the terms of any Benefit Plan or applicable Law, (III) as expressly required by Article VI or the Employee Matters Agreement or (IV) to the extent all Liability for such action will, after the Separation, be assumed or retained by Outdoor Products or the Outdoor Products Subsidiaries;

  (x)        other than in the ordinary course of business, incur any Indebtedness, guarantee or otherwise become contingently liable for any Indebtedness of another Person, or enter into any “keep well”

or other agreement to maintain any financial statement condition of another Person, except for (A) Indebtedness solely (i) between or among members of the Company Group or (ii) between or among members of the Outdoor Products Group, (B) Indebtedness incurred under or in respect of any Existing Credit Agreement, the Existing Notes or any other agreement or instrument existing as of the date of this Agreement, (C) foreign currency hedging arrangements on customary arms’ length commercial terms entered into in the ordinary course of business for bona fide commercial purposes and not for speculative purposes and which would not have fees or costs to unwind that would reasonably be expected to exceed $2,000,000 in the aggregate, (D) Indebtedness (i) that, following the Closing, will be an obligation of Outdoor Products or an Outdoor Products Subsidiary and (ii) with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability and (E) any Indebtedness that is incurred to refinance any Indebtedness outstanding as of the date of this Agreement or any of the foregoing, to the extent the amount of such refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

  (xi)       encumber or subject material Company Assets to any Liens other than Company Permitted Liens;

  (xii)     (A) make any loan, advance or capital contribution to, or investment in, any Person that, individually or in the aggregate, exceeds $10,000,000  (other than Contracts relating to acquisitions or Indebtedness, which are the subject of clauses (v) and (x) above, respectively) or (B) authorize or make any capital expenditure in an amount, individually or in the aggregate, in excess of $12,000,000 in any fiscal year, in the case of each of clauses (A) and (B), except as (1) in response to any bona fide casualty loss or property damage or (2) to the extent that any Liability for such action will, after the Separation, be assumed or retained in full by Outdoor Products or the Outdoor Products Subsidiaries;

  (xiii)    make any change in its financial accounting methods, principles and practices in effect on the Balance Sheet Date in any material respect, except as may be required by a change in GAAP after the date hereof, in each case, except to the extent such action relates only to Outdoor Products, the Outdoor Products Subsidiaries or the Outdoor Products Business and such action will, after the Separation, be assumed or retained in full by Outdoor Products or the Outdoor Products Subsidiaries;

  (xiv)   (A) make, change or revoke any material Tax election (including any “domestic use election” pursuant to Treasury Regulations Section 1.1503(d)-6), (B) file any material amended Tax Return, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material Tax refund, (E) waive or extend any statute of limitations relating to any material Tax or material Tax Return, (F) enter into any voluntary disclosure agreement or program with any Governmental Authority implicating any material Taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign Law) with respect to a material Tax liability or (H) change any material Tax accounting period or any method of Tax accounting, in each case, except to the extent such action relates only to Outdoor Products, the Outdoor Products Subsidiaries or the Outdoor Products Business;

  (xv)     adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization in relation to Company or any Company Subsidiary;

  (xvi)    adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions;

  (xvii)  settle any Action with respect to the Company Business if such settlement would require any payment by Company or any Company Subsidiary in an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate, or would obligate Company or any of its Subsidiaries to take any material action with respect to the Company Business, or impose any material restrictions on the Company Business;

  (xviii)  in the case of Company and the Company Subsidiaries, engage in any business other than the Company Business substantially as conducted as of the date hereof or the Outdoor Products Business;

  (xix)   amend, extend, renew or permit to lapse any material insurance policy held by Company or any of the Company Subsidiaries covering the Company Business, or enter into new insurance policies binding on the Company Business, except in either case on such terms and for such amounts as is consistent with past practice;

  (xx)     other than in the ordinary course of business (and, with respect to any existing Company Material Contract, in accordance with the existing terms of such Company Material Contract), or as otherwise permitted by the terms of this Section 5.01(b), enter into, amend, accelerate, cancel, fail to exercise an expiring renewal option, grant a material waiver under or modify in any material respect, terminate or transfer to any person other than a Company Subsidiary any Company Material Contract, or any Contract that would constitute a Company Material Contract if in effect as of the date of this Agreement;

  (xxi)     amend any engagement letter between the Company and any financial advisor listed in Section 4.20, or enter into a new engagement letter with any such financial advisor;

  (xxii)  transfer the employment of any individual to or from Company or a Company Subsidiary to or from Outdoor Products or an Outdoor Products Subsidiary, except in accordance with the Employee Matters Agreement;

  (xxiii)  amend, modify or terminate any Lease Agreement or take any action in material violation thereof other than the expiration or renewal thereof in each case in accordance with its terms;

  (xxiv)  enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

  (xxv)    amend or otherwise modify the Separation Agreement in any material respect; or

  (xxvi)   authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.02.        No Control of Company Business.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company Business prior to the Effective Time.  Prior to the Effective Time, each of Company, Outdoor Products, Merger Sub and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 5.03.       Notices.  Company shall promptly deliver to Parent in writing notice and copies of (a) any notice of default or termination with respect to any Company Material Contract from the applicable counterparty thereto and (b) any notice of violation of Law affecting the Company Business from any Governmental Authority, in the case of each of clauses (a) and (b), (i) received by Company or any Company Subsidiary on or after the date of this Agreement and prior to the Closing Date and (ii) that would reasonably be expected to be material to the Company Business, taken as a whole; provided, however, that any failure of Company to comply with this Section 5.03 shall not be taken into account for purposes of determining whether the condition to the Closing set forth in Section 7.03(b) is satisfied.

ARTICLE VI

Additional Agreements

Section 6.01.          Form S‑4; Proxy Statement.

(a)          As promptly as reasonably practicable following the date hereof and no later than 100 days after the date hereof, Outdoor Products shall prepare, and file with the SEC, a registration statement on Form S‑4 to register under the Securities Act the Outdoor Products Common Stock to be distributed as Merger Consideration (the “Form S‑4”), which Form S‑4 shall also include a proxy statement to be sent to stockholders of Company relating to the Company Stockholder Approval (the “Proxy Statement”); provided that (i) Parent and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed, and (ii) Company and Outdoor Products will consider in good faith comments made by Parent and its counsel with respect to disclosure in the Proxy Statement of information concerning Parent, Merger Sub, Guarantor, the Equity Financing Source, the Debt Financing Sources or any of their respective Affiliates or describing the Financing or the Transactions.  Each of Company and Outdoor Products shall use reasonable best efforts to have the Form S‑4 declared effective under the Securities Act as promptly as practicable after such filing and to remain effective through the Closing Date.  The parties shall cooperate in preparing and filing with the SEC the Proxy Statement and the Form S‑4, in each case together with any necessary amendments or supplements thereto.  Parent will furnish all information concerning Parent, Merger Sub, Guarantor, the Equity Financing Source, the Debt Financing Sources or any of their respective Affiliates as may be reasonably requested by Company and Outdoor Products in connection with the preparation, filing and distribution of the Proxy Statement and the Form S‑4, in each case together with any necessary amendments or supplements thereto.  Company and Outdoor Products shall promptly advise Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and the Form S‑4 or for additional information and shall supply Parent with copies of all material correspondence with the SEC or its staff with respect to the Proxy Statement, the Form S‑4, the Merger or any of the other Transactions, and the parties shall cooperate in preparing and submitting to the SEC or its staff responses related thereto.  Each of Company and Outdoor Products shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.

(b)          If prior to the Effective Time, any event occurs with respect to Parent, Merger Sub, Guarantor, the Equity Financing Source or any of their respective Affiliates, or any change occurs with respect to other information supplied by or on behalf of Parent, Merger Sub, Guarantor, the Equity Financing Source, the Debt Financing Sources or any of their respective Affiliates for inclusion in the Proxy Statement or the Form S‑4, in each case which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Form S‑4, Parent shall promptly notify Company of such event, and Parent, Company and Outdoor Products shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Form S‑4 (as applicable) and, as required by Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders.  Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c)            If prior to the Effective Time, any event occurs with respect to Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by or on behalf of Company or any of its Subsidiaries for inclusion in the Proxy Statement or the Form S‑4, in each case which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S‑4, Company shall promptly notify Parent of such event, and Company, Outdoor Products and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S‑4 (as applicable) and, as required by Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders.  Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

Section 6.02.          Company Stockholders’ Meeting.

(a)           Company shall, in accordance with the organizational documents of the Company, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any postponements, adjournments or recesses thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval.  Company shall (i) cause the Proxy Statement to be mailed to Company’s stockholders as reasonably practicable after the Form S‑4 is declared effective under the Securities Act (and in any event within ten days of the date the Form S-4 is declared effective under the Securities Act), (ii) hold the Company Stockholders’ Meeting as soon as reasonable practicable after the Form S-4 is declared effective under the Securities Act and (iii) subject to Section 6.09(e), use its reasonable best efforts to solicit the Company Stockholder Approval.  Company shall, through its Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Board of Directors of Company shall have made a Company Adverse Recommendation Change as permitted by Section 6.09(e).  Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn, recess or postpone the Company Stockholders’ Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) for a single period not to exceed 15 Business Days and not to end within 10 Business Days of the End Date, to solicit additional proxies if Company reasonably believes it is necessary to obtain the Company Stockholder Approval.

Section 6.03.          Access to Information; Confidentiality.

Subject to applicable Law and any applicable Judgment, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable written notice Company shall, and shall cause its Subsidiaries to, subject to applicable Law, afford Parent and its Representatives and its Financing Sources reasonable access during normal business hours to (i) Company and its Subsidiaries’ officers and employees and (ii) Company and its Subsidiaries’ facilities, properties, Contracts and Records; provided that Company and its Subsidiaries shall only be required to provide the access contemplated by clauses (i) and (ii) to the extent (A) such officers and employees are engaged in, or such facilities, properties, Contracts and Records relate to, the Company Business and (B) such access is reasonably required in connection with the implementation of the Transactions; provided further that no Person shall be required to provide access of the type contemplated by this Section 6.03 if such access would unreasonably interfere with the business or operations of Company and its Subsidiaries.  Notwithstanding anything to the contrary in this Section 6.03, no Person shall be required to provide access to information contemplated by this Section 6.03 (1) if such information constitutes proprietary customer or supplier information or (2) if the disclosure of such information is legally or contractually prohibited or would result in the loss of attorney client privilege; provided that, in the case of this clause (2), the withholding party first uses reasonable best efforts to provide such access in a manner that does not violate any such prohibition or would not result in the loss of any such privilege.  All information exchanged pursuant to this Section 6.03, as well as all information provided to Parent pursuant to Section 6.09, shall be held by the parties as Evaluation Material, as such term is defined in the letter agreement, dated as of August 15, 2023, between Company and CSGM a.s. (the “Confidentiality Agreement”), and shall be subject to the Confidentiality Agreement.

Section 6.04.          Required Efforts.

(a)          On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their respective Affiliates to) use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary or advisable under this Agreement, each other Transaction Document and applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to (i) obtain all necessary or advisable Governmental Approvals and make all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and take all reasonable steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Authority, (ii) subject to the second sentence of Section 6.04(f), obtain all necessary or advisable Consents, (iii) defend against any Actions challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents, other than, in the case of each of clauses (i) through (iv), with respect to registrations, filings and other Governmental Approvals relating to Review Laws and the DPA, which are the subject of Sections 6.04(b), 6.04(c), 6.04(d) and 6.04(f).  In connection with and without limiting the foregoing, each of the parties hereto shall use reasonable best efforts to (A) ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Document and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Document, use reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents.  Each of the parties hereto shall keep the other parties hereto reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals pursuant to this Section 6.04(a).

(b)          In furtherance and not in limitation of the foregoing, each of the parties hereto shall (and shall cause each of their respective Affiliates to) (i) file, or cause to be filed, as promptly as reasonably practicable after the date hereof, all notification and report forms that may be required under the HSR Act or other antitrust, competition or pre-merger notification or trade regulation or foreign direct investment Law (other than the DPA) or order of any jurisdiction (collectively, “Review Laws”) with respect to the Transactions; provided that (A) each of the parties hereto shall (and shall cause each of their respective Affiliates to) file, or cause to be filed, all notifications and report forms that may be required under the HSR Act and (B) Guarantor, Parent and Merger Sub shall (and shall cause each of their respective Affiliates to) file, or cause to be filed, the UK NSIA Notice, in the case of each of clauses (A) and (B), no later than 20 Business Days after the date hereof, (ii) use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Review Law and (iii) subject to Sections 6.04(d) and 6.04(f), use reasonable best efforts to take or cause to be taken, all other actions, and to do, or cause to be done, all other things reasonably necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws that may be required by any Governmental Authority with competent jurisdiction, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions.  Each of the parties hereto shall (and shall cause each of their respective Affiliates to) use reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority by any Person relating to any Review Laws in connection with the Transactions and in connection with any Action relating to any Review Laws in connection with the Transactions, and each of the parties hereto shall (and shall cause each of their respective Affiliates to) keep the other parties reasonably informed of its progress in obtaining any necessary or advisable Governmental Approvals relating to Review Laws in connection with the Transactions.  Subject to applicable Law, and to the extent reasonably practicable, each of the parties hereto shall (and shall cause each of their respective Affiliates to) consult with the other parties hereto in advance with respect to any written materials submitted to any Governmental Authority by such party or its Affiliates, and, to the extent permitted by the applicable Governmental Authority and to the extent reasonably practicable, shall give the other parties hereto the opportunity to attend and participate in any meetings and conferences with Governmental Authorities, in each case in connection with the matters contemplated by this Section 6.04(b).  Notwithstanding the foregoing in this Section 6.04(b), each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable:  (x) designate any competitively sensitive material provided to the others under this Section 6.04(b) as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; (y) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (z) exclude the others from any meeting, conference, videoconference or telephone call (or portion thereof) with any Governmental Authority to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (x) and (y).  None of the parties hereto shall (and each of the parties hereto shall cause each of their respective Affiliates not to) voluntarily extend any waiting period under the HSR Act or any other applicable Review Law or enter into any agreement with any Governmental Authority to delay or not to consummate the Transactions except with the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned).

(c)          As promptly as reasonably practicable after the date hereof, each of the parties hereto shall (and shall cause their respective Affiliates to) (i) produce and submit to CFIUS a draft of a joint voluntary notice as contemplated by the DPA with respect to the Transactions (the “Joint Notice”) for the purpose of obtaining CFIUS

Approval; (ii) reasonably cooperate with one another in order to (A) address and resolve any questions and comments received from CFIUS regarding the draft Joint Notice, (B) file a formal Joint Notice as contemplated by the DPA and (C) use reasonable best efforts to submit to CFIUS any information requested by CFIUS in connection with the CFIUS review (and, if applicable, investigation) of the Joint Notice within the timeframes set forth in the DPA (including any extensions granted in accordance with the DPA); and (iii) subject to Sections 6.04(d) and 6.04(f), use reasonable best efforts to take, or cause to be taken, all other actions, and do, or cause to be done, all other things necessary or advisable to obtain CFIUS Approval so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions.  Each of the parties hereto shall (and shall cause their respective Affiliates to) use reasonable best efforts to cooperate in all respects with each other in connection with any filing with or submission to CFIUS in connection with the Transactions.  Subject to applicable Law, and to the extent reasonably practicable, each of the parties hereto shall (and shall cause their respective Affiliates to):  (A) give each other prompt notice of any material substantive communication made to CFIUS in connection with the Transactions; (B) give each other the right to review in advance any filing made with, or substantive written material submitted to, CFIUS in connection with the Transactions (and consider in good faith the input of the others with respect thereto); (C) as promptly as possible notify each other of any substantive communication from CFIUS in connection with the Transactions; and (D) give each other an opportunity to attend each meeting, conference, videoconference or telephone call with CFIUS in connection with the Transactions (other than purely scheduling and administrative videoconferences or calls).  Notwithstanding the foregoing in this Section 6.04(c), each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable:  (x) designate any competitively sensitive material provided to the others under this Section 6.04(c) as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; (y) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (z) exclude the others from any meeting, conference, videoconference or telephone call (or portion thereof) with CFIUS to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (x) and (y).  None of the parties hereto shall (and each of the parties hereto shall cause each of their respective Affiliates not to) withdraw or withdraw and re-file the Joint Notice without the prior written consent of the other parties hereto.

(d)            Without limiting the foregoing, each of Guarantor, Parent and Merger Sub agrees to (and shall cause each of their respective Affiliates to) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under this Agreement, each other Transaction Document and applicable Law to eliminate each and every impediment to obtaining all necessary or advisable Governmental Approvals, so as to enable the Closing to occur as promptly as practicable, and in any event no later than the End Date, including, subject to Section 6.04(f), (i) agreeing to conditions imposed or requested by any Governmental Authority and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Guarantor, Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates or of Company or any of the Company Subsidiaries and (ii) accepting any operational restrictions (including through a voting trust agreement, proxy agreement or similar arrangement), or otherwise proposing, negotiating, taking or committing to take or not to take actions that limit any of Guarantor’s, Parent’s, Merger Sub’s, the Equity Financing Source’s or any of their respective Affiliates’ (including, after the Effective Time, the Surviving Corporation and its Subsidiaries’) freedom of action with respect to, or the ability of any of them to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of Guarantor, Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates or of Company or any of the Company Subsidiaries, in each case as may be required in order to obtain all necessary or advisable Governmental Approvals or to avoid the entry of, or to effect the lifting, vacating or dissolution of, any order in any Action, which would otherwise have the effect of preventing, delaying or making it materially more difficult to consummate the Transactions.

(e)            Parent and Merger Sub shall be responsible for all filing fees due in connection with any necessary or advisable Governmental Approval.

(f)            Neither Company nor any of its Subsidiaries shall be required to, and Guarantor, Parent and Merger Sub shall not (and shall cause their respective Affiliates not to) without the prior written consent of Company, in connection with obtaining any Consents or Governmental Approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement or any other Transaction Document, agree or consent to, or offer to agree or consent to, (A) the taking of any action or the imposition of any terms, conditions, limitations or standards of service the effectiveness or consummation of which is not conditional upon the occurrence of the Closing, (B) any amendments or modifications to any of the terms of this Agreement or any other Transaction Document or (C) any sale, divestiture or disposal of any of the assets, properties, rights or claims of the Outdoor Products Business (other than as expressly contemplated by the Separation Agreement) or any other action, restriction or limitation with respect to the Outdoor Products Business.  Nothing in this Section 6.04 shall be construed to require Company or any of its Subsidiaries to pay any consideration to, or grant any accommodations to, any third party from whom any Consent or Governmental Approval is requested.

(g)           Without limiting the generality of anything contained in this Section 6.04, each of the parties hereto shall (and shall cause their respective Affiliates to) (i) as promptly as reasonably practicable after the date hereof, prepare and file with DDTC a 60-day notice pursuant to Section 122.4(b) of the ITAR, (ii) use reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by DDTC in connection with such 60-day notice and (iii) within five calendar days after the Closing, prepare and file with DDTC a notification of changes pursuant to Section 122.4(a) of the ITAR.

Section 6.05.          Directors’ and Officers’ Indemnification; Liability Insurance.

(a)          From and after the Effective Time, Parent shall cause the Surviving Corporation to advance expenses as incurred by, and indemnify, exculpate and hold harmless, in each case, to the fullest extent permitted by applicable Law, the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any of its Subsidiaries as in effect on the date hereof, each present and former director, officer or employee of Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any Liabilities incurred in connection with any threatened or actual Action, whether civil, criminal, administrative or investigative, whether arising before, at or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement or any other Transaction Document and the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification pursuant to this Section 6.05. Without limiting the indemnification and other rights provided in this Section 6.05, all rights to indemnification and all limitations on liability existing in favor of the Company Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Law, and shall be honored by the Surviving Corporation and its Subsidiaries as if they were the indemnifying party thereunder, without any amendment thereto.

(b)           For a period of six years after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that Parent or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the Company Indemnified Parties arising from facts or events which occurred at or prior to the Effective Time (including the approval of this Agreement or any other Transaction Document and the Transactions); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company and its Subsidiaries for such insurance (the “Premium Cap”), and, if such premiums for such insurance would at any time exceed the Premium Cap, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance which, in Parent’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Parent or Company may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)         The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.05 without the prior written consent of the affected Company Indemnified Party or affected person.

(d)         The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.  If Parent or the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets to any other entity or engages in any similar transaction, then in each case, Parent or the Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, will expressly assume the obligations set forth in this Section 6.05.

Section 6.06.         Fees and Expenses.  Except as otherwise expressly provided in any Transaction Document, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses.

Section 6.07.         Public Announcements.  Company and Outdoor Products, on the one hand, and Guarantor, Parent and Merger Sub, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 6.07, except as may be required by applicable Law or court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement.  The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed by the parties hereto.

Section 6.08.        Section 16 Matters.  Prior to the Effective Time, Company shall take all such steps as may be required to cause any acquisitions or dispositions of Company Common Stock (including derivative securities with respect thereto), in each case resulting from the Transactions, by each individual who is subject to Section 16 of the Exchange Act with respect to Company to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 6.09.          Covenants of Company Regarding Non-Solicitation.

(a)          Company agrees that, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, except as expressly permitted by this Section 6.09, Company shall not, and shall cause each of its Subsidiaries and its and their respective directors, officers and employees and shall direct its and their respective other Representatives not to, (A) solicit, initiate or knowingly assist, facilitate or encourage (including by providing information) any inquiries regarding, or the making or completion of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal or (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or afford any other Person access to the facilities, properties, Contracts and Records of Company and its Subsidiaries in connection with, or for the purpose of encouraging or facilitating, a Company Acquisition Proposal or any proposal that would reasonably be expected to lead to a Company Acquisition Proposal.  Immediately following the date of this Agreement, Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Company Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.09(a) by any Representative of Company or its Subsidiaries shall constitute a breach of this Section 6.09(a) by Company.

(b)          Notwithstanding anything contained in Section 6.09(a), if at any time prior to obtaining the Company Stockholder Approval, Company or any of its Representatives receives a bona fide Company Acquisition Proposal, which Company Acquisition Proposal did not result from any breach in any material respect of this Section 6.09, (i) Company may contact and engage in discussions with such Person or group of Persons making such Company Acquisition Proposal or its or their Representatives solely to clarify the terms and conditions thereof or to request that any Company Acquisition Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 6.09 and (ii) if the Board of Directors of Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that (A) such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Company Acquisition Proposal and furnish, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to Company and its Subsidiaries to the Person or group of Persons who has made such Company Acquisition Proposal; provided that Company shall, substantially simultaneously with any non-public information concerning the Company Business that was not previously provided to Parent or its Representatives being provided to such Person or group of Persons, provide such information to Parent and (y) subject to the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Acquisition Proposal.

(c)           Company shall promptly (and in any event within 48 hours) notify Parent in writing in the event that Company or any of its Subsidiaries or its or their respective Representatives receives a Company Acquisition Proposal, whether or not in breach of Section 6.09(a) or Section 6.09(b), or any inquiry, request, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal and shall disclose to Parent the material terms and conditions of any such Company Acquisition Proposal, inquiry, request, proposal or offer and the identity of the Person or group of Persons making such Company Acquisition Proposal, inquiry, request, proposal or offer and a copy of such Company Acquisition Proposal or inquiry, request, proposal or offer if made in writing (or, with respect to oral proposals, a written summary thereof).  Company shall keep Parent reasonably informed of any material developments with respect to any such Company Acquisition Proposal, request, inquiry, proposal or offer (including any material changes thereto) on a prompt basis (and in any event within 48 hours), including providing copies of all written proposals, documents, agreements or correspondence (or, with respect to oral proposals, a written summary thereof) that identify or set forth any additional material terms or conditions thereof and are delivered to Company or its Representatives.  Company shall not enter into any agreement with respect to any Company Acquisition Proposal that, by its terms, limits Company’s ability to comply with its obligations to keep Parent informed pursuant to this Section 6.09(c).

(d)           Except as permitted by Section 6.09(e), neither the Board of Directors of Company nor any committee thereof shall (i)(A) withhold or withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Parent), or otherwise fail to include in the S-4, the recommendation by the Board of Directors of Company to the holders of Company Common Stock that they give the Company Stockholder Approval, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt or publicly declare advisable, any Company Acquisition Proposal or (C) publicly propose, commit or agree to take any action set forth in the foregoing clause (A) or (B) (it being understood that the Board of Directors of Company or any committee thereof may (1) make or cause Company to make a customary “stop, look and listen” communication or (2) elect to take no position with respect to a Company Acquisition Proposal that is a tender offer until the close of business on the tenth Business Day after the commencement of such Company Acquisition Proposal pursuant to Rule 14e‑2 under the Exchange Act) (any action described in this clause (i), other than the actions in the foregoing clauses (1) and (2), being referred to as an “Company Adverse Recommendation Change”) or (ii) execute or enter into (or cause or permit Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar Contract implementing a Company Acquisition Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”).

(e)           Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Company Stockholder Approval is obtained, the Board of Directors of Company or any duly authorized committee thereof may make a Company Adverse Recommendation Change if the Board of Directors of

Company or any committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) in the case of any Company Adverse Recommendation Change not made in response to a Company Acquisition Proposal, such Company Adverse Recommendation Change is in response to an Intervening Event and (iii) in the case of a Company Adverse Recommendation Change made in response to a Company Acquisition Proposal, such Company Acquisition Proposal constitutes a Company Superior Proposal (and in which event the Board of Directors may, subject to compliance with this Section 6.09(e), cause Company to terminate this Agreement pursuant to Section 8.01(c)(ii) in order to enter into a definitive agreement with respect to such Company Superior Proposal); provided, however, that the Board of Directors of Company or any committee thereof shall not, and shall cause Company not to, (A) make a Company Adverse Recommendation Change in connection with such Intervening Event or Company Superior Proposal or (B) cause Company to terminate this Agreement pursuant to Section 8.01(c)(ii) unless (1) Company has given Parent at least four Business Days’ prior written notice of its intention to take such action and furnishes to Parent a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Company Superior Proposal, the identity of the party making the Company Superior Proposal, the material terms and conditions thereof, and attaching a copy of the most current version of the proposed agreement under which such Company Superior Proposal is to be consummated), (2) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other Transaction Documents which would result in either (x) the acquisition of the Company Business as contemplated by this Agreement or, (y) at Parent’s sole discretion, the acquisition of both Company and Outdoor Products and the Company Business and the Outdoor Products Business, (3) following the end of such notice period, the Board of Directors of Company or any committee thereof shall have considered in good faith any such binding offer from Parent and shall have determined, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to continue to be inconsistent with the directors’ fiduciary duties under applicable Law if the revisions proposed in such binding offer were to be given effect and, in the case of clause (iii) above, the Company Acquisition Proposal would continue to constitute a Company Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the terms of such Company Superior Proposal (including any change to pricing or any other material amendment or revision), Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three Business Days (rather than at least four Business Days as otherwise contemplated by clause (1) above).

(f)            Nothing in this Section 6.09 or elsewhere in this Agreement shall prohibit Company or the Board of Directors of Company or any committee thereof from (i) taking and disclosing to the stockholders of Company a position contemplated by Rule 14e‑2(a), Rule 14d‑9 or Item 1012(a) of Regulation M‑A promulgated under the Exchange Act and (ii) making any disclosure to the stockholders of Company that is required by applicable Law; provided, however, that neither Company nor the Board of Directors of Company or any duly authorized committee thereof shall, except as expressly permitted by, and pursuant to, Section 6.09(e), effect a Company Adverse Recommendation Change, including in any disclosure document or communication filed, publicly issued or made in connection with compliance with such requirements.

Section 6.10.          Tax Matters.

(a)            For United States federal income Tax purposes, it is intended that, in connection with the Closing: (i) the receipt by holders of the Merger Consideration in exchange for their Company Common Stock (or, in the case of any Appraisal Shares, the receipt by the holders of such Appraisal Shares of the fair value, together with interest, in respect of such Appraisal Shares pursuant to Section 262 of the DGCL or any settlement consideration in lieu thereof) be treated as an exchange to which Sections 302(a) and (b)(3) of the Code applies; (ii) the Merger be treated as a distribution by Company of the Merger Consideration to which Section 311 of the Code applies; (iii) the fair market value of the Company Common Stock treated as exchanged (as described in the foregoing clause (i)) be reduced by the Subscription Amount for purposes of computing the Tax described in Section 4501(a) of the Code, in accordance with Section 4501(c)(3) of the Code; and (iv) the taxable year of the consolidated group for U.S. federal income tax purposes of which Company is the common parent shall terminate at the end of the Closing Date (the foregoing clauses (i), (ii), (iii) and (iv), together with the intended Tax treatment set forth on Schedule 1.01(a) of the Separation Agreement, the “Intended Tax Treatment”).  The parties hereto shall cooperate with each other and use reasonable best efforts to cause the applicable Transactions to qualify for the Intended Tax Treatment, including by refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment.  The parties hereto shall not take any position inconsistent with the Intended Tax Treatment for any Tax purpose unless otherwise required by a Final Determination.

(b)           Parent shall not make, and shall cause its Affiliates, including the Company, to not make, any Tax election in connection with the Transactions, including elections under Section 336(e) of the Code and Treasury Regulations Section 1.1502‑36(d)(6)(i)(B), without the prior written consent of Outdoor Products; provided that (i) it shall not be a breach of this covenant if an election under Treasury Regulations Section 1.1502‑36(d)(6)(v)(C) is deemed to be made and (ii) actions taken in accordance with Section 4.11 of the Separation Agreement shall not be a breach of this covenant.

(c)           On the Closing Date, the Company shall provide a certification complying with the provisions of Treasury Regulations Section 1.897-2(h) to Parent to the effect that the Company has not been a United States real property holding corporation for the five-year period ending on the Closing Date.

(d)           Company shall deliver to Parent, at or prior to the Closing, a properly executed IRS Form W-9 with respect to (i) Federal Cartridge Corporation, a Minnesota corporation; (ii) Ammunition Operations LLC, a Delaware limited liability company; and (iii) Vista Outdoor Inc., a Delaware corporation.

Section 6.11.          Sole Stockholder Approval.  Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

Section 6.12.          Transaction Litigation.

(a)          From the date of this Agreement until the Closing, Company shall provide Parent with reasonably prompt notice of any litigation commenced or, to the knowledge of Company, threatened against Company or its directors relating to the Transactions, brought by any holder of Company Common Stock and keep Parent reasonably informed with respect to the status thereof and shall keep Parent reasonably informed with respect to the status thereof (including by promptly furnishing to Parent and its representatives such information relating to such proceeding as may be reasonably requested).

(b)          Unless the Board of Directors of Company has made a Company Adverse Recommendation Change, Company shall give Parent the opportunity to participate in the defense or settlement of (i) any litigation against Company or its directors relating to the Transactions brought by any holder of Company Common Stock and (ii) any demands for appraisal of any shares of Company Common Stock pursuant to Section 262 of the DGCL.  Without limiting in any way the parties’ obligations under Section 6.04, each of Company and Parent shall cooperate, shall cause its Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in each case in the defense against such litigation or appraisal demand.  For purposes of this paragraph, “participate” means Parent being kept reasonably apprised of proposed strategy and other significant decisions with respect to any such litigation or appraisal demands (to the extent attorney-client privilege between Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such litigation or appraisal demands but will not be afforded any decision making power or other authority over such litigation or appraisal demands.

Section 6.13.          Financing.

(a)          Each of Guarantor, Parent and Merger Sub shall (and shall cause their respective Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, as promptly as reasonably practicable until the earlier to occur of (x) the Closing Date and (y) the valid termination of this Agreement, all things necessary, proper or advisable and reasonably within their control to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Financing Commitments, including using reasonable best efforts to: (i) maintain in effect and comply with the obligations under the Financing Commitments, (ii) promptly negotiate and enter into definitive documents with respect to the Financing on the terms and subject only to the conditions set forth in the Financing Commitments (or on terms and subject to conditions, including any terms and conditions that could affect the conditionality, enforceability, availability, termination or aggregate amount of the Debt Financing, not materially less favorable to Guarantor, Parent and Merger Sub than the terms and conditions set forth in the Financing Commitments taken as a whole), (iii) satisfy on a timely basis all conditions applicable to Guarantor, Parent, Merger Sub and their respective Affiliates in the Financing Commitments and the definitive documents relating to the Financing (including delivering all financial statements of Guarantor to the extent required by the Financing Commitments), (iv) consummate the Financing at or prior to the Closing, including using reasonable best efforts (which shall include taking all actions reasonably within its control) to cause the Debt Financing Sources and the other Persons committing to fund the Financing to fund the Financing at the Closing, (v) enforce its rights and remedies under the Financing Commitments and the definitive documents relating to the Financing and (vi) comply with its covenants and other obligations under the Financing Commitments and the definitive documents relating to the Financing.  Each of Guarantor, Parent and Merger Sub shall not (and shall cause their respective Affiliates not to), without the prior written consent of Company, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Financing Commitments or the definitive documents relating to the Financing if such termination, amendment, modification or waiver would (A) reduce (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount less than the amount required by Parent and Merger Sub to consummate the Merger Transactions at the Closing, (B)(1) impose new or additional conditions precedent to the availability of the Financing or (2) otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Financing Commitments or the definitive documents relating to the Financing, in each case in a manner that would reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (C) shorten the expiration date of the Financing Commitments or (D) adversely affect the ability of Guarantor, Parent or Merger Sub to enforce their rights and remedies against any other party to any Financing Commitment or the definitive documents with respect to the Financing; provided that, notwithstanding anything to the contrary herein, no consent from Company or any other party hereto shall be required for (I) any amendment, restatement, amendment and restatement, replacement, supplement or other modification of, or waiver or consent under, the Debt Financing Commitments that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date of this Agreement (including replacement of a Debt Financing Source thereunder) or (II) implementation or exercise of any economic “flex” provision contemplated by the Debt Financing Commitments.  Parent shall promptly deliver to Company copies of any amendment, modification or waiver to or under any Financing Commitment or the definitive documents relating to the Financing.  Parent or its applicable Affiliate will fully pay, or cause to be paid, all commitment and other fees under or arising pursuant to the Debt Financing Commitments as and when they become due.

(b)           (i) Parent shall keep Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall provide to Company copies (including drafts) of the material definitive documents for the Debt Financing as soon as practicable. Parent shall promptly notify Company (A) of any actual or threatened in writing material breach, default, termination or repudiation by any party to any Financing Commitment or definitive documents related to the Financing of which Guarantor, Parent or Merger Sub becomes aware, (B) of the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened in writing material breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing of any provisions of the Financing Commitments or any definitive document related to the Financing and (C) if and when Guarantor, Parent or Merger Sub becomes aware that any portion of the Financing contemplated by the Financing Commitments may not be available in the amounts necessary to meet the obligations of Parent or Merger Sub, as applicable, as provided in this Agreement, on the terms and conditions, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.  Parent shall promptly provide any information reasonably requested by Company relating to any circumstance referred to in the immediately preceding sentence (if applicable).

  (i)       If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Financing Commitments (after taking into account economic “flex” terms), (A) Parent shall promptly notify Company in writing and (B) Guarantor, Parent and Merger Sub shall use reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive documents with respect to, alternative financing, including from alternative sources, on

Commercially Reasonable Terms (as defined below) in an amount sufficient to replace any unavailable portion of the Financing (“Alternative Financing”); provided, that the failure to obtain alternative financing shall not relieve Guarantor, Parent or Merger Sub of any obligations hereunder.  Parent shall deliver to Company complete copies of all Contracts or other arrangements (including any Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any Alternative Financing.

  (ii)       For purposes of this Agreement, (A) references to the “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified or replaced by this Section 6.13 (including any Alternative Financing), (B) references to the “Debt Financing Commitments” shall include such documents as permitted to be amended, modified or replaced by this Section 6.13, (C) references to the “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted to be amended, modified or replaced by this Section 6.13 and (D) references to the “Debt Financing Sources” shall include the sources of the Debt Financing as permitted to be amended, modified or replaced by this Section 6.13. “Commercially Reasonable Terms” means debt financing terms available in the market from major international or United States financing institutions to borrowers or issuers with credit ratings comparable to Company (determined after giving pro forma effect to the Merger Transactions) for financing comparable to the type of financing contemplated by the Debt Financing Commitments at the time the Alternative Financing is sought, which shall not be less favorable in any material respect to Guarantor, Parent or Merger Sub with respect to conditionality or enforceability.

  (iii)      Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Guarantor, Parent or Merger Sub to (A) pay any fees materially in excess of those contemplated by the Financing or (B) agree to economic terms of the Financing that are materially less favorable to Guarantor, Parent or Merger Sub in the aggregate than those contemplated by the Debt Financing Commitments (including any economic “flex” provisions therein).

(c)           Prior to the Effective Time, Company shall use, and shall cause its Subsidiaries to use, reasonable best efforts to provide, and shall use reasonable best efforts to cause any Representatives retained by Company or any of its Subsidiaries to use reasonable best efforts to provide, in each case at Parent’s sole cost and expense, such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (i) participation in a reasonable number of teleconferences, meetings including rating agency meetings, drafting sessions, presentations, road shows and due diligence sessions, in each case upon reasonable advance notice and at mutually agreeable dates and times, (ii) providing to Parent and the Debt Financing Sources by December 31, 2023, or as soon as reasonably practicable thereafter, the Required Financial Information, and using reasonable best efforts to furnish Parent and the Debt Financing Sources with such other information regarding Company and the Company Subsidiaries as may be reasonably requested by Parent that is necessary or customary for the arrangement or marketing of the Debt Financing, (iii) reasonably assisting Parent and the Debt Financing Sources in the preparation of (A) customary offering materials or information memorandum to be used in a syndication of any portion of the Debt Financing by providing such other pertinent information as may be reasonably requested by Parent, including any such information customarily included in an offering memorandum utilized for sales under Rule 144A under the Securities Act (“Rule 144A”), (B) materials for rating agency presentations, bank information memoranda and similar documents reasonably required in connection with the Debt Financing and (C) pro forma financial statements (it being understood that Parent, and not Company or any of its Subsidiaries, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments), (iv) reasonably cooperating with marketing efforts of Parent and the Debt Financing Sources for any portion of the Debt Financing, (v) facilitating the granting of a security interest (and perfection thereof) in collateral, including obtaining releases of existing Liens, provided that no security interest and no release of existing Liens shall be effective until the Closing, (vi) assisting in the preparation, execution and delivery (limited, in the case of execution and delivery, solely to officers continuing with Company and the Company Subsidiaries after the Closing) of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive documentation, in each case as may be reasonably required by Parent; provided that any such agreements, documents and related certificates and instruments shall be subject to the occurrence of the Closing and become effective no earlier than the Closing, (vii) executing and delivering (A) customary authorization letters to the Debt Financing Sources authorizing the distribution of information regarding Company to prospective lenders or investors in connection with the Debt Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about Company and its Subsidiaries or their securities, and a customary representation as to the accuracy of the written information contained in the disclosure and marketing materials regarding Company and its Subsidiaries, subject to customary exceptions and qualifications, and (B) customary management representation letters and chief financial officer certificates with respect to the financial information of Company and its Subsidiaries included in the marketing materials for any debt offerings; (viii) using reasonable best efforts to cause its independent auditors to (A) provide drafts and executed versions of customary auditor comfort letters (including “negative assurance” comfort and change period comfort) with respect to historical financial information and “negative assurance” comfort with respect to the pro forma financial statements customary and consistent with the accounting policies and procedures of the auditors of Company, in each case, relating to Company as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A) and (B) attend a reasonable number of accounting due diligence sessions and drafting sessions (which may be virtual) at reasonable times and places, (ix) reasonably cooperating in the completion of a commercial field examination and inventory appraisal of Company and the Company Subsidiaries, in each case solely to the extent necessary and customary in connection with any asset based revolving credit facility contemplated by the Debt Financing, and (x) furnishing to Parent and its lenders promptly (and in any event at least five Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and requested by the Debt Financing Sources in writing at least 10 Business Days prior to the Closing Date.  Notwithstanding anything to the contrary contained herein, nothing in this Section 6.13(c) shall require any such cooperation or assistance to the extent that it could result in Company or any of its Subsidiaries being required to (1) pledge any assets as collateral prior to the Effective Time, (2) incur any liability (including payment of fees) in connection with the Debt Financing prior to the Effective Time, (3) take any actions to the extent such actions would, in Company’s reasonable judgment, (I) unreasonably interfere with the ongoing business or operations of Company or any of its Subsidiaries or otherwise unreasonably interfere with the prompt and timely discharge by any employee of Company or any of its Subsidiaries of their normal duties, (II) reasonably be expected to subject any director, manager, officer or employee of Company or any of its Subsidiaries to any actual or potential personal liability, (III) conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation, prior to the Effective Time, of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any provision of (x) the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any of its Subsidiaries, (y) any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties, assets or businesses is bound or (z) any Judgment or Law applicable to Company or any of its Subsidiaries or their respective properties, assets or businesses, (IV) prior to the Effective Time, require any such entity to change any fiscal period, or (V) cause (x) any representation or warranty set forth in Article IV of this Agreement to be inaccurate or breached, (y) any closing condition set forth in Article VII of this Agreement to fail to be satisfied or (z) any other breach of this Agreement or any other Transaction Document, (4) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing, (5) provide access to or disclose information that Company reasonably determines could (I) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege of, or conflict with any confidentiality requirements applicable to, Company or any of its Subsidiaries, (II) expose Company or any of its Subsidiaries to risk of liability for disclosure of sensitive or personal information or (III) result in the disclosure of trade secrets or competitively sensitive information to third parties, (6)  cause any director, manager or equivalent of Company or any of its Subsidiaries to pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith (other than any director, manager or equivalent of Company or any of the Company Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case that are not contingent on the Closing or would be effective prior to the Effective Time, (7) deliver any opinion of counsel (other than customary opinions of counsel delivered in connection with the definitive agreements for the Financing at the Closing) or (8) except for delivery of the Required Financial Information, require Company or any of its Subsidiaries to prepare any financial statements or information that are not available to Company and its Subsidiaries and prepared in the ordinary course of the financial reporting practice of Company and its Subsidiaries.

(d)         Parent shall be responsible for all fees and expenses related to the Financing contemplated hereby.  Accordingly, notwithstanding anything to the contrary in Section 6.06, Parent shall promptly reimburse Company and each of its Subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Company or such Subsidiary in connection with their cooperation pursuant to Section 6.13(c) or otherwise in connection with the Financing.  Parent shall indemnify and hold harmless Company and each of its Subsidiaries and all of their respective directors, officers, managers, employees and Representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Financing, their assistance pursuant to this Section 6.13 or otherwise or any information utilized in connection therewith.  Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, neither Company nor any of its Subsidiaries shall have any Liability under any loan agreement or any related document or any other agreement or document related to the Financing.

(e)          For the avoidance of doubt, Parent and Merger Sub, on behalf of themselves and their respective Affiliates, expressly acknowledge and agree that (i) their respective obligations to consummate the Transactions are not subject to any condition or contingency with respect to receipt of the Financing and (ii) the condition set forth in Section 7.03(b), as applied to the obligations of Company under this Section 6.13, shall be deemed to be satisfied, unless the Debt Financing has not been obtained as a result of a material breach by Company of its obligations under this Section 6.13.

(f)          Company hereby consents to the use of its and its Subsidiaries’ trademarks, trade names and logos, in each case relating to the Company Business, in connection with the Financing; provided that (i) such trademarks, trade names and logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Company or its Subsidiaries or the reputation or goodwill of Company or its Subsidiaries and (ii) such use is subject to Company’s reasonable review in advance thereof.

Section 6.14.          Existing Company Indebtedness.

(a)           With respect to the Existing Term Loan Credit Agreement, Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate, in each case to be effective as of the Closing Date, the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith.

(b)           With respect to the Existing ABL Credit Agreement, Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate, in each case to be effective as of the Closing Date, either (i) the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith and replacement of or cash collateralization of any issued letters of credit or (ii) in a manner reasonably satisfactory to Parent, the unconditional release of Company and the Company Subsidiaries from their obligations thereunder and the unconditional termination of any Liens on any Company Assets.

(c)         Without limiting the generality of Section 6.14(a) and Section 6.14(b), Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver in form and substance reasonably acceptable to Parent, (i) (A) customary payoff letters as may be reasonably requested by Parent or the Financing Sources setting forth the amounts necessary to pay off in full all Closing Debt under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement as of the Closing Date (if applicable) and releasing all related Liens and (B) Uniform Commercial Code termination statements and other similar release documents in connection with the foregoing and (ii) final invoices reflecting the Transaction Expenses under clause (A) of the definition thereof from the applicable payees thereof.

(d)          Prior to the Effective Time, Company shall (i) issue a notice of optional redemption for all of the outstanding aggregate principal amount of the Existing Notes in accordance with the Existing Notes Indenture in order to effect a redemption on the Closing Date (the “Existing Notes Redemption”); provided that such redemption notice shall be subject to and conditioned upon the occurrence of the Effective Time, and (ii) provide any other cooperation reasonably requested by Parent (which shall not require the payment of funds by Company or its Subsidiaries other than for the Existing Notes Redemption) to facilitate the Existing Notes Redemption, effective as of and conditioned upon the occurrence of the Effective Time.  Company shall not be required to take any action, to the extent it determines, after consultation with outside counsel, that such action would reasonably be expected to violate the terms of any Contract to which it is a party.  Following the date hereof, Company shall not enter into any binding agreements in respect of the Existing Notes without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

(e)           Prior to the Effective Time, Company will, if requested by Parent, use reasonable best efforts to cooperate with and assist Parent in connection with (i) terminating any hedge instruments relating to the Existing Notes at or as promptly as practicable following the Effective Time and (ii) any discussions, negotiations or agreements with the counterparties to such hedge instruments with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with such hedge instruments.

Section 6.15.          Post-Closing Compensation Matters.

(a)           For a period of not less than one year following the Effective Time (or if earlier, the date of termination of such Company Employee), Parent shall, and shall cause the Surviving Corporation to, provide each Company Employee (i) a base salary that is no less favorable than that in effect for such Company Employee immediately prior to the Effective Time and (ii) annual cash incentive and long-term incentive opportunities, severance benefits and employee benefit plans and arrangements (other than base salary) that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time; provided that, in lieu of providing equity or equity-related incentives, Parent may satisfy its obligations by providing the cash equivalent thereof.

(b)           Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Benefit Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.  Parent shall or shall cause the Surviving Corporation to assume, honor and provide all the Company Benefit Plans in accordance with their terms in effect as of the Effective Time, without any amendment or modification in respect of any payments, benefits or rights under any Company Benefit Plan arising as a result of the Transactions (either alone or in combination with any other event).

(c)           Each Company Employee who participates in a Benefit Plan that is an annual cash incentive plan (each, an “Annual Incentive Plan”) shall receive a cash bonus in respect of Company’s fiscal year in which the Closing occurs as follows:  (i) with respect to the portion of such fiscal year ending on the Closing Date, an amount equal to the cash bonus calculated under the applicable Annual Incentive Plan based on the projected full-year actual performance under the applicable Annual Incentive Plan as of the Closing, as determined prior to the Closing by the Board of Directors of Company (or, if appropriate, any committee administering the Annual Incentive Plan), prorated for the portion of the year elapsed between the beginning of such fiscal year and the Closing Date (the “Pre-Closing Bonus”) and (ii) with respect to the remainder of such fiscal year, an amount equal to the greater of full-year threshold or actual performance, prorated for the portion of the year elapsed between the Closing Date and the end of such fiscal year (the “Post-Closing Bonus”), in each case, otherwise in accordance with the terms of the applicable Annual Incentive Plan as in effect for each Company Employee as of the Closing Date; provided that, notwithstanding the foregoing, in the event the Closing occurs within 60 Business Days preceding Company’s fiscal year end, then such Company Employee shall not receive a Post-Closing Bonus but shall receive a Pre-Closing Bonus equal to an amount calculated under the applicable Annual Incentive Plan based on projected full-year actual performance under the applicable Annual Incentive Plan as of the Closing, as determined by the Board of Directors of Company (or, if appropriate, any committee administering the Annual Incentive Plan), without proration.  Parent shall, and shall cause the Surviving Corporation to, (i) pay the Pre-Closing Bonuses to the applicable Company Employees promptly following the Closing (but in any event, no later than the first payroll date that occurs more than five Business Days after the Closing) and (ii) pay the Post-Closing Bonuses to the applicable Company Employees at the same time that such bonuses are typically paid in the ordinary course of business.  Notwithstanding the foregoing in this Section 6.15(c), in the event that any Company Employee is terminated by Parent or any of its Affiliates, including the Surviving Corporation or any of its Subsidiaries, without Cause (as defined in the Vista Outdoor 2020 Stock Incentive Plan) or due to death or disability following the Closing but prior to the payment date for Post-Closing Bonuses, if any, Parent shall, and shall cause its Affiliates, including the Surviving Corporation and its Subsidiaries, to, pay to such Company Employee, at the time set forth in the preceding sentence, an amount equal to the sum of (x) the Pre-Closing Bonus and (y) a portion of the applicable Post-Closing Bonus pro-rated based on the number of days the applicable Company Employee was employed between the Closing Date and the end of the performance period.

(d)          The provisions of this Section 6.15 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.15 is intended to, or shall, constitute the establishment, modification, termination or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise or limit the ability following the Closing of the Company Group to modify, amend or terminate any benefit or compensation plan, program, contract, policy, agreement or arrangement or shall confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee) any right to employment or continued employment for any period of time or any right to a particular term or condition of employment, and no current or former employee or any other Person associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 6.16.          R&W Insurance Policy.

(a)          The premium payable to the underwriters in respect of the R&W Insurance Policy, and all other brokerage commissions, Taxes, or similar expenses, fees or costs associated with obtaining the R&W Insurance Policy shall be borne by Parent.

(b)           From and after the Closing, to the extent requested in writing, Outdoor Products shall, and shall cause its Subsidiaries to, at Parent’s sole cost and expense, use good-faith efforts to reasonably cooperate with Parent in connection with any claim made by Parent under the R&W Insurance Policy.

(c)           Parent agrees to not amend the subrogation provisions of the R&W Insurance Policy benefitting Outdoor Products after the Closing in a manner that would adversely affect Outdoor Products without the prior written consent of Outdoor Products.  At such time as the Parent obtains the issued R&W Insurance Policy, a copy of such policy shall be provided to Company and Outdoor Products.

Section 6.17.         Separation.  Company shall keep Parent reasonably apprised, in reasonable detail, of the status of the Separation, and shall implement the Separation as contemplated by the Separation Agreement.  Company and Parent shall reasonably cooperate in connection with such activities necessary to implement the Separation.

Section 6.18.          Covenant Not to Compete.

(a)           From the Effective Time until the first anniversary of the Closing Date, Outdoor Products will not directly or indirectly (including through any Affiliate), within the geographic region of North America, engage in, assist (financially or otherwise) or perform any Protected Activity.  Notwithstanding the foregoing, Outdoor Products may own, directly or indirectly, no more than five percent (5%) of the outstanding stock or other equity interests of or in any publicly traded corporation or other business enterprise that engages in the Protected Activities; provided that such ownership therein is solely as a passive investor.  “Protected Activity” means any activity involving the manufacture or sale of ammunition, other than, for the avoidance of doubt, any activity of the Outdoor Products Business and any reasonable extension or development thereof.

(b)           If, at the time of enforcement of the covenants contained in this Section 6.18 (the “Restrictive Covenants”), a court holds that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Law.  Each party has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and areas restrictions and are necessary to protect the goodwill of the Surviving Corporation and the Company Subsidiaries and the substantial investment made therein by Parent.

Section 6.19.         Title Affidavit.  At the reasonable written request of Parent, Company shall use reasonable best efforts to deliver to Parent’s designated, nationally recognized title insurance company owner’s affidavits and non-imputation affidavits, in each case, executed by Company or the applicable Subsidiary (limited, in the case of execution and delivery, solely to officers continuing with Company and the Company Subsidiaries after the Closing), to the extent reasonably required by Parent’s title insurance company in connection with its issuance of title insurance for the Company Owned Real Property to Parent or its Subsidiaries, in each case, in a form reasonably acceptable to Company and such title insurance company. For the avoidance of doubt, (i) neither the delivery of any such affidavits nor the issuance of any such title insurance policies shall constitute a condition to the Closing, (ii) all such title insurance policies shall be subject to Company Permitted Liens and (iii) all new title insurance policies (including any updates to existing policies, any endorsements and all related services and costs) shall be at the sole cost and expense of Parent.

ARTICLE VII

Conditions Precedent

Section 7.01.         Conditions to Each Party’s Obligation To Effect the Merger Transactions.  The respective obligations of each party to effect the Merger, and the respective obligations of Company and Parent to effect the Subscription, are subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a)            the Company Stockholder Approval shall have been obtained;

(b)          any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, CFIUS Approval shall have been received and the Governmental Approvals under Review Laws set forth in Section 7.01(b) of the Company Disclosure Letter shall have been obtained;

(c)           no court of competent jurisdiction or other Governmental Authority shall have issued a Judgment or enacted a Law (each, a “Restraint”) that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions;

(d)            the Pre-Closing Separation shall have been completed in accordance with the Separation Agreement;

(e)            the Form S‑4 shall have become effective under the Securities Act and shall not be the subject of any stop order; and

(f)            the shares of Outdoor Products Common Stock to be distributed in connection with the Merger shall have been approved for quotation on the NYSE, subject to official notice of issuance.

Section 7.02.        Conditions to Obligations of Company and Outdoor Products To Effect the Merger Transactions.  The obligations of Company and Outdoor Products to effect the Merger, and the obligation of Company to effect the Subscription, are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a)           (i) the representations and warranties of Parent and Merger Sub set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.08 and Section 3.09 and the representations and warranties of Guarantor set forth in Section 9.15(c)(i), Section 9.15(c)(ii)(A), Section 9.15(c)(iii), Section 9.15(c)(iv) and Section 9.15(c)(vi) shall be true and correct in all material respects, as of the Closing as though made at the Closing, except to the extent such representation and warranties expressly relate to an earlier date (in which case as of such earlier date) and (ii) all other representations and warranties of Parent, Merger Sub and Guarantor set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), other than, in the case of this clause (ii), any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)           Guarantor, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement, and each other Transaction Document to which they are a party, at or prior to the Closing; and

(c)           Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub (as applicable) of the conditions set forth in Sections 7.02(a) and 7.02(b).

Section 7.03.       Conditions to Obligations of Parent and Merger Sub To Effect the Merger Transactions.  The obligations of Parent and Merger Sub to effect the Merger, and the obligation of Parent to effect the Subscription, are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a)           (i) the representations and warranties of Company set forth in Section 4.01, Section 4.03, Section 4.04, Section 4.20 and Section 4.26 shall be true and correct in all material respects, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) all other representations and warranties of Company set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), other than, in the case of this clause (ii), any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)           each of Company and Outdoor Products shall have performed in all material respects all obligations required to be performed by them under this Agreement, and each other Transaction Document to which they are a party, at or prior to the Closing;

(c)           Parent shall have received a certificate signed on behalf of Company by an executive officer of Company certifying the satisfaction by Company and Outdoor Products (as applicable) of the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(d); and

(d)          since the date of this Agreement there shall not have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7.04.         Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s (or such party’s Affiliate’s) failure to comply with this Agreement or the other Transaction Documents or use the efforts required pursuant to this Agreement or the other Transaction Documents to cause the Closing to occur, including as required by Section 6.04.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.          Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)            by mutual written consent of Company and Parent;

(b)            by either Company or Parent:

  (i)        if the Effective Time has not occurred on or before October 15, 2024 (the “Initial End Date” and, as extended pursuant to the immediately succeeding proviso, the “End Date”); provided that, if on the Initial End Date, all of the conditions set forth in Article VII have been satisfied (other than (A) the condition set forth in Section 7.01(d); provided that such condition would have been reasonably capable of being satisfied on the Initial End Date if the Closing occurred on such date and (B) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied on Initial End Date if the Closing occurred on such date) or waived, other than those conditions set forth in Section 7.01(b) or 7.01(c) (with respect to Section 7.01(c), solely to the extent that such Restraint arises under the HSR Act, any other Review Law or the DPA),  then the Initial End Date will be automatically extended to January 15, 2025; provided further that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to a party if the failure of the Effective Time to occur on or before the End Date is primarily due to the breach by such party of any Transaction Document (including, in the case of Company, Outdoor Products, and in the case of Parent, Guarantor or Merger Sub).

  (ii)        if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote taken at the Company Stockholders’ Meeting;

  (iii)     if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(iii) (and such party’s Affiliates) shall have performed in all material respects its obligations under this Agreement to prevent the entry of and to remove such Restraint in accordance with its obligations under Section 6.04; or

(c)            by Company:

  (i)       if Guarantor, Parent or Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Parent has received written notice from Company identifying such breach or failure to perform and stating Company’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i); provided that Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if (x) Company or Outdoor Products is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any condition set forth in Section 7.03(a) or 7.03(b); or

  (ii)       in order to enter into a Company Acquisition Agreement in respect of a Company Superior Proposal in accordance with Section 6.09(e); provided that, prior to or concurrently with (and as a condition to) such termination, Company pays or causes to be paid the Company Termination Fee to the extent due and payable under Section 8.03 and in the manner provided for in Section 8.03; or

(d)           by Parent if:

  (i)         Company or Outdoor Products breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Company has received written notice from Parent identifying such breach or failure to perform and stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if Guarantor, Parent or Merger Sub is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any condition set forth in Section 7.02(a) or 7.02(b); or

(ii)          the Board of Directors of Company or any committee thereof makes a Company Adverse Recommendation Change.

Section 8.02.          Effect of Termination.  In the event of valid termination of this Agreement as provided in Section 8.01, written notice of such termination shall be given to the other party or parties hereto, specifying the provision of Section 8.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any Liability on the part of Company, Outdoor Products or any Company Related Party or Parent, Merger Sub or any Parent Related Party, other than (a) the last sentence of Section 6.03, Section 6.06, Section 6.13(d), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination and continue in full force and effect in accordance with their respective terms, and (b) any Liability resulting from Fraud or willful and material breach by any party hereto of this Agreement or any other Transaction Document.

Section 8.03.          Termination Fees.

(a)          If either Parent or Company terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iii) and, at the time of such termination, all of the conditions set forth in Sections 7.01 and 7.03 have been satisfied (other than (a) the condition set forth in Section 7.01(d); provided that such condition would have been reasonably capable of being satisfied on the date of termination if the Closing occurred on such date and (b) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied on the date of termination if the Closing occurred on such date) or waived, other than those conditions set forth in Section 7.01(b) or 7.01(c) (with respect to Section 7.01(c), solely to the extent that such Restraint arises under the HSR Act, any other Review Law or the DPA), then Parent shall pay to Company $114,600,000 (the “Parent Termination Fee”) in immediately available funds to an account designated by Company.  Such payment shall be due (x) concurrently with termination by Parent or (y) within two Business Days after written notice of termination by Company (as applicable).  Parent shall not be obligated to make more than one payment pursuant to this Section 8.03(a).

(b)           If:

(i)         Parent terminates this Agreement pursuant to Section 8.01(d)(ii);

(ii)        Company terminates this Agreement pursuant to Section 8.01(c)(ii);

or

(iii)      (A)  this Agreement is terminated by either Company or Parent pursuant to Section 8.01(b)(i) (but only if the Company Stockholders’ Meeting has not been held by the End Date) or Section 8.01(b)(ii), (B) a Company Acquisition Proposal shall have been publicly made to Company or shall have been made directly to the stockholders of Company or shall have otherwise become publicly known, in each case after the date of this Agreement but prior to such termination, and (C) within 12 months of such termination Company (1) enters into a definitive agreement with respect to a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated or (2) consummates a Company Acquisition Proposal; provided that, for the purposes of this Section 8.03(b)(iii), the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”, then in any such case Company shall pay to Parent $47,750,000 (the “Company Termination Fee”) in immediately available funds to an account designated by Parent.  Such payment shall be due (x) in the case of a termination specified in clause (i), within two Business Days after written notice of termination by Parent or (y) in the case of a termination specified in clause (ii) or (iii), at or prior to the earlier of the entering into of the agreement or the consummation of the transaction referred to therein.  Company shall not be obligated to make more than one payment pursuant to this Section 8.03(b).

(c)           Each of the parties hereto acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement and each other Transaction Document to which it is a party.  Accordingly, if Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to this Section 8.03, and, in order to obtain payment of such amount, Parent or Company, as the case may be, commences an Action which results in a final, non-appealable order against the other requiring the payment set forth in this Section 8.03, such paying party shall pay or cause to be paid to the other party, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such Action, together with interest on such due and unpaid amount pursuant to this Section 8.03 at the rate of (i) the prime rate as published in The Wall Street Journal in effect on the date such amount was required to be paid plus (ii) 2% through the date such payment was actually received.

(d)          Subject in all respects to Section 8.02, Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and Section 8.03(c), in the event the Parent Termination Fee is paid to Company in circumstances under which the Parent Termination Fee is payable pursuant to Section 8.03(a), payment of the Parent Termination Fee (which, for the avoidance of doubt, shall be payable to Company solely in the circumstances described in Section 8.03(a)) shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources (including the Debt Financing Sources), managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any and all losses, damages, fees, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount, none of the Parent Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions (other than claims for Fraud or willful and material breach by any party hereto of this Agreement or any other Transaction Document).

(e)          Subject in all respects to Section 8.02, Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and Section 8.03(c), in the event the Company Termination Fee is paid to Parent in circumstances for which the Company Termination Fee is payable pursuant to Section 8.03(b), payment of the Company Termination Fee (which, for the avoidance of doubt, shall be payable to Company solely in the circumstances described in Section 8.03(b)) shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Parent, Merger Sub and the Parent Related Parties against Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any and all losses, damages, fees, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Company Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions (other than claims for Fraud or willful and material breach by any party hereto of this Agreement or any other Transaction Document).

Section 8.04.         Amendment.  Subject to Section 9.09, this Agreement may be amended by the parties hereto at any time.  Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.  Notwithstanding anything to the contrary contained herein, no amendments to the provisions of this Agreement to which any Debt Financing Source is expressly made a third-party beneficiary shall be permitted in any manner adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 8.05.        Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.  Notwithstanding anything to the contrary contained herein, no waivers to the provisions of this Agreement to which any Debt Financing Source is expressly made a third-party beneficiary shall be permitted in any manner adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

ARTICLE IX

General Provisions

Section 9.01.         Nonsurvival of Representations and Warranties and Covenants and Agreements.  None of the representations and warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than any other Transaction Document), or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time, except to the extent covenants and agreements contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time.  Notwithstanding the foregoing, nothing herein is intended to limit any party’s liability resulting from Fraud or the willful and material breach by such party of this Agreement or any other Transaction Document.

Section 9.02.        Notices.  All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) on the date of dispatch by the sender in the case of electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (d) upon the earlier of confirmed receipt and the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

(i) if to Company, to:

Vista Outdoor Inc. 900 Ehlen Drive Anoka, MN 55303
Attention:	Jason Vanderbrink, CEO Sporting Products; Jeffrey Ehrich, General Counsel & Corporate Secretary (Interim)
Email:	Jason.Vanderbrink@VistaOutdoor.com; Jeffrey.Ehrich@VistaOutdoor.com

with a copy to, prior to the Closing:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:	carcella@cravath.com agruber@cravath.com and bpfalzgraf@cravath.com with a copy to, following the Closing:

Clifford Chance Prague LLP Jungmannova Plaza Jungmannova 745/24 110 00 Prague 1 Czech Republic
Attention:	David Kolacek, Nigel Wellings, Alexandra Wilde and David Stringer
Email:	david.kolacek@cliffordchance.com nigel.wellings@cliffordchance.com alexandra.wilde@cliffordchance.com and david.stringer@cliffordchance.com

(ii) if to Outdoor Products, to:

Revelyst, Inc. 1 Vista Way Anoka, MN 55303
Attention:	Eric Nyman, Chief Executive Officer
Email:	Eric.Nyman@VistaOutdoor.com

with a copy to, following the Closing:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:	carcella@cravath.com agruber@cravath.com and bpfalzgraf@cravath.com

(iii) if to Parent, Merger Sub or Guarantor, to:

Czechoslovak Group a.s. Pernerova 691/42, CZ-186 00 Prague 8, Czech Republic
Attention:	Petr Formánek and Ladislav Štorek
Email:	petr.formanek@csgm.cz and ladislav.storek@czechoslovakgroup.cz with a copy to:

Clifford Chance Prague LLP Jungmannova Plaza Jungmannova 745/24 110 00 Prague 1 Czech Republic
Attention:	David Kolacek, Nigel Wellings, Alexandra Wilde and David Stringer
Email:	david.kolacek@cliffordchance.com nigel.wellings@cliffordchance.com alexandra.wilde@cliffordchance.com and david.stringer@cliffordchance.com

Any party hereto may, by notice to the other parties hereto, change the address and identity of the Person to which such notices and copies of such notices are to be given.  The parties agree that nothing in this Agreement shall affect each other party’s right to serve process in any other manner permitted by Law.

Section 9.03.          Definitions.  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by Company containing provisions that are not less favorable to Company in any material respect than those set forth in the Confidentiality Agreement; provided, that any such confidentiality agreement (i) need not include a standstill provision and (ii) may not contain any provision that would prevent Company from complying with its obligations pursuant to Section 6.09 to provide any required notice (including any information required therein) to Parent with respect to a Company Acquisition Proposal from the applicable counterparty.

“Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, examination, proceeding, litigation, audit or investigation by or before any Governmental Authority.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person.  As used herein, “control” of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.  With respect to Parent and Merger Sub, the definition of “Affiliate” shall not include Michal Strnad or CSG FIN a.s..

“Anoka Sublease” means the sublease agreement substantially in the form attached hereto as Exhibit F, to be entered into by Company and Outdoor Products on or prior to the Closing Date, relating to the premises located at One Vista Way, Anoka, Minnesota 55303.

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering and bribery, including the FCPA and the UK Bribery Act of 2010.

“Base Purchase Price” means $1,910,000,000.

“Benefit Plan” means, with respect to any Person, any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, termination, separation, severance, retention, change in control, salary continuation, life, death benefit, health, welfare, hospitalization, workers’ compensation, sick leave, vacation pay, child bonding leave, educational assistance, disability or accident insurance or other employee compensation or benefit plan, program, policy, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) that is sponsored, maintained or contributed to or required to be contributed to by such Person or to which such Person is a party.

“Bentonville Sublease” means the sublease agreement substantially in the form attached hereto as Exhibit G, to be entered into by Company and Outdoor Products on or prior to the Closing Date, relating to the premises located at 307 SW 18th Street, Suites 9 and 11, Bentonville, Arkansas 72712.

“Board of Directors” means, with respect to any Person, the board of directors, the board of managers or functionally similar governing body of such Person, as applicable, or, if such Person is limited partnership managed by a general partner, then the “Board of Directors” of such general partner, as applicable.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means that (i) CFIUS has issued written notice to the parties hereto that the Transactions do not constitute a “covered transaction” as such term is defined in the DPA; (ii) CFIUS has issued written notice to the parties hereto that it has concluded all action under the DPA with respect to the Transactions and determined that there are no unresolved national security concerns with respect to the Transactions; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Transactions and either (x) the President has announced a decision not to take any action to suspend or prohibit the Transactions or (y) the period under the DPA during which the President may announce a decision to take action to suspend or prohibit the Transactions has expired without any such action being announced or taken.

“Closing Debt” has the meaning given to that term in the Separation Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent or Merger Sub or any of their respective Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 15% or more of the consolidated assets of Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Company or any committee thereof), or assets comprising 15% or more of the consolidated revenues, operating income or net income of Company and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Company owning such assets, (ii) acquisition of 15% or more of the outstanding shares of Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which such Person or group (or the shareholders of any Person or group) would acquire, directly or indirectly, 15% or more of the aggregate voting power of Company or of the surviving entity in a merger involving Company or the resulting direct or indirect parent of Company or such surviving entity.  For the avoidance of doubt, the Transactions shall be deemed to not be a Company Acquisition Proposal.

“Company Assets” has the meaning given to the term “Vista Outdoor Assets” in the Separation Agreement.

“Company Benefit Plan” means any Benefit Plan (or portion thereof) that is sponsored or maintained, or was sponsored or maintained, by any member of the Company Group, or with respect to which any member of the Company Group has or may have liability.

“Company Business” has the meaning given to the term “Vista Outdoor Business” in the Separation Agreement.

“Company DSU” means a deferred stock unit granted under the Company Stock Plans and outstanding and unvested as of immediately prior to the Effective Time.

“Company Employee” means each (i) director, officer, manager or employee of the Company Group (other than each Outdoor Products Employee and each To-Revelyst Employee (as defined in the Employee Matters Agreement)) and (ii) each To-Vista Outdoor Employee (as defined in the Employee Matters Agreement).

“Company Equity Awards” means, collectively, the Company PSUs, Company RSUs, Company Options and Company DSUs.

“Company ESPP” means the Vista Outdoor Inc. Employee Stock Purchase Plan.

“Company Group” means Company and each of its Subsidiaries, but excluding any member of the Outdoor Products Group.

“Company Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, (a) would prevent or materially impair or delay Company’s ability to consummate the Transactions or (b) has a material adverse effect on the business, results of operations or financial condition of the Company Business; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of clause (b) of this definition:  any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Company Business operates or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) to the extent arising out of, resulting from or attributable to (A) changes in Law or in GAAP or in accounting standards, or enforcement of any of the foregoing after the date hereof, or any changes in general legal, regulatory or political conditions (including as a result of any election or campaign in connection therewith), (B) the announcement or performance of this Agreement or any other Transaction Document, or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, (C) acts of war (whether or not declared), riots, public disorder, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), riots, public disorder, sabotage or terrorism, (D) volcanoes, tsunamis, pandemics, epidemics, earthquakes, hurricanes, tornados, floods or other natural disasters or force majeure events, (E) any action taken or refrained from being taken by Company or any of its Subsidiaries (i) that is expressly required by this Agreement or any other Transaction Document or (ii) at Parent’s written request, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates, (G) any litigation in connection with this Agreement or any other Transaction Document or the Transactions, (H) any “shelter in place”, “stay in home”, shut down, closure, sequestration related law, directive, policy, guideline or recommendation promulgated by any Governmental Authority after the date hereof, (I) any change or prospective change in Company’s or any of its Subsidiaries’ credit ratings, (J) any decline in the market price, or change in trading volume, of any capital stock or other securities of Company or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses  (I), (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the other exceptions set forth in this definition) constitutes a Company Material Adverse Effect); provided that any effect, change, event or occurrence referred to in clauses (i), (ii)(A), (ii)(C), or (ii)(D) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industry in which Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Option” means an option to purchase Company Common Stock granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time.

“Company Owned Intellectual Property” means all Company Intellectual Property owned or purported to be owned (or which, following the consummation of the Separation, will be owned or purported to be owned) by the Company or a Company Subsidiary.

“Company Permitted Liens” means (a) Liens securing Indebtedness reflected on the Company Balance Sheet or incurred since the Balance Sheet Date in the ordinary course of business or as otherwise contemplated or permitted by this Agreement; provided that Liens securing any Indebtedness will be released as and when required by the terms of this Agreement, (b) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which the Company and the Company Subsidiaries comply with in all material respects and which do not materially impair the use of such property as it is presently used in connection with the Company Business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (d) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business, (e) Liens set forth on Section 9.03 of the Company Disclosure Letter, (f) Liens which are non-monetary Liens entered into prior to, on or after the date of this Agreement and consist of utility easements, access easements and other similar Liens entered into in the ordinary course of business consistent with past practice and (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice.

“Company PSU” means a performance stock unit granted under the Company Stock Plans and outstanding and unvested as of immediately prior to the Effective Time.

“Company RSU” means a restricted stock unit (or portion thereof) subject solely to time-based vesting conditions granted under the Company Stock Plans and outstanding and unvested as of immediately prior to the Effective Time.

“Company Stock Plans” means the Alliant Techsystems Inc. 2005 Stock Incentive Plan, the Vista Outdoor 2014 Stock Incentive Plan and the Vista Outdoor 2020 Stock Incentive Plan, each as amended and restated from time to time, and any other similar stock incentive plan adopted by the Company or any Company Subsidiary after the date of this Agreement and prior to the Closing Date.

“Company Subsidiary” means each Subsidiary of Company, other than Outdoor Products and the Outdoor Products Subsidiaries.

“Company Superior Proposal” means any bona fide written Company Acquisition Proposal that (a) is made by an unaffiliated third party after the date hereof, (b)  did not result from a breach in any material respect of Section 6.09 and (c) the Board of Directors of Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (i) would be more favorable to Company’s stockholders from a financial point of view, than the Transactions (taking into account any binding offer from Parent to effect revisions to the terms of the Transactions delivered by Parent in accordance with Section 6.09(e))

and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial and other aspects of such proposal and of this Agreement; provided, that for the purposes of the definition of “Company Superior Proposal”, the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”.

“Consent” means any consents, waivers, notations, licenses, Permits, certifications, authorizations, ratifications, permissions, exemptions or approvals from, or notification requirements to, any Person other than a member of either Group.

“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Contribution Amount” means (A) the Subscription Amount minus (B) Estimated Closing Debt plus (C) Estimated Closing Non-Cash Debt minus (D) Estimated Transaction Expenses minus (E) Estimated Closing Taxes.

“Controlled Group Liability” means all Liabilities (a) under Section 302 of ERISA, (b) under Title IV of ERISA and (c) under Section 412 or 4971 of the Code, in the case of each of clauses (a), (b) and (c), that are imposed on Company or any Company Subsidiary under or in respect of a Company Benefit Plan solely by reason of the treatment of Company or any Company Subsidiary as a single employer with another Person as a result of the application of Section 414(b) (c), (m) or (o) of the Code or by reason of the treatment of Company or any Company Subsidiary as under common control with another Person as a result of the application of Section 4001(b) of ERISA.

“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.

“DGCL” means the General Corporation Law of the State of Delaware.

“dollars” or “$” means lawful money of the United States of America.

“Domain Names” means Internet domain names, URLs and social media identifiers, handles and tags.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950.

“Employee Matters Agreement” means the employee matters agreement, in the form attached hereto as Exhibit C, entered into by Company and Outdoor Products on the date of this Agreement.

“Environment” means: (a) land, including, surface land, sub-surface strata, sea bed and river bed under water and natural structures; (b) water, including, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and (c) air, including, air inside buildings and in other natural and man-made structures above or below ground;

“Environmental Laws” means all applicable Laws and Judgments relating to the protection of the Environment or to Environmental Matters.

“Environmental Liabilities” has the meaning given to that term in the Separation Agreement.

“Environmental Matters” means: (a) pollution or contamination of the Environment; (b) the generation, handling, storage, distribution, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Materials; (c) the exposure of any worker to Hazardous Materials; or (d) the creation of any noise, vibration, radiation, common law or statutory nuisance, in each case of clause (d) that causes a material adverse impact on the Environment.

“Environmental Permit” means any Governmental Approval issued or required pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that would be deemed at any relevant time to be (a) a single employer with Company pursuant to Section 414(b), (c), (m) or (o) of the Code or (b) under common control with Company under Section 4001 of ERISA.

“Estimated Closing Adjustment Amount” has the meaning given to that term in the Separation Agreement.

“Estimated Closing Debt” has the meaning given to that term in the Separation Agreement.

“Estimated Closing Non-Cash Debt” has the meaning given to that term in the Separation Agreement.

“Estimated Closing Taxes” has the meaning given to that term in the Separation Agreement.

“Estimated Transaction Expenses” has the meaning given to that term in the Separation Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Information” means (a) any financial statements or information required by Rule 3-05 (unless previously filed by the Company with the SEC), 3-09, 3-10 or 3-16 of Regulation S-X or Regulation S-K Item 302, (b) Compensation Discussion and Analysis or other information required by Regulation S-K Item 402, (c) other information customarily excluded from an offering memorandum for high yield unsecured debt securities issued in a private placement pursuant to Rule 144A-for-life offerings, (d) a “description of notes”, “plan of distribution” and other information customarily provided by the Debt Financing Sources or their counsel, (e) a description of the anticipated Debt Financing or any component thereof, including amounts, interest rates, dividends, fees and expenses related thereto, (f) risk factors relating solely to (x) the anticipated Debt Financing or any component thereof or (y) the Transactions and any component thereof and (g) any post-Closing or pro forma assumed cost savings, synergies or similar adjustments (and the assumptions relating thereto).

“Existing ABL Credit Agreement” means the Amended and Restated Asset-Based Revolving Credit Agreement dated as of August 5, 2022, among Company, the additional borrowers from time to time party thereto, the lenders from time to time party thereto, each lender from time to time party thereto, each L/C issuer from time to time party thereto and Capital One, National Association, as administrative agent, and shall include any refinancing Indebtedness in respect thereof incurred by the Company or any Company Subsidiary following the date of this Agreement and prior to the Closing Date.

“Existing Credit Agreements” means the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement.

“Existing Notes” means Company’s 4.500% senior notes due 2029 outstanding at the date of this Agreement, and shall include any Indebtedness that refinances such notes in full or in part incurred by the Company or any Company Subsidiary following the date of this Agreement and prior to the Closing Date.

“Existing Notes Indenture” means the indenture dated as of March 3, 2021, by and among Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of March 3, 2021, by and among Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Existing Term Loan Credit Agreement” means the Term Loan Credit Agreement dated as of August 5, 2022, among Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and shall include any refinancing Indebtedness in respect thereof incurred by the Company or any Company Subsidiary following the date of this Agreement and prior to the Closing Date.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Final Determination” has the meaning given to that term in the Separation Agreement.

“Fraud” means actual fraud under the laws of the State of Delaware with respect to the representations and warranties in this Agreement, including the requisite elements of (i) making a false representation or warranty set forth in Article III, Article IV or Section 9.15(c) of this Agreement, (ii) with knowledge of the falsity of such representation or warranty, (iii) with an intention to induce the party to this Agreement to whom such representation or warranty is made to act or refrain from acting in reliance upon it, (iv) causing such party, in justifiable reliance upon such false representation or warranty, to take or refrain from taking action and (v) causing such party to suffer loss by reason of such reliance.

“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.

“Global Trade Laws” means the Sanctions, export, customs and anti-boycott Laws of any jurisdiction in which Company or any of its Subsidiaries is organized or does business, including (a) the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, (b) the ITAR administered by the U.S. State Department’s Directorate of Defense Trade Controls, (c) the import laws administered by U.S. Customs and Border Protection, (d) the economic sanctions rules and regulations administered by OFAC, (e) United Nations sanctions policies and (f) all relevant regulations promulgated under any of the foregoing.

“Government Bid” means any offer, quotation or bid which, if accepted or awarded, would lead to a Government Contract for the sale of goods or the provision of services.

“Government Contract” means any prime contract, subcontract, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement or other commitment or funding vehicle between Company or any Company Subsidiary and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Governmental Approval” means any notices, reports or other filings to be given to or made with, or any Consents, registrations, permits or licenses to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign, international or multinational court, government, quasi-government, department, commission, board, bureau, agency, official, public or private arbitrator or arbitral body, or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.

“Group” means either the Company Group or the Outdoor Products Group, or both, as the context requires.

“Guarantor Provisions” means Section 6.04, Section 6.07, Section 6.13 and Article IX, including Section 9.15 and the Guaranty set forth therein.

“Hazardous Materials” means (i) any per- or polyfluoroalkyl substances, lead, petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (ii) any other material, substance or waste that in relevant form or concentration is listed or defined as hazardous or toxic or that is otherwise listed, defined or regulated under any Environmental Law; and (iii) any substance that causes pollution or contamination of the Environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, at any date of determination, without duplication and regardless of the maturity or when due or payable, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business consistent with past practice), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements,

(v) all guarantees and arrangements having the economic effect of a guarantee, direct or indirect, in any manner, by such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees, surety bonds, performance bonds and other similar contractual obligations entered into by or on behalf of such Person to the extent drawn and (ix) all interest, premiums, penalties, breakage costs (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)) and fees (including any termination fees) related to any of the foregoing.

“Intellectual Property” means any and all intellectual property and intellectual property and proprietary rights existing anywhere in the world, including the following:  (a) patents (including utility and design rights and inclusive of all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent disclosures, issuances and applications (including provisional applications) and statutory invention registrations, (b) Trademarks, (c) copyrights, works of authorship (whether or not copyrightable, including all translations, adaptations, derivations and combinations thereof), mask works, designs and database rights, including, in each case, any registrations and applications for registration therefor, (d) Domain Names, (e) Software, (f) confidential and proprietary Know-How, (g) all tangible embodiments of the foregoing in whatever form or medium and (h) any other legal protections and rights, including moral rights, related to any of the foregoing.

“Internal Transactions” has the meaning given to that term in the Separation Agreement.

“Intervening Event” means any effect, change, event or occurrence that, irrespective of when such effect, change, event or occurrence occurred, was not known to, or reasonably foreseeable by, the Board of Directors of Company prior to the date of this Agreement (or, if known, the consequences of which were not known to, or reasonably foreseeable by, the Board of Directors of Company as of the date of this Agreement), which effect, change, event or occurrence, or any consequence thereof, becomes known to the Board of Directors of Company after the date of this Agreement and prior to the receipt of the Company Stockholder Approval; provided that in no event shall (i) a Company Acquisition Proposal or a Company Superior Proposal or (ii) the fact alone that Company meets or exceeds any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes after the date of this Agreement in the market price or trading volume of any capital stock or other securities of Company, constitute, or be taken into account in determining the existence of, an Intervening Event (it being understood that the exceptions in this proviso shall not prevent or otherwise affect a determination that the underlying cause of such event (if not otherwise falling within an exception in this proviso) constitutes an Intervening Event).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all Software, hardware, electronic data processing equipment, information technology and recordkeeping systems, networks, interfaces, platforms, peripherals, computers, middleware, servers, workstations, routers, hubs, switches, telecommunications systems, data communications lines and other information technology equipment.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R Sections 120-130.

“Judgment” means any judgment, order, injunction, ruling, writ, decree or other directive issued, promulgated or entered into by or with any Governmental Authority.

“Know-How” means technical, scientific, regulatory or other information, designs, ideas, concepts, invention disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data, technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, marketing, pricing, distribution cost and sales information, customer and supplier names and lists, tools, materials, apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, diagrams, flow charts, models, studies, reports, surveys, analyses and other writings.

“knowledge of Company” means the actual knowledge of each Person set forth in Section 9.03 of the Company Disclosure Letter, after reasonable inquiry of such Person’s direct reports who are Company Employees.

“knowledge of Parent” means the actual knowledge of each Person set forth in Section 9.03 of the Parent Disclosure Letter, after reasonable inquiry of such Person’s direct reports.

“Law” means any statute, law, regulation, ordinance, rule, rule of common law, Judgment, act, code, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.

“Lease Agreement” means any lease, license or other agreement governing the Company or any Company Subsidiary’s use or occupancy of any Company Leased Real Property, including any amendment or guaranty thereof.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, Taxes, obligations, prohibitions, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any other Transaction Document, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.  For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Lien” means any pledge, lien, charge, mortgage, encumbrance, title defect, easement, hypothecation, right of first refusal, right of first offer, transfer restriction or security interest of any kind or nature whatsoever.

“Manhattan MSA” means the Manufacturing and Supply Agreement, substantially the form attached as Exhibit E to this Agreement, to be entered into by and between Company and Outdoor Products on or prior to the Closing Date.

“Marketing Period” means the first period of 18 consecutive Business Days throughout which Parent shall have the Required Financial Information; provided, however, that such Required Financial Information would not become stale under Regulation S-X during any point during the Marketing Period, in which case it will not be considered Required Financial Information; provided, further, however, that (i) solely for purposes of this definition, November 24, 2023, March 29, 2024, July 5, 2024 and November 29, 2024 shall be deemed not to be Business Days, (ii) if Company delivers the Required Financial Information to Parent on or after (x) November 29, 2023 and prior to January 2, 2024, the Marketing Period shall be deemed to commence on January 2, 2024, (y) July 30, 2024 and prior to September 3, 2024, the Marketing Period shall be deemed to commence on September 3, 2024 or (z) November 25, 2024 and prior to January 2, 2025, the Marketing Period shall be deemed to commence on January 2, 2025, and (iii) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the Closing Date, Deloitte & Touche LLP (or any other auditor to the extent financial statements audited by such auditor are be included in the Required Financial Information) shall have withdrawn its audit opinion with respect to any of the audited financial statements of the Company that are included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until, a new unqualified audit opinion is issued with respect to such financial statements by Deloitte & Touche LLP (or another nationally-recognized independent public accounting firm); provided, further that if the Company shall in good faith reasonably believe it has provided the Required Financial Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, subject to clause (iii) above, the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within five Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity what Required Financial Information has not been provided) (provided, that it is understood that delivery of such notice from Parent to the Company will not prejudice the Company’s right to assert that the Marketing Period has in fact commenced). For the avoidance of doubt, if after the start of the Marketing Period, the Company shall provide Parent or the Debt Financing Sources with additional financial statements as required by the definition of “Required Financial Information”, the delivery of such additional financial statements shall not, in itself, restart the Marketing Period.

“Merger Transactions” means the transactions contemplated by this Agreement, including the Merger and the Subscription and, in the case of Parent and Merger Sub, the Financing, but excluding the Separation.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Other Sources” means cash on hand, undrawn capital commitments or other sources of funds immediately available to Parent, Merger Sub and any of their respective Subsidiaries.

“Outdoor Products Benefit Plan” has the meaning given to the term “Revelyst Benefit Plan” in the Employee Matters Agreement.

“Outdoor Products Business” has the meaning given to the term “Revelyst Business” in the Separation Agreement.

“Outdoor Products Common Stock” means, collectively, the common stock, $0.01 par value per share, of Outdoor Products.

“Outdoor Products Employee” has the meaning given to the term “Revelyst Employee” in the Employee Matters Agreement.

“Outdoor Products Equity Award” means any Company Equity Award other than a Vista Outdoor Equity Award.

“Outdoor Products Group” has the meaning given to the term “Revelyst Group” in the Separation Agreement.

“Outdoor Products Subsidiary” means (a) each Person that will be a Subsidiary of Outdoor Products following the Internal Transactions and the Contribution and immediately prior to the Effective Time, including the entities set forth on Schedule 1.01(c) of the Separation Agreement under the caption “Subsidiaries” and (b) each Person that becomes a Subsidiary of Outdoor Products after the Closing, including in each case any Person that is merged or consolidated with or into Outdoor Products or any Subsidiary of Outdoor Products.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, would prevent or materially impair or delay Parent or Merger Sub’s ability to consummate the Merger Transactions.

“Permit” means any approval, authorization, clearance, license, registration, permit, certificate, exemption or waiver issued by a Governmental Authority, including any Environmental Permit.

“Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Personal Information” means (a) any information identifying, describing or relating to, directly or indirectly, an identified or identifiable natural person and (b) any information that constitutes personal information, personally identifiable information or personal data under any Privacy and Data Security Requirement.

“PPP” means the Paycheck Protection Program as described in the CARES Act and modified by the Small Business Administration and Department of Treasury guidance documents and FAQs, subsequent interim final rules, the Paycheck Protection Program Flexibility Act of 2020, Division N of the Consolidated Appropriations Act, 2021, the American Rescue Plan Act, and any subsequent amendments or updates to Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)(36)).

“Pre-Closing Separation” has the meaning given to that term in the Separation Agreement.

“Privacy and Data Security Requirements” means, with respect to a party and its Subsidiaries, as applicable to the respective business thereof and any IT Systems, (a) any Laws regulating the creating, recording, receiving, importing, exporting, collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, distributing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, safeguarding, privacy or processing (collectively, “Processing”) of Personal Information or security breach notification requirements (including, as applicable, the California Consumer Privacy Act, the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and any other Laws implementing the GDPR into national Law, the Personal Information Protection Law of the People’s Republic of China and other international, foreign, federal, local and state data security and data privacy Laws) (collectively, “Data Privacy Laws”), (b) obligations under all Contracts to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries is bound that relate substantially to the Processing of Personal Information or the protection of IT Systems and (c) all of the current internal and publicly posted written policies of such party or any of its Subsidiaries regarding the Processing of Personal Information.

“Public Official” means:  (a) any officer, employee or representative of any Governmental Authority; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any Governmental Authority or any enterprise or organization identified in clause (a) or (c) above; and (e) any political party, party official or candidate for political office.

“R&W Insurance Policy” means the buy-side representations and warranties insurance policy obtained by Parent and conditionally bound in connection with the Transactions, substantially in the form provided to Company prior to the date hereof.

“Records” means all books, records and other documents, including all Tax records (including Tax Returns), books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

“Redacted Fee Letter” means a fee letter from a Debt Financing Source redacted in a manner that is customary and reasonably satisfactory to such Debt Financing Source (including as to economic “flex” terms); provided that such redactions do not relate to any provision that would affect the availability of, provide additional or modified termination rights with respect to, affect the aggregate amount of, impose additional or new conditions on, expand or modify any existing conditions on, impair the validity of or prevent or materially delay the consummation of the Debt Financing at the Closing.

“Registered Intellectual Property” means all patents and patent applications, registered or applied for Trademarks, registered copyrights and copyright applications and Domain Names.

“Regulation S‑K” means Regulation S‑K promulgated under the Securities Act and the Exchange Act.

“Regulation S‑X” means Regulation S‑X promulgated under the Securities Act and the Exchange Act.

“Release” means any actual or threatened release, spill, emission, emptying, leaking, dumping, injection, escaping, pumping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.  For the purposes of this Agreement, Parent’s Representatives will be deemed to include the R&W Insurance Policy provider.

“Required Financial Information” means (a) the audited historical combined financial statements of the Company Business prepared on a “carve-out” basis (excluding, for the avoidance of doubt, the Outdoor Products Business) for the years ended March 31, 2022, March 31, 2023 and any subsequent fiscal year ended at least 90 days prior to the Closing Date, in each case together with all related notes thereto, and accompanied by the audit reports thereon of Deloitte & Touche LLP (or another nationally-recognized independent public accounting firm) and (b) the unaudited historical condensed combined financial statements of the Company Business prepared on a “carve-out” basis (excluding, for the avoidance of doubt, the Outdoor Products Business) for the interim period beginning on the first day following the last day of the most recent fiscal year for which audited financial statements have been provided as required by clause (a) above and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any year) ended at least 45 days prior to the Closing Date (reviewed by Company’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722, Interim Financial Information), together with all related notes thereto, in the case of each of clauses (a) and (b) above prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-05 (unless previously filed by the Company with the SEC), 3-09, 3-10 and 3-16 of Regulation S-X), (c) all other financial information that may be derived from the Company’s historical books and records and reasonably requested by Parent at least five Business Days prior to the date on which the Marketing Period would otherwise commence (assuming such financial information had not been requested) reasonably necessary to allow Parent to prepare customary pro forma financial statements for the most recent fiscal year, interim period and trailing four quarter period for which historical financial statements are required as set forth above, in each case, that give effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations), which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act; (d) financial data and other information (including a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company Business) regarding the Company Business that may be derived from the Company’s historical books and records and reasonably requested by Parent at least five Business Days prior to the date on which the Marketing Period would otherwise commence (assuming such financial data or other information had not been requested), in each case to the extent the same is of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort) with respect to the financial information to be included in such offering memorandum; and (e) any replacements or restatements of and supplements to the information specified in clauses (a) through (d) above to the extent reasonably necessary to ensure that such information does not contain a material misstatement or omission; provided that the Required Financial Information shall exclude Excluded Information.

“Sanctioned Country” means any country or region or government thereof that is the subject or target of a comprehensive embargo under Global Trade Laws (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Global Trade Laws including:  (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) any Person located, organized or resident in a Sanctioned Country; (c) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled, by a Person or Persons described in clauses (a) or (b); or (d) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Separation” has the meaning given to that term in the Separation Agreement.

“Software” means any and all (a) computer programs and applications, including software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation including user manuals and other training documentation relating to any of the foregoing.

“Subscription Amount” means (A) the Base Purchase Price plus (B) the Estimated Closing Adjustment Amount plus (C) Estimated Closing Debt minus (D) Estimated Closing Non-Cash Debt plus (E) Estimated Transaction Expenses plus (F) Estimated Closing Taxes.

“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the Board of Directors of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, filed or required to be filed with any Governmental Authority.

“Taxes” means (a) all taxes or similar duties, fees or charges or assessments imposed by a Governmental Authority, in each case in the nature of a tax, including any income, gross receipts, franchise, profits, value added, real or personal property, transfer, sales, use, ad valorem, license, withholding, payroll, unemployment, social security (or similar), occupation, stamp, excise, severance, premium, windfall profits, estimated, alternative or add-on minimum tax and (b) all interest, penalties and additions imposed with respect to the foregoing amounts.

“Trademarks” means trademarks, service marks, trade names, logos, slogans, trade dress or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith.

“Transaction Documents” means this Agreement, the Subscription Agreement, the Separation Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Manhattan MSA, the Anoka Sublease and the Bentonville Sublease.

“Transaction Expenses” has the meaning given to that term in the Separation Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Separation, the Subscription and the Merger.

“Transition Services Agreement” means the transition services agreement, substantially in the form attached hereto as Exhibit D, to be entered into by Company and Outdoor Products on or prior to the Closing Date.

“UK NSIA” means the United Kingdom National Security and Investment Act 2021.

“UK NSIA Notice” means a notice submitted pursuant to the UK NSIA.

“Vista Outdoor DSU” means any Company DSU held by an individual other than a Continuing Non-Employee Director (as defined in the Employee Matters Agreement).

“Vista Outdoor Equity Awards” means, collectively, the Vista Outdoor DSUs, Vista Outdoor PSUs, Vista Outdoor RSUs and Vista Outdoor Options.

“Vista Outdoor Option” means any Company Option held by an individual other than an Outdoor Products Employee.

“Vista Outdoor Pre-Closing Stock Price” has the meaning given to that term in the Employee Matters Agreement.

“Vista Outdoor PSU” means any Company PSU held by an individual other than an Outdoor Products Employee.

“Vista Outdoor RSU” means any Company RSU held by an individual other than an Outdoor Products Employee.

Section 9.04.          Headings.  The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.05.          Interpretation.

(a)          Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include any other gender as the context requires.  The terms “hereof”, “herein”, “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Annexes, Exhibits and Schedules hereto) and not to any particular provision of this Agreement.  Article, Section, Annex, Exhibit or Schedule references are to the articles, sections, annexes, exhibits and schedules of or to this Agreement unless otherwise specified.  Any capitalized terms used in any Schedule to this Agreement or to any other Transaction Document but not otherwise defined therein shall have the meaning as defined in this Agreement or the other Transaction Document to which such Schedule is attached, as applicable.  Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein).  Any definition of or reference to any Law shall be construed as referring to such Law as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor Laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified.  The word “or” shall not be exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All references to “$” or dollar amounts are to the lawful currency of the United States of America.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions hereof.  References herein to a day or number of days shall refer to calendar days, unless such reference is specifically to a “Business Day” and the terms “year” and “years” shall refer to calendar years, unless such reference is specifically to a fiscal year.  When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on or such act or step shall be required to be taken on or by, as applicable, the next succeeding Business Day.  With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(b)          The words “made available to Company”, “made available to Outdoor Products”, and words of similar import refer to documents delivered in person or electronically to Company, Outdoor Products or their respective Representatives.  The words “made available to Parent”, “made available to Merger Sub” and words of similar import refer to documents (i) posted to the Intralinks virtual dataroom by or on behalf of Company or Outdoor Products, (ii) delivered in person or electronically to Parent, Merger Sub or their Representatives or (iii) contained in any Filed SEC Documents.

Section 9.06.         Disclosure Letters.  Any matter disclosed in any section of the Parent Disclosure Letter or the Company Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Parent or Merger Sub or Company or Outdoor Products, as applicable, to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the face of such disclosure.

Section 9.07.        Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto.  Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 9.08.         Counterparts.  This Agreement may be executed and delivered in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each other party hereto.  This Agreement may be executed by electronic or PDF signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.

Section 9.09.          Entire Agreement; No Third-Party Beneficiaries; No Other Representations or Warranties.

(a)           This Agreement, taken together with the Parent Disclosure Letter and the Company Disclosure Letter, the other Transaction Documents and the Confidentiality Agreement, and any Annexes, Exhibits and Schedules hereto and thereto, (i) contain the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between such parties with respect to the subject matter hereof or thereof other than those set forth or referred to herein or therein and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies; provided, that the Debt Financing Sources shall be intended third-party beneficiaries of Sections 8.04, 8.05, 9.10, 9.12, 9.13, 9.14 and this Section 9.09(a) and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions that would adversely affect the rights of any Debt Financing Source may be made without the prior written consent of such Debt Financing Source).  Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Section 6.05 shall be enforceable by the specified beneficiaries thereof.

(b)           Each of Company and Outdoor Products acknowledges and agrees that, except for the representations and warranties contained in Article III and Section 9.15(c) and in the other Transaction Documents to which such Person is a party, none of Guarantor, Parent, Merger Sub or any of their Subsidiaries or any other Person makes any representation or warranty, express or implied, with respect to Guarantor, Parent or Merger Sub or with respect to any information furnished, disclosed or otherwise made available to Company, Outdoor Products or any of their respective Representatives in the course of their due diligence investigation of Guarantor, Parent or Merger Sub and the negotiation of this Agreement and the other Transaction Documents or otherwise in connection with the Transactions.  Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, none of Guarantor, Parent or Merger Sub or any other Person shall be subject to any Liability or responsibility whatsoever to Company or Outdoor Products or any of their respective Affiliates or any of their respective stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Parent’s furnishing, disclosing or otherwise making available any information, documents or material in any form to Company, Outdoor Products or their respective Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

(c)           Each of Guarantor, Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article IV and in the other Transaction Documents to which such Person is a party, neither Company nor Outdoor Products nor any of their Subsidiaries nor any other Person makes any representation or warranty, express or implied, with respect to Company, the Company Subsidiaries, the Company Business, Outdoor Products, the Outdoor Products Subsidiaries or the Outdoor Products Business or with respect to any information furnished, disclosed or otherwise made available to Guarantor, Parent or Merger Sub or any of their respective Representatives in the course of their due diligence investigation of Company or the Company Business or otherwise and the negotiation of this Agreement and the other Transaction Documents or otherwise in connection with the Transactions.  Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Company or Outdoor Products nor any other Person shall be subject to any Liability or responsibility whatsoever to Guarantor, Parent or Merger Sub or any of their respective Affiliates or any of their respective stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Company’s, Outdoor Products’ or any of their respective Affiliates or Representatives’ furnishing, disclosing or otherwise making available any information, documents or material in any form to Guarantor, Parent, Merger Sub or their respective Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

Section 9.10.          Governing Law.

(a)          This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, regardless of the Laws that might otherwise govern under applicable conflicts of law principles.

(b)           Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute of any kind or nature (whether based upon contract or tort or otherwise) to which a Debt Financing Source is a party that is in any way related to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the Debt Financing Commitments, shall be subject to Section 9.14 of this Agreement.

Section 9.11.        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of each other party hereto; however, Parent or Merger Sub may assign (or pledge as security for any financing or assign to any lender as collateral security, including the Debt Financing) any of their respective rights under this Agreement, in whole or in part, without the prior written consent of Company or Outdoor Products, to one or more of their Affiliates at any time, provided that such assignment (or pledge) (a) does not, and would not be reasonably expected to, prevent or impede the Intended Tax Treatment and (b) shall not relieve Parent or Merger Sub of any of their respective obligations hereunder.  Any purported assignment without such consent shall be void.  Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  No assignment permitted by this Section 9.11 shall release the assigning party from Liability for the full performance of its obligations under this Agreement.

Section 9.12.         Enforcement.  In the event of any actual or threatened breach of this Agreement, the affected party shall have the right to specific performance and injunctive or other equitable relief, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative; provided that, for the avoidance of doubt, under no circumstances shall Company or Outdoor Products or Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.  The parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages (including any fees payable pursuant to Section 8.03), even if available, would not be an adequate remedy.  Any requirements for the securing or posting of any bond with such remedy are waived.  The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the Transactions and without such right neither Company or Outdoor Products nor Parent or Merger Sub would have entered into this Agreement.

Section 9.13.          Jurisdiction.

(a)           Each of the parties hereto (i) irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the parties hereto or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise, (ii) agrees that it shall not assert, and hereby waives, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper or that the forum is inconvenient or any similar objection, claim or argument and (iii) agrees that a final judgment in any Action resolved in accordance with Section 9.12 and this Section 9.13 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO (A) ANY TRANSACTION DOCUMENT OR ANY TRANSACTION AND (B) THE FINANCING, THE FINANCING COMMITMENTS, THE DEFINITIVE DOCUMENTS WITH RESPECT TO THE FINANCING OR THE PERFORMANCE THEREOF (INCLUDING ANY SUCH ACTION TO WHICH ANY DEBT FINANCING SOURCE IS A PARTY).

(b)           Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing or the Debt Financing Commitments, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of this Section 9.13 relating to the waiver of jury trial shall apply to any such Action.

(c)          Each of the parties hereto agrees that (i) actions in the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) (any such court, the “Court”) afford adequate procedural protections consistent with due process, that the Court’s Judgments are final and that actions in the Court otherwise fulfill all conditions necessary for the enforcement of its Judgments in a foreign tribunal and (ii) such party shall not contest the foregoing in any such enforcement Action, in the Czech Republic or in any other foreign tribunal.

Section 9.14.          Lender Limitations.  Notwithstanding anything to the contrary contained in this Agreement, Company and Outdoor Products:  (a) agrees that it will not bring or support any Person in any Action of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the Merger Transactions, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable Law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (b) agrees that, except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby shall be exclusively governed by the laws of the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby.  Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Financing Commitments, (i) the parties hereto hereby acknowledge and agree that no party hereto or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders (x) shall have any rights or claims against any Debt Financing Sources or their Affiliates or representatives in any way relating to this Agreement, the Debt Financing, the Debt Financing Commitments or any of the Merger Transactions, or in respect of any other document or any of the Merger Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise, and hereby waives all such rights or claims and (y) agrees not to commence any Action against any Debt Financing Sources or their Affiliates or representatives in connection with this Agreement, the Debt Financing, the Debt Financing Commitments or any of the Merger Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, and (ii) no Debt Financing Source shall have any Liability to any party hereto or its Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders for any Liabilities of any party hereto under this Agreement or for any claim or damages based on, in respect of or by reason of the Merger Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise.  Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this Section 9.14.

Section 9.15.          Guaranty.

(a)          Guarantor, in order to induce Company and Outdoor Products to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) each and every representation, warranty, covenant, agreement and other obligation of Parent and Merger Sub, including the due, punctual and full payment and performance when due of Parent’s and Merger Sub’s (including their permitted designees’ and assigns’) representations, warranties, covenants, agreements and other obligations, under this Agreement and the Subscription Agreement, subject to any and all limitations on Parent’s and Merger Sub’s representations, warranties, covenants, agreements and other obligations hereunder or thereunder (the “Guaranteed Obligations”).

(b)          This Guaranty is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of Parent’s and Merger Sub’s (or their respective designees’ or assigns’) Liabilities (other than in accordance with the terms of this Agreement or the Subscription Agreement, as applicable), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty.  Guarantor hereby waives (i) any right to require Company or Outdoor Products, as a condition of payment or performance by Guarantor of the Guaranteed Obligations, to proceed against Parent or Merger Sub or pursue any other remedy whatsoever in the event that Parent or Merger Sub fails to pay or perform any Guaranteed Obligations and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law which limit the Liability of or exonerate guarantors or sureties.

(c)          Guarantor represents and warrants to each of Company and Outdoor Products that (i) Guarantor is a joint stock company, duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the Czech Republic, and has all requisite corporate power and authority necessary to execute and deliver this Agreement for purposes of the Guarantor Provisions and to perform its obligations hereunder, (ii) the execution, delivery and performance by Guarantor of this Agreement for purposes of the Guarantor Provisions (A) have been authorized and approved by all requisite corporate action and (B) do not contravene any provision of Guarantor’s organizational documents, any Contract to which Guarantor is a party or by which any of its properties or assets is bound or any Judgment or Law applicable to Guarantor or its properties or assets,  (iii) no action on the part of Guarantor is necessary to authorize the execution, delivery and performance by Guarantor of this Agreement for purposes of the Guarantor Provisions, (iv) Guarantor has duly executed and delivered this Agreement for the purposes of the Guarantor Provisions, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation with respect to the Guarantor Provisions, enforceable against Guarantor in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies), (v) no Governmental Approval is required to be obtained or made by or with respect to Guarantor in connection with the execution, delivery and performance of this Agreement for the purposes of the Guarantor Provisions, (vi) assuming the funding of the Debt Financing in accordance with the Debt Financing Commitment, Guarantor has, and will at the Closing have, the financial capacity to pay and perform its obligations under the Guarantor Provisions, and all funds necessary for Guarantor to fulfill its obligations under the Guarantor Provisions are available and shall be available to Guarantor for so long as the Guaranty shall remain in effect. Guarantor shall not take any action with the intent of (A) avoiding or circumventing any of Guarantor’s, Parent’s or Merger Sub’s respective representations, warranties, agreements, covenants or other obligations or (B) otherwise preventing Guarantor, Parent or Merger Sub from fulfilling their respective representations, warranties, agreements, covenants and other obligations, in the case of each of clauses (A) and (B), under this Agreement or the Subscription Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Company, Outdoor Products, Parent, Merger Sub and Guarantor has duly executed this Agreement, all as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Gary L. McArthur
Name:	Gary L. McArthur
Title:	Chief Executive Officer, Interim

[Signature Page to Agreement and Plan of Merger]

REVELYST, INC.

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	/s/ Petr Formánek
Name:	Petr Formánek
Title:	Director

[Signature Page to Agreement and Plan of Merger]

CSG ELEVATE III INC.

By:	/s/ Petr Formánek
Name:	Petr Formánek
Title:	Director

[Signature Page to Agreement and Plan of Merger]

CZECHOSLOVAK GROUP a.s., solely for purposes of the Guarantor Provisions,

By:	/s/ David Chour
	Name:	David Chour
	Title:	Vice-Chair of the Board

By:	/s/ Ladislav Štorek
	Name:	Ladislav Štorek
	Title:	Member of the Board

[Signature Page to Agreement and Plan of Merger]

Annex I
Glossary of Defined Terms

Term	Section
$	Section 9.03
Acceptable Confidentiality Agreement	Section 9.03
Action	Section 9.03
Affiliate	Section 9.03
Agent	Section 2.02
Agreement	Preamble
Alternative Financing	Section 6.13(b)Section 6.13(b)(i)
Annual Company Business Financial Statements	Section 4.06(c)
Annual Incentive Plan	Section 6.15(c)
Anoka Sublease	Section 9.03
Anti-Corruption Laws	Section 9.03
Appraisal Shares	Section 2.03(k)
Balance Sheet Date	Section 4.06(c)
Base Purchase Price	Section 9.03
Benefit Plan	Section 9.03
Bentonville Sublease	Section 9.03
Board of Directors	Section 9.03
Business Day	Section 9.03
Capitalization Date	Section 4.03(a)
CARES Act	Section 9.03
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.04
CFIUS	Section 9.03
CFIUS Approval	Section 9.03
Closing	Section 1.03
Closing Date	Section 1.03
Closing Debt	Section 9.03
Code	Section 9.03
Commercially Reasonable Terms	Section 6.13(b)Section 6.13(b)(ii)
Company	Preamble
Company Acquisition Agreement	Section 6.09(d)
Company Acquisition Proposal	Section 9.03
Company Adverse Recommendation Change	Section 6.09(d)
Company Assets	Section 9.03
Company Balance Sheet	Section 4.06(e)
Company Benefit Plan	Section 9.03
Company Business	Section 9.03
Company Common Stock	Section 2.01(b)
Company Disclosure Letter	Article IV
Company DSU	Section 9.03
Company Employee	Section 9.03
Company Equity Awards	Section 9.03
Company ESPP	Section 9.03
Company Financial Statements	Section 4.06(b)
Company Group	Section 9.03
Company Group Permits	Section 4.13(b)
Company Indemnified Parties	Section 6.05(a)
Company Intellectual Property	Section 4.16(a)
Company Leased Real Property	Section 4.15(b)
Company Material Adverse Effect	Section 9.03

Annex I

Term	Section
Company Material Contract	Section 4.17(a)
Company Option	Section 9.03
Company Owned Intellectual Property	Section 9.03
Company Owned Real Property	Section 4.15(a)
Company Pension Benefit Plan	Section 4.10(f)
Company Permitted Liens	Section 9.03
Company Preferred Stock	Section 4.03(a)
Company PSU	Section 9.03
Company Registered Intellectual Property	Section 4.16(a)
Company Related Parties	Section 8.03(e)
Company RSU	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Securities	Section 4.03(a)
Company Stock Plans	Section 9.03
Company Stockholder Approval	Section 4.04(d)
Company Stockholders’ Meeting	Section 6.02(a)
Company Subsidiary	Section 9.03
Company Superior Proposal	Section 9.03
Company Termination Fee	Section 8.03(b)(iii)
Company Welfare Benefit Plan	Section 4.10(c)
Confidentiality Agreement	Section 6.03
Consent	Section 9.03
Contract	Section 9.03
Contribution Amount	Section 9.03
Controlled Group Liability	Section 9.03
Court	Section 9.13(c)
Data Privacy Laws	Section 9.03
DDTC	Section 9.03
Debt Financing	Section 3.08
Debt Financing Commitments	Section 3.08
Debt Financing Sources	Section 3.08
DGCL	Section 9.03
dollars	Section 9.03
Domain Names	Section 9.03
DPA	Section 9.03
EDGAR	Article IV
Effective Time	Section 1.04
Employee Matters Agreement	Section 9.03
End Date	Section 8.01(b)(i)
Environment	Section 9.03
Environmental Laws	Section 9.03
Environmental Liability	Section 9.03
Environmental Matters	Section 9.03
Environmental Permit	Section 9.03
Equity Financing	Section 3.08
Equity Financing Commitment	Section 3.08
Equity Financing Source	Section 3.08
ERISA	Section 9.03
ERISA Affiliate	Section 9.03
Estimated Closing Adjustment Amount	Section 9.03
Estimated Closing Debt	Section 9.03
Estimated Closing Non-Cash Debt	Section 9.03
Estimated Closing Taxes	Section 9.03

Annex I

Term	Section
Estimated Transaction Expenses	Section 9.03
Exchange Act	Section 9.03
Excluded Information	Section 9.03
Existing ABL Credit Agreement	Section 9.03
Existing Credit Agreements	Section 9.03
Existing Notes	Section 9.03
Existing Notes Indenture	Section 9.03
Existing Notes Redemption	Section 6.14(d)
Existing Offering Period	Section 2.04(f)
Existing Term Loan Credit Agreement	Section 9.03
FCPA	Section 9.03
Filed SEC Documents	Article IV
Final Determination	Section 9.03
Financing	Section 3.08
Financing Commitments	Section 3.08
Financing Sources	Section 3.08
Form S‑4	Section 6.01(a)
Fraud	Section 9.03
GAAP	Section 9.03
GDPR	Section 9.03
Global Trade Laws	Section 9.03
Government Bid	Section 9.03
Government Contract	Section 9.03
Governmental Approval	Section 9.03
Governmental Authority	Section 9.03
Group	Section 9.03
Guaranteed Obligations	Section 9.15(a)
Guarantor	Preamble
Guarantor Provisions	Section 9.03
Guaranty	Section 9.15(a)
Hazardous Materials	Section 9.03
Historical Company Business Financial Statements	Section 4.06(c)
HSR Act	Section 9.03
Indebtedness	Section 9.03
Initial End Date	Section 8.01(b)(i)
Intellectual Property	Section 9.03
Intended Tax Treatment	Section 6.10(a)
Intercompany Contracts	Section 4.17(c)
Interim Balance Sheet	Section 4.06(c)
Interim Company Business Financial Statements	Section 4.06(c)
Internal Transactions	Section 9.03
Intervening Event	Section 9.03
Inventory	Section 4.28
IRS	Section 9.03
ITAR	Section 9.03
IT Systems	Section 9.03
Inventory	Section 4.28
Joint Notice	Section 6.04(c)
Judgment	Section 9.03
Know-How	Section 9.03
knowledge of Company	Section 9.03
knowledge of Parent	Section 9.03
Labor Agreement	Section 4.11(a)

Annex I

Term	Section
Law	Section 9.03
Lease Agreement	Section 9.03
Letter of Transmittal	Section 2.03(b)
Liabilities	Section 9.03
Lien	Section 9.03
Manhattan MSA	Section 9.03
Marketing Period	Section 9.03
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Exchange Fund	Section 2.03(a)
Merger Sub	Preamble
Merger Transactions	Section 9.03
Moelis	Section 4.19(b)
Morgan Stanley	Section 4.19(a)
Multiemployer Plan	Section 9.03
NYSE	Section 9.03
OFAC	Section 9.03
Other Sources	Section 9.03
Outdoor Products	Preamble
Outdoor Products Benefit Plan	Section 9.03
Outdoor Products Business	Section 9.03
Outdoor Products Common Stock	Section 9.03
Outdoor Products Employee	Section 9.03
Outdoor Products Equity Award	Section 9.03
Outdoor Products Group	Section 9.03
Outdoor Products Subsidiary	Section 9.03
Parent	Preamble
Parent Disclosure Letter	Article III
Parent Material Adverse Effect	Section 9.03
Parent Related Parties	Section 8.03(d)
Parent Termination Fee	Section 8.03(a)
Permit	Section 9.03
Person	Section 9.03
Personal Information	Section 9.03
Post-Closing Bonus	Section 6.15(c)
PPP	Section 9.03
Pre-Closing Bonus	Section 6.15(c)
Pre-Closing Separation	Section 9.03
Premium Cap	Section 6.05(b)
Privacy and Data Security Requirements	Section 9.03
Processing	Section 9.03
Protected Activity	Section 6.18(a)
Proxy Statement	Section 6.01(a)
Public Official	Section 9.03
R&W Insurance Policy	Section 9.03
Records	Section 9.03
Redacted Fee Letter	Section 9.03
Registered Intellectual Property	Section 9.03
Regulation S‑K	Section 9.03
Regulation S‑X	Section 9.03
Release	Section 9.03
Remedial Action	Section 4.14(h)
Representatives	Section 9.03

Annex I

Term	Section
Required Financial Information	Section 9.03
Restraint	Section 7.01(c)
Restrictive Covenants	Section 6.18(b)
Review Laws	Section 6.04(b)
Rule 144A	Section 6.13(c)
Sanctioned Country	Section 9.03
Sanctioned Person	Section 9.03
Sanctions	Section 9.03
Sarbanes-Oxley Act	Section 9.03
SEC	Section 9.03
Securities Act	Section 9.03
Separation	Section 9.03
Separation Agreement	Recitals
Software	Section 9.03
Subscription	Recitals
Subscription Agreement	Recitals
Subscription Amount	Section 9.03
Subsidiary	Section 9.03
Surviving Corporation	Section 1.02
Tax Return	Section 9.03
Taxes	Section 9.03
Top Customers	Section 4.17(a)(xiii)
Top Vendors	Section 4.17(a)(xiii)
Trademarks	Section 9.03
Transaction Documents	Section 9.03
Transaction Expenses	Section 9.03
Transactions	Section 9.03
Transition Services Agreement	Section 9.03
UK NSIA	Section 9.03
UK NSIA Notice	Section 9.03
Vista Outdoor DSU	Section 9.03
Vista Outdoor Equity Awards	Section 9.03
Vista Outdoor Option	Section 9.03
Vista Outdoor Pre-Closing Stock Price	Section 9.03
Vista Outdoor PSU	Section 9.03
Vista Outdoor RSU	Section 9.03
Voting Company Debt	Section 4.03(a)

Annex I

Exhibit A

SEPARATION AGREEMENT

[***]

Exh. A

Exhibit B

SUBSCRIPTION AGREEMENT

[***]

Exh. B

Exhibit C

EMPLOYEE MATTERS AGREEMENT

[***]

Exh. C

Exhibit D

TRANSITION SERVICES AGREEMENT

[***]

Exh. D

Exhibit E

MANHATTAN MANUFACTURING AND SUPPLY AGREEMENT

[***]

Exh. E

Exhibit F

ANOKA SUBLEASE

[***]

Exh. F

Exhibit G

BENTONVILLE SUBLEASE

[***]

Exh. G

Exhibit H

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VISTA OUTDOOR INC.

Vista Outdoor Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify the following:

The Corporation was incorporated under the name “Vista SpinCo Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 24, 2014 (the “Original Certificate of Incorporation”). The name of the Corporation was changed to Vista Outdoor Inc. by amendment to the Original Certificate of Incorporation on August 7, 2014. The Corporation adopted that certain Amended and Restated Certificate of Incorporation of Vista Outdoor Inc. on February 9, 2015 (the “Amended and Restated Certificate of Incorporation”).

This Second Amended and Restated Certificate of Incorporation of [Surviving Corporation] (this “Second Amended and Restated Certificate of Incorporation”), which both amends and restates the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation and approved by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

1.	The name of the Corporation is [Surviving Corporation].

2.
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.	The total number of shares of stock which the Corporation is authorized to issue is 100,000. All shares shall be Common Stock par value $0.01 per share and are to be of one class.

5.
Unless and except to the extent that the bylaws, as amended and amended and restated from time to time, of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation (each a “Director”) need not be by written ballot.

6.
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws.

7.
No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer

Exh. H

occurring prior to such amendment or repeal. To the fullest extent permitted by law, for purposes of this Section 7, “fiduciary duty as a director” shall include, without limitation, any fiduciary duty arising from serving at the Corporation’s request as a director of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, organization, employee benefit plan or other legal entity or enterprise.

8.
To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, the Corporation may provide indemnification of (and advancement of expenses to) its current and former directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

9.
The Corporation shall have the right, subject to any express provisions or restrictions contained in this Second Amended and Restated Certificate of Incorporation or the Bylaws, from time to time, to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a Director or stockholder of the Corporation by this Second Amended and Restated Certificate of Incorporation or any amendment thereof are conferred subject to such right.

[Remainder of Page Intentionally Left Blank]

Exh. H

IN WITNESS WHEREOF, I, [______], a duly authorized officer of Vista Outdoor Inc., have executed this Second Amended and Restated Certificate of Incorporation as of [____].

By

Name: [______]
Title: [______]

[Signature Page - Second Amended and Restated Certificate of Incorporation]

Exhibit I

BYLAWS OF THE SURVIVING CORPORATION

[***]

Exh. I

ANNEX B

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated May 27, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).

Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023 (the “Merger Agreement”).

WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of $1,910,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $12.90 (such cash amount, the “Cash Consideration”).

WHEREAS, CSG has agreed to increase the Base Purchase Price from $1,910,000,000 to $1,960,000,000.

WHEREAS, the Parties wish to increase the amount of the Cash Consideration from $12.90 to $16.00.

WHEREAS, the Merger Agreement currently contemplates that all Vista Outdoor RSUs will be cashed out in connection with the contemplated Transactions.

WHEREAS, the Parties wish that certain Vista Outdoor RSUs held by Company employees be converted into restricted cash awards at Closing, subject to the same terms and conditions as the corresponding Vista Outdoor RSUs, including vesting terms, to the extent necessary to avoid adverse tax consequences to such employees and the Company under Sections 280G and 4999 of the Internal Revenue Code.

WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$12.90” with a reference to “$16.00”.

2.	Section 2.04 of the Merger Agreement is hereby amended by:

a.	deleting Section 2.04(a) in its entirety and replacing it with the following:

“(a)          Each Vista Outdoor RSU held by a Company Employee or a non-employee director of Company who does not become a non-employee director of Outdoor Products immediately following the Effective Time, and which is a Vista Outdoor Cash-out RSU, shall, as of the Effective Time, in each case, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor RSU immediately prior to the Effective Time and (ii) the Vista Outdoor Pre-Closing Stock Price. Each Vista Outdoor RSU that is a Vista Outdoor Rollover RSU held by a Company Employee shall, as of the Effective Time, be canceled and converted into a time-based restricted cash award (each, a “Converted Cash Award”) representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor RSU as of immediately prior to the Effective Time and (ii) the Vista Outdoor Pre-Closing Stock Price, with the same terms and conditions, including with respect to vesting (including any accelerated vesting provisions, including under any Company Benefit Plan applicable to such Vista Outdoor RSU), as were applicable to the corresponding Vista Outdoor RSU immediately prior to the Effective Time. As of the Effective Time, all Vista Outdoor RSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein (except as set forth in Section 2.04(b) of the Company Disclosure Letter), and each holder of a Vista Outdoor RSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(a) in respect thereof.”

b.	deleting Section 2.05 in its entirety and replacing it with the following:

“Payments With Respect to Vista Outdoor Equity Awards. Promptly
after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time, other than with respect to the Converted Cash Awards), the Surviving Corporation or its applicable Affiliate shall pay through its payroll systems (or, if a payroll systems payment is not reasonably practicable, by wire transfer or such other method as Company typically utilizes for such payments) the amounts due pursuant to Sections 2.04(a), 2.04(b), 2.04(c) and 2.04(d); provided, however, that (i) each Vista Outdoor DSU shall be paid in accordance with the applicable holder’s election with respect to the timing of such payment, (ii) each Converted Cash Award shall be paid by the Surviving Corporation or its applicable Affiliate through its payroll systems in accordance with the vesting and settlement terms of such Converted Cash Award (but in any event, no later than the first payroll date that occurs more than five Business Days after the applicable vesting date(s)) and (iii) any such payments will be less applicable Tax withholdings.”

3.	Section 9.03 of the Merger Agreement is hereby amended by:

a.	replacing the existing defined term “Base Purchase Price” with the following definition:

“Base Purchase Price” means $1,960,000,000.

b.	adding the following definitions after the defined terms “UK NSIA Notice” and “Vista Outdoor PSU” respectively:

“Vista Outdoor Cash-out RSU” means any Vista Outdoor RSU that is not a Vista Outdoor Rollover RSU.

“Vista Outdoor Rollover RSU” means any Vista Outdoor RSU designated by Company as a Vista Outdoor Rollover RSU prior to the Effective Time in accordance with the methodology set forth in Section 9.03 of the Company Disclosure Letter.

4.	Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Vice-Chairman of the Board

By:	/s/ Zdeněk Jurák
Name:	Zdeněk Jurák
Title:	Member of the Board

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANNEX C

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2, dated June 23, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).

Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024 (the “Merger Agreement”).

WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of
$1,960,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $16.00 (such cash amount, the “Cash Consideration”).

WHEREAS, CSG has agreed to increase the Base Purchase Price from $1,960,000,000 to $2,000,000,000.

WHEREAS, the Parties wish to increase the amount of the Cash Consideration from
$16.00 to $18.00.

WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$16.00” with a reference to “$18.00”.

2.	Section 9.03 of the Merger Agreement is hereby amended by replacing the existing defined term “Base Purchase Price” with the following definition:

“Base Purchase Price” means $2,000,000,000.

3.	Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Vice-Chairman of the Board

By:	/s/ Zdeněk Jurák
Name:	Zdeněk Jurák
Title:	Member of the Board

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

ANNEX D

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 3, dated July 7, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).

Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024 and June 23, 2024 (the “Merger Agreement”).

WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of
$2,000,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $18.00 (such cash amount, the “Cash Consideration”).

WHEREAS, CSG has agreed to increase the Base Purchase Price from $2,000,000,000 to $2,100,000,000.

WHEREAS, the Parties wish to increase the amount of the Cash Consideration from
$18.00 to $21.00.

WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$18.00” with a reference to “$21.00”.

2.	Section 9.03 of the Merger Agreement is hereby amended by replacing the existing defined term “Base Purchase Price” with the following definition:

“Base Purchase Price” means $2,100,000,000.

3.	Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Vice-Chairman of the Board

By:	/s/ Zdeněk Jurák
Name:	Zdeněk Jurák
Title:	Member of the Board

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

ANNEX E

AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 4, dated July 21, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).

Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024, June 23, 2024 and July 7, 2024 (the “Merger Agreement”).

WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of
$2,100,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $21.00 (such cash amount, the “Cash Consideration”).

WHEREAS, CSG has agreed to increase the Base Purchase Price from $2,100,000,000 to $2,150,000,000.

WHEREAS, the Parties wish to increase the amount of the Cash Consideration from
$21.00 to $24.00.

WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$21.00” with a reference to “$24.00”.

2.	Section 9.03 of the Merger Agreement is hereby amended by replacing the existing defined term “Base Purchase Price” with the following definition:

“Base Purchase Price” means $2,150,000,000.

3.	Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Chief Executive Officer

[Signature Page to Amendment No. 4 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Vice-Chairman of the Board

By:	/s/ Zdeněk Jurák
Name:	Zdeněk Jurák
Title:	Member of the Board

[Signature Page to Amendment No. 4 to Agreement and Plan of Merger]

ANNEX F

Summary of Appraisal Rights

Defined terms used in this summary have the meaning given to them in the Proxy Statement/Prospectus. If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Vista Outdoor Common Stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Vista Outdoor Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Vista Outdoor Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. The Proxy Statement/Prospectus serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Vista Outdoor Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Vista Outdoor Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of the Proxy Statement/Prospectus. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement.

A holder of record or a beneficial owner of shares of Vista Outdoor Common Stock who, in each case, (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger Proposal or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by Vista Outdoor and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Vista Outdoor Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. The Proxy Statement/Prospectus constitutes Vista Outdoor’s notice to its stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Vista Outdoor Common Stock, you must satisfy each of the following conditions: you must deliver to Vista Outdoor a written demand for appraisal of your shares of Vista Outdoor Common Stock before the taking of the vote on the Merger, which demand must reasonably inform Vista Outdoor of the identity of the holder of record of shares of Vista Outdoor Common Stock who intends to demand appraisal of his, her or its shares of Vista Outdoor Common Stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by Vista Outdoor and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the Merger Proposal; you must hold your shares of Vista Outdoor Common Stock continuously through the Effective Time; and you must comply with the other applicable requirements of Section 262.

A Vista Outdoor stockholder who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:

Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Attention: General Counsel and Corporate Secretary

A record holder who holds shares of Vista Outdoor Common Stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Vista Outdoor Common Stock covered by such demand. Where the number of shares of Vista Outdoor Common Stock is not expressly stated, the demand will be presumed to cover all shares of Vista Outdoor Common Stock outstanding in the name of such record owner.

Within ten (10) days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective to (i) each Vista Outdoor stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Proposal and (ii) any beneficial owner who has demanded appraisal under Section 262. At any time within sixty (60) days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration specified by the Merger Agreement for that person’s shares of Vista Outdoor Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Vista Outdoor Common Stock held by all persons that have demanded appraisal. There is no present intent on the part of Vista Outdoor or the Surviving Corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that Vista Outdoor and the Surviving Corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Vista Outdoor Common Stock. Accordingly, persons who desire to have their shares of Vista Outdoor Common Stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty (120) days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

In addition, within one hundred twenty (120) days after the Effective Time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Vista Outdoor Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by the Surviving Corporation and the aggregate number of holders of such shares. Such statement must be given within ten (10) days after the written request therefor has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for the delivery of demands as described above, whichever is later.

Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation shall be required to, within twenty (20) days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Vista Outdoor Common Stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such persons set forth on the Chancery List.

If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court of Chancery will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court of Chancery may require the persons who have demanded an appraisal of their shares of Vista Outdoor Common Stock and who hold shares represented by certificates to submit their certificates of shares of Vista Outdoor Common Stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. If immediately before the Merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

Upon application by the Surviving Corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings, the Delaware Court of Chancery shall determine the fair value of shares of Vista Outdoor Common Stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Vista Outdoor Common Stock as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person.

When the fair value of the shares of Vista Outdoor Common Stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.

Although Vista Outdoor believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the Surviving Corporation does not anticipate offering more than the Merger

Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Vista Outdoor Common Stock is less than the Merger Consideration.

In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Vista Outdoor Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.

Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Vista Outdoor Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Vista Outdoor stockholders of record at a date prior to the Effective Time.

No appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time. If no petition for appraisal is filed with the Delaware Court of Chancery within one hundred twenty (120) days after the Effective Time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights.

Forward-Looking Statements

Some of the statements made and information contained in these materials, excluding historical information, are “forward-looking statements,” including those that discuss, among other things: Vista Outdoor Inc.’s (“Vista Outdoor”, “we”, “us” or “our”) plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “should” and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995.

Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the Transaction, including (i) the failure to receive, on a timely basis or otherwise, the required approval of the Transaction by our stockholders, (ii) the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (iii) the possibility that competing offers or acquisition proposals may be made, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the Transaction, including in circumstances which would require Vista Outdoor to pay a termination fee, (v) the effect of the announcement or pendency of the Transaction on our ability to attract, motivate or retain key executives and employees, our ability to maintain relationships with our customers, vendors, service providers and others with whom we do business, or our operating results and business generally, (vi) risks related to the Transaction diverting management’s attention from our ongoing business operations and (vii) that the Transaction may not achieve some or all of any anticipated benefits with respect to either business segment and that the Transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all; risks related to the review of strategic alternatives announced on July 30, 2024 (“Review”), including (i) the terms, structure, benefits and costs of any transaction that may result from the Review, (ii) the timing of any such transaction that may result from the Review and whether any such transaction will be consummated at all, (iii) the effect of the announcement of the Review on our ability to attract, motivate or retain key executives and employees, our ability to maintain relationships with our customers, vendors, service providers and others with whom we do business, or our operating results and business generally, (iv) risks related to the Review diverting management’s attention from our ongoing business operations, (v) the costs or expenses resulting from the Review, (vi) any litigation relating to the Review and (vii) the Review may not achieve some or all of any anticipated benefits of the Review; impacts from the COVID-19 pandemic on our operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; our association with the firearms industry; others’ use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the conflict in the Gaza strip, the COVID-19 pandemic or another pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers.

You are cautioned not to place undue reliance on any forward-looking statements we make, which are based only on information currently available to us and speak only as of the date hereof. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2024, and in the filings we make with the SEC from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

No Offer or Solicitation

This communication is neither an offer to sell, nor a solicitation of an offer to buy any securities, the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

These materials may be deemed to be solicitation material in respect of the Transaction. In connection with the Transaction, Revelyst, Inc., a subsidiary of Vista Outdoor, filed with the SEC a registration statement on Form S-4 in connection with the proposed issuance of shares of common stock of Revelyst, Inc. to Vista Outdoor stockholders pursuant to the Transaction, which Form S-4 includes a proxy statement of Vista Outdoor that also constitutes a prospectus of Revelyst, Inc. (the “proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING OUR PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The registration statement was declared effective by the SEC on March 22, 2024, and we have mailed the definitive proxy statement/prospectus to each of our stockholders entitled to vote at the meeting relating to the approval of the Transaction. Investors and stockholders may obtain the proxy statement/prospectus and any other documents free of charge through the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Vista Outdoor will be available free of charge on our website at www.vistaoutdoor.com.

Participants in Solicitation

Vista Outdoor, Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. and their respective directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from our stockholders in respect of the Transaction. Information about our directors and executive officers is set forth in our proxy statement on Schedule 14A for our 2024 Annual Meeting of Stockholders, which was filed with the SEC on July 24, 2024, and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge through the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants in the solicitation of proxies in connection with the Transaction, which may, in some cases, be different than those of our stockholders generally, is also included in the proxy statement/prospectus relating to the Transaction.